As filed with the Securities and Exchange Commission on January
24
, 2024
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Beachbody Company, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3600	85-3222090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
400 Continental Blvd, Suite 400
El Segundo,
CA
90245
(310)
883-9000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Carl Daikeler
Chief Executive Officer
The Beachbody Company, Inc
400 Continental Blvd, Suite 400
El Segundo,
CA
90245
(310)
883-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven B. Stokdyk, Esq.
Brent T. Epstein, Esq.
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
(213)
485-1234

Approximate date of commencement of proposed sale of the securities to the public
: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a
post-effective
amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a
post-effective
amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 24, 2024

543,590 shares of Class A Common Stock

Issuable upon Exercise of Outstanding Warrants

This prospectus relates to the resale from time to time, by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” of up to 543,590 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), they may acquire upon the exercise of outstanding warrants, which we refer to as the “Common Warrants.” We issued the Common Warrants to the selling shareholders in a private placement which was completed on December 13, 2023. The Common Warrants have an exercise price of $11.24 per share, and are exercisable at any time beginning six months following their original issuance and will expire five and a half years from the original issuance date.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their Class A Common Stock or interests in their Class A Common Stock on any stock exchange, market or trading facility on which the Class A Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the shares of Class A Common Stock by the selling shareholders. However, we will receive the proceeds of any cash exercise of the Common Warrants. If all of the Common Warrants are exercised for cash, we will receive aggregate proceeds of approximately $6.1 million. See “Use of Proceeds” beginning on page 47 and “Plan of Distribution” beginning on page 112 of this prospectus for more information.

Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “BODY.” On January 23, 2024, the last reported sales price of our Class A Common Stock on the NYSE was $8.65 per share.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2024.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“2021 Plan” are to the Beachbody Company, Inc. 2021 Incentive Award Plan;

•	“2023 Employment Inducement Incentive Award Plan” are to the Beachbody Company, Inc. 2023 Employment Inducement Incentive Award Plan;

•	“Beachbody” are to FRX after the Business Combination and its name change from Forest Road Acquisition Corp.;

•	“Beachbody Options” are to options to purchase shares of our common stock;

•	“Beachbody Restricted Stock” are to restricted shares of our common stock;

•	“Beachbody RSUs” are to restricted stock units based on shares of our common stock;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•

“Business Combination” are to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 9, 2021, by and among FRX, BB Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of FRX, Myx Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of FRX, The Beachbody Company Group, LLC, a Delaware limited liability company and Myx Fitness Holdings, LLC, a Delaware limited liability company;

•	“Bylaws” are to the Amended and Restated Bylaws of The Beachbody Company, Inc.;

•	“Certificate of Incorporation” are our second amended and restated certificate of incorporation, as amended;

•	“Class A Common Stock” are to shares of our Class A common stock, par value $0.0001 per share;

•	“Class X Common Stock” are to shares of our Class X common stock, par value $0.0001 per share;

•	“Company,” “we,” “us” and “our” are to FRX prior to the Business Combination and to Beachbody after the Business Combination and its change of name to The Beachbody Company, Inc.;

•	“common stock” are to our Class A Common Stock and Class X Common Stock, collectively;

•	“Common Warrants” are to the warrants to purchase up to 543,590 shares of our Class A Common Stock at an exercise price of $11.24, originally issued in connection with the offering;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“ESPP” are to our 2021 Employee Stock Purchase Plan;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“FRX” or “Forest Road” are to Forest Road Acquisition Corp., prior to the Business Combination;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Management Awards” are to equity awards under the 2020 Plan in the form of restricted stock units expected to be granted to certain of our employees within 90 days following the Closing;

•	“NYSE” are to the New York Stock Exchange;

•

“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•	“Pre-funded Warrants” are to the 122,821 warrants to purchase up to 122,821 shares of our Class A Common Stock at an exercise price of $0.0001 per share;

•	“Organizational Documents” are to the Certificate of Incorporation and the Bylaws;

•	“Private Placement” are to the issuance and sale of Common Warrants to purchase 543,590 shares of Class A Common Stock in a private placement to the selling shareholders;

•	“public shareholders” are to holders of public shares, whether acquired in FRX’s initial public offering or acquired in the secondary market;

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“public shares” are to the FRX Class A ordinary shares, par value $0.0001 per share, (including those that underlie the units) that were offered and sold by FRX in its initial public offering and registered pursuant to the IPO registration statement or the shares of our common stock issued as a matter of law upon the conversion thereof at the time of the Business Combination, as context requires;

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“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by FRX in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Beachbody issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•	“redemption” are to each redemption of public shares for cash pursuant to the Organizational Documents;

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“Registered Direct Offering” are to the issuance and sale of 420,769 shares of Class A Common stock and Pre-funded Warrants to purchase up to an aggregate 122,821 shares of Class A Common Stock in a registered direct offering;

•

“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement entered into by and among Beachbody, Forest Road Acquisition Sponsor LLC, a Delaware limited liability company, certain equity holders of The Beachbody Company Group, LLC and Carl Daikeler, Mary Conlin, John Salter, Michael Heller, Ben Van de Bunt and Kevin Mayer (collectively with Forest Road and the Beachbody Holders, the “Holders”) pursuant to which we were required to register for resale common shares held by the Holders;

•	“Reverse Stock Split” are to the 1-for-50 reverse stock split of our issued and outstanding common stock, effected on November 21, 2023;

•	“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Forest Road Acquisition Sponsor LLC, a Delaware limited liability company;

•	“warrants” are to the public warrants, Common Warrants, warrants to purchase our Class A Common Stock originally issued to affiliates of Blue Torch Finance, LLC, warrants to purchase our Class A

Common Stock, originally issued to Akron Supplement, LLC and Schwarzenegger Blind Trust in connection with the acquisition of Ladder, LLC, Pre-funded Warrants and warrants entitling the holder to purchase one share of our Class A Common Stock, originally issued in a private placement in connection with the initial public offering of FRX.

Additionally, when we refer to “Beachbody,” “BODi,” “we,” “our,” “us” and the “Company” in this prospectus, we mean The Beachbody Company, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the Class A Common Stock offered hereby.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, including statements about the financial condition, results of operations, earnings outlook and prospects of BODi. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on our current expectations as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to the following:

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our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit, operating expenses including changes in selling and marketing, general and administrative, and enterprise technology and development expenses (including any components of the foregoing) and our ability to achieve and maintain future profitability;

•	our anticipated growth rate and market opportunity;

•	our liquidity and ability to raise financing;

•	our success in retaining or recruiting, or changes required in, officers, key employees or directors;

•	other than the Pre-funded Warrants, our warrants are accounted for as liabilities and changes in the value of such warrants could have a material effect on our financial results;

•	our ability to effectively compete in the fitness and nutrition industries;

•	our ability to successfully acquire and integrate new operations;

•	our reliance on a few key products;

•	market conditions and global and economic factors beyond our control;

•	intense competition and competitive pressures from other companies worldwide in the industries in which we will operate;

•	litigation and the ability to adequately protect our intellectual property rights; and

•	other risks and uncertainties set forth in this prospectus under the heading “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

You should not place undue reliance upon our forward-looking statements.

Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”

Unless context otherwise requires, references in this prospectus to “Beachbody,” “BODi,” the “Company,” “we,” “us” or “our” refer to the business of The Beachbody Company, Inc. and its consolidated subsidiaries.

The Company

BODi is a leading subscription health and wellness company. We focus primarily on digital content, supplements, connected fitness, and consumer health and wellness. Our goal is to continue to provide holistic health and wellness content and subscription-based solutions. We are the creator of some of the world’s most popular fitness programs, including P90X, Insanity, and 21 Day Fix, which transformed the at-home fitness market and disrupted the global fitness industry by making it accessible for people to get results—anytime, anywhere. Our comprehensive nutrition-first programs, Portion Fix and 2B Mindset, teach healthy eating habits and promote healthy, sustainable weight loss. These fitness and nutrition programs are available through our Beachbody On Demand and Beachbody On Demand Interactive streaming services.

We offer nutritional products such as Shakeology nutrition shakes, BEACHBAR snack bars, and Ladder premium supplements as well as a professional-grade stationary cycle with or without a 360-degree touch screen tablet and connected fitness software. Leveraging our history of fitness content creation, nutrition innovation, and our network of micro-influencers, whom we call “Partners”, we plan to continue market penetration into the health and wellness markets to reach a wider health, wellness and fitness audience.

Our revenue is generated primarily through our network of Partners, social media marketing channels, and direct response advertising. Components of revenue include recurring digital subscription revenue, revenue from the sale of nutritional and other products, and connected fitness revenue. In addition to selling individual products on a one-time basis, we bundle digital and nutritional products together at discounted prices.

Corporate Information

We were incorporated under the name “Forest Road Acquisition Corp.” on September 24, 2020 as a Delaware corporation for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 25, 2021, we changed our name to “The Beachbody Company, Inc.”

Our principal executive office is located at 400 Continental Blvd, Suite 400, El Segundo, California 90245. Our telephone number is (310) 883-9000. Our website address is www.beachbody.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Recent Developments

Reverse Stock Split

On November 21, 2023, the Company effected a 1-for-50 reverse stock split (the “Reverse Stock Split”) of all issued and outstanding shares of the Company’s common stock. As a result of the Reverse Stock Split, every

50 outstanding shares of the Company’s common stock before the Reverse Stock Split represents one share of the applicable class of common stock after the Reverse Stock Split. On a pre-split basis, the Company had 312,162,129 and 309,583,773 shares of common stock issued and outstanding as of December 31, 2022 and 2021, respectively. On a post-split basis, the Company had 6,243,243 and 6,191,675 shares of common stock issued and outstanding as of December 31, 2022 and 2021, respectively.

Registered Direct Offering and Private Placement

On December 10, 2023, we entered into a securities purchase agreement with the selling shareholders for the issuance and sale of 420,769 shares of Class A Common Stock and pre-funded warrants to purchase up to an aggregate of 122,821 shares of Class A Common Stock (the “Pre-funded Warrant”) in a registered direct offering (the “Registered Direct Offering”) and Common Warrants to purchase 543,590 shares of Class A Common Stock in a concurrent private placement (the “Private Placement”). The public offering price was $9.75 for each share of Class A Common Stock and $9.7499 for each Pre-funded Warrant. The Common Warrants have an exercise price of $11.24 per share, and are exercisable at any time beginning June 13, 2024 and will expire on June 13, 2029. The closing of the issuance and sale of these securities was consummated on December 13, 2023. The gross proceeds from the offering, prior to deducting offering expenses and placement agent fees and expenses payable by us, were approximately $5.3 million. On January 10, 2024, the holder of the Pre-funded Warrants exercised such warrants in full for a nominal exercise price of $0.0001 per share of Class A Common Stock. As a result of such exercise, the Company delivered 122,821 shares of Class A Common Stock to the holder of the Pre-funded Warrants. This prospectus covers the resale or other disposition by the selling shareholders of the shares of Class A Common Stock issuable upon the exercise of the Common Warrants.

Consent and Amendment to Financing Agreement

On January 9, 2024, Beachbody, LLC, a subsidiary of the Company (the “Borrower”), the lenders party thereto and Blue Torch Finance, LLC (“Blue Torch”), as collateral agent and as administrative agent, entered into that certain Consent No. 1 and Amendment No. 3 to Financing Agreement (the “Consent and Amendment”), which amended the Company’s existing Financing Agreement, dated as of August 8, 2022 (as previously amended, the “Financing Agreement”), by and among the Company, the Borrower, the lenders party thereto from time to time and Blue Torch, as collateral agent and as administrative agent, which provided for a senior secured term loan facility in an original aggregate principal amount of $50.0 million (the “Term Loan”).

The Consent and Amendment, among other things, (i) consents to the sale of certain assets by the Borrower and (ii) amends certain terms of the Financing Agreement, including without limitation, to amend the minimum liquidity financial covenant thereunder, to adjust the minimum liquidity levels to (A) $19.0 million at all times from January 9, 2024 through March 31, 2024, and (B) $24.0 million at all times thereafter through the maturity of the Term Loan.

In connection with the Consent and Amendment, on January 9, 2024, the Borrower made a partial prepayment of the Term Loan in an aggregate principal amount of $1.0 million, together with accrued interest thereon and a related prepayment premium equal to $30,000.

Risk Factors

Summary of Risk Factors

•	If we are unable to anticipate and satisfy consumer preferences and shifting views of health, fitness and nutrition, our business may be adversely affected.

•	If we are unable to sustain pricing levels for our products and services, our business could be adversely affected.

•	Our success depends on our ability to maintain the value and reputation of our brands.

•	The perception of the effects or value of our products may change over time, which could reduce customer demand.

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We may not successfully execute or achieve the expected benefits of our strategic alignment initiatives and other cost-saving measures we may take in the future, and our efforts may result in further actions and/or additional asset impairment charges and adversely affect our business.

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Our marketing strategy relies on the use of social media platforms and any negative publicity on such social media platforms may adversely affect the public perception of our brand, and changing terms or conditions or ways in which advertisers use their platforms may adversely affect our ability to engage with customers.

•	We may be unable to attract and retain customers, which would materially and adversely affect our business, results of operations and financial condition.

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Our customers use their connected fitness products and fitness accessories to track and record their workouts. If our products fail to provide accurate metrics and data to our customers, our brand and reputation could be harmed and we may be unable to retain our customers.

•	Our business relies on sales of a few key products.

•	If there are any material delays or disruptions in our supply chain, or errors in forecasting of the demand for our products and services, our business may be adversely affected.

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The failure or inability of our contract manufacturers to comply with the specifications and requirements of our products could result in product recall, which could adversely affect our reputation and subject us to significant liability should the consumption of any of our products cause or be claimed to cause illness or physical harm.

•	If any of our products are unacceptable to us or our customers, or any other change in the competitive landscape and activities of our competitors, our business could be harmed.

•	Our business model relies on high quality customer service, and any negative impressions of our customer service experience may adversely affect our business and result in harm to our reputation.

•	The seasonal nature of our business could cause operating results to fluctuate.

•	If we fail to obtain and retain high-profile strategic relationships, or if the reputation of any of these parties is impaired, our business may suffer.

•	Our founder has control over all stockholder decisions because he controls a substantial majority of our voting power through “super” voting stock.

•	Our financing agreement restricts our current and future operations and our ability to engage in certain business and financial transactions and may adversely affect our business.

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Our ability to generate the significant amount of cash needed to pay interest and principal on our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

•	There can be no assurance that we can further penetrate existing markets or that we can successfully expand our business into new markets.

•	We may expand into international markets, which would expose us to significant risks.

•	The price of shares of our Class A Common Stock may experience volatility and the market price of our Class A Common Stock after this offering may drop below the price you pay.

•	You may experience future dilution as a result of future equity offerings or other equity issuances.

•	The number of shares of our Class A Common Stock available for future issuance or resale could adversely affect the market price of our Class A Common Stock.

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Because we do not expect to declare cash dividends on our Class A Common Stock in the foreseeable future, shareholders must rely on appreciation of the value of our Class A Common Stock for any return on their investment.

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We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition and results of operations.

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We collect, store, process, and use personal information and other customer data which subjects us to legal obligations and laws and regulations related to data security and privacy, and any actual or perceived failure to meet those obligations could harm our business.

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Any major disruption or failure of our information technology systems or websites, or our failure to successfully implement upgrades and new technology effectively, could adversely affect our business and operations.

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We face risks, such as unforeseen costs and potential liability in connection with allegations of injuries arising from equipment we supply and content we produce, license, advertise, and distribute through our various content delivery platforms.

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Our nutritional products must comply with regulations of the Food and Drug Administration, (“FDA”), as well as state, local and applicable international regulations. Any non-compliance with the FDA or other applicable regulations could harm our business.

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Our network of micro-influencers, whom we call “Partners”, could be found not to be in compliance with current or newly adopted laws or regulations in one or more markets, which could have a material adverse effect on our business.

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Our products or services offered as part of automatically renewing subscriptions or memberships could be found not to be in compliance with laws or regulations in one or more markets, which could have a material adverse effect on our business.

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Our BODi Bikes and other products may be subject to warranty claims, recalls or intellectual property disputes that could result in significant direct or indirect costs, each of which could have an adverse effect on our business, financial condition, and results of operations.

THE OFFERING

This prospectus relates to the resale or other disposition from time to time by the selling shareholders identified in this prospectus of up to 543,590 shares of Class A Common Stock issuable upon exercise of the Common Warrants. None of the shares registered hereby are being offered for sale by us.

Class A Common Stock offered by the selling shareholders	Up to 543,590 shares of Class A Common Stock issuable upon exercise of the Common Warrants.

Common stock to be outstanding after the offering	7,374,070 shares, assuming the exercise in full of the Common Warrants.

Use of Proceeds	We will receive the proceeds of any cash exercise of the Common Warrants. We intend to use the net proceeds from any cash exercise of the Common Warrants for working capital and general corporate purposes. We will not receive any proceeds from the resale or other disposition of the shares of Class A Common Stock offered by the selling shareholders under this prospectus. See “Use of Proceeds.”

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 10 of this prospectus and the information disclosed in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, as well as the other information set forth in our other filings under the Exchange Act that are incorporated herein by reference, before making a decision to invest in our securities.

Listing	Our Class A Common Stock is traded on the NYSE under the trading symbol “BODY.”

The number of shares of our common stock to be outstanding immediately after this offering and, unless otherwise indicated, the information in this prospectus supplement, is based on 4,101,477 shares of Class A Common Stock and 2,729,003 shares of Class X Common Stock issued and outstanding as of January 17, 2024, and excludes as of that date:

•

796,417 shares of Class A Common Stock reserved for future issuance under the Company’s benefit plans, including the Company’s Amended and Restated 2020 Equity Compensation Plan, the Company’s 2021 Incentive Award Plan, the Company’s 2021 Employee Stock Purchase Plan and the Company’s 2023 Employment Inducement Incentive Award Plan;

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1,458,408 shares of Class A Common Stock issuable upon the exercise of outstanding options, settlement of outstanding restricted stock units and exercise or settlement of any other rights to purchase or otherwise acquire shares of Class A Common Stock (other than options or rights reserved for issuance under the Company’s benefit plans, which are included above); and

•	480,615 shares of Class A Common Stock issuable pursuant to the Company’s outstanding warrants.

Except as otherwise indicated, all information in this prospectus supplement assumes (i) no exercise or conversion of the outstanding options or warrants described above; (ii) all of the Pre-funded Warrants previously issued are exercised; and (iii) all of the Common Warrants are exercised.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

In the course of conducting our business operations, we are exposed to a variety of risks. These risks are generally inherent to the fitness industry or otherwise generally impact companies like us. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of shares of our common stock could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

If we are unable to anticipate and satisfy consumer preferences and shifting views of health, fitness and nutrition, our business may be adversely affected.

The fitness industry is highly susceptible to changes in consumer preferences. Our success depends on our ability to anticipate and satisfy consumer preferences relating to health, fitness and nutrition. Our business is, and all of our workouts and products are, subject to changing consumer preferences that cannot be predicted with certainty. Consumers’ preferences for health and fitness services and products, including the technology through which they consume these services and products, could shift rapidly to offerings different from what we offer, and we may be unable to anticipate and respond to such shifts in consumer preferences. It is also possible that competitors could introduce new products, services and/or technologies that negatively impact consumer preference for our workouts and products. In addition, developments or shifts in research or public opinion on the types of workouts and products we provide could negatively impact our business. Even if we are successful in anticipating consumer preferences, our ability to adequately react to and address those preferences will in part depend upon our continued ability to develop and introduce innovative, high-quality health and fitness services. Our failure to effectively introduce new health and fitness services that are accepted by consumers could result in a decrease in revenue, which could have a material adverse effect on our financial condition and adversely impact our business.

The perception of the effects of our nutritional products may change over time, which could reduce customer demand.

A substantial portion of our revenues is derived from our Shakeology line of products. We believe that these nutritional products have, or are perceived to have, positive effects on health, and compete in a market that relies on innovation and evolving consumer preferences. However, the nutritional industry is subject to changing consumer trends, demands and preferences. Additionally, the science underlying nutritious foods and dietary supplements is constantly evolving. Therefore, products once considered healthy may over time become disfavored by consumers or no longer be perceived as healthy. Trends within the food industry change often and our failure to anticipate, identify or react to changes in these trends could, among other things, lead to reduced consumer demand and spending reductions, and could adversely impact our business, financial condition and results of operations. Additionally, ingredients used in our products may become negatively perceived by consumers, resulting in reformulation of existing products to remove such ingredients, which may negatively affect taste or other qualities. Factors that may affect consumer perception of nutritional products include dietary trends and attention to different nutritional aspects of foods, concerns regarding the health effects of specific ingredients and nutrients, trends away from specific ingredients in products and increasing awareness of the environmental and social effects of product production. For example, conflicting scientific information on what constitutes good nutrition, diet trends and other weight loss trends may also adversely affect our business from time to time. Our success depends, in part, on our ability to anticipate the tastes and dietary habits of consumers and other consumer trends and to offer nutritional products that appeal to their needs and preferences on a timely and affordable basis. Failure to do so could have a material adverse effect on our financial condition and adversely impact our business.

We rely on consumer discretionary spending, which may be adversely affected by economic downturns and other macroeconomic conditions or trends.

Our business and operating results are subject to global economic conditions and their impact on consumer discretionary spending. Some of the factors that may negatively influence consumer spending include high levels of unemployment, higher consumer debt levels, reductions in net worth, declines in asset values and related market uncertainty, home foreclosures and reductions in home values, fluctuating interest rates and credit availability, fluctuating fuel and other energy costs, fluctuating commodity prices and general uncertainty regarding the overall future of the political and economic environment. Consumer purchases of discretionary items generally decline during periods of economic uncertainty, when disposable income is reduced or when there is a reduction in consumer confidence. If consumer purchases of subscriptions and products decline, our revenue may be adversely affected.

For example, the outbreak of COVID-19 has led to an increase in at-home gyms and workouts which has in turn led to an increase in our consumers, a trend which may be negatively impacted as commercial and office gyms continue to reopen. The ultimate severity of the coronavirus outbreak and distribution and vaccine inoculation results are uncertain at this time and therefore we cannot predict the full impact it may have on our end markets or operations; however, the effect on our results could be material and adverse. Any significant or prolonged decrease in consumer spending on fitness or nutritional products could adversely affect the demand for our offerings, reducing our cash flows and revenues, and thereby materially harming our business, financial condition, results of operations and prospects.

Further, COVID-19 has had an adverse impact on global supply chains, resulting in an increased uncertainty in shipping lead times as well as increased import and logistics costs. However, if a significant percentage of consumers return to the gym and do not continue at-home fitness, or consumer sentiment shifts from prioritizing health and fitness, or import and logistics costs continue to increase, our business, financial condition, results of operations and prospects may be adversely affected.

If we are unable to sustain pricing levels for our products and services, our business could be adversely affected.

If we are unable to sustain pricing levels for our products and services, including our nutritional products, digital services and connected fitness products, whether due to competitive pressure or otherwise, our revenue and gross margins could be significantly reduced. Further, our decisions around the development of new ancillary products and services are grounded in assumptions about eventual pricing levels. If there is price compression in the market after these decisions are made, it could have a negative effect on our business.

Our success depends on our ability to maintain the value and reputation of our brands.

We believe that our brands are important to attracting and retaining customers. Maintaining, protecting, and enhancing our brands depends largely on the success of our marketing efforts, ability to provide consistent, high-quality products, services, features, content, and support, and our ability to successfully secure, maintain, and defend our rights to use our trademarks, logos and other intellectual property important to our brands. We believe that the importance of our brands will increase as competition further intensifies and brand promotion activities may require substantial expenditures. Our brands could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity. Unfavorable publicity about us, including our products, services, technology, subscriber service, content, personnel, industry, distribution and/or marketing channel, and suppliers could diminish confidence in, and the use of, our products and services. Such negative publicity also could have an adverse effect on the size, engagement and loyalty of our customer base and result in decreased revenue, which could have an adverse effect on our business, financial condition, and operating results.

Adverse publicity associated with our products, ingredients or network marketing program, or those of similar companies, could adversely affect our business.

The size of our distributor base and the results of our operations may be significantly affected by the perception of our company and similar companies. This perception is dependent upon opinions concerning:

•	the safety and quality of our products and nutritional supplement ingredients;

•	the safety and quality of similar products and ingredients distributed by other companies;

•	our distributors;

•	publicity concerning network marketing; and

•	the direct selling business generally.

Adverse publicity concerning any actual or purported failure of our Company or our distributors to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, the regulation of our network marketing business, the licensing of our products for sale in our target markets, or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on the goodwill of our Company and could negatively affect our ability to attract, motivate and retain distributors, which would have a material adverse effect on our ability to generate revenue. We cannot ensure that all distributors will comply with applicable legal requirements relating to the advertising, sale, labeling, licensing or distribution of our products or promotion of the income opportunity.

In addition, our distributors’ and consumers’ perception of the safety and quality of our products and ingredients as well as similar products and ingredients distributed by other companies can be significantly influenced by national media attention, publicized scientific research or findings, widespread product liability claims and other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on our reputation or the market demand for our products.

We may not successfully execute or achieve the expected benefits of our strategic alignment initiatives and other cost-saving measures we may take in the future, and our efforts may result in further actions and/or additional asset impairment charges and adversely affect our business.

Beginning in early 2022 and continuing in 2023, we executed cost reduction activities intended to streamline the business and strategically align operations, including multiple reductions in headcount. Our strategic alignment initiatives were intended to address the short-term health of our business as well as our long-term objectives based on our current estimates, assumptions and forecasts, which are subject to known and unknown risks and uncertainties, including whether we have targeted the appropriate areas for our cost-saving efforts and at the appropriate scale, and whether, if required in the future, we will be able to appropriately target any additional areas for our cost-saving efforts. As such, the actions we intended to take under the strategic alignment initiatives and that we may decide to take in the future may not be successful in yielding our intended results and may not appropriately address either or both of the short-term and long-term strategy for our business. Additionally, implementation of the strategic alignment initiatives and any other cost-saving initiatives may be costly and disruptive to our business, the expected costs and charges may be greater than we have forecasted, and the estimated cost savings may be lower than we have forecasted. In addition, our initiatives could result in personnel attrition beyond our planned reductions in headcount or reduce employee morale, which could in turn adversely impact productivity, including through a loss of continuity, loss of accumulated knowledge and/or inefficiency during transitional periods, or our ability to attract highly skilled employees. Unfavorable publicity about us or any of our strategic initiatives, including our strategic alignment initiatives, could result in reputation harm and could diminish confidence in, and the use of, our products and services. The strategic alignment initiatives have required, and may continue to require, a significant amount of management’s and other employees’ time and focus, which may divert attention from effectively operating and growing our business. We also cannot assure you that it will impact our ability to achieve or maintain profitability.

Our marketing strategy relies on the use of social media platforms and any negative publicity on such social media platforms may adversely affect the public perception of our brand, and changing terms or conditions or ways in which advertisers use their platforms may adversely affect our ability to engage with customers, both of which in turn could have a material and adverse effect on our business, results of operations and financial condition. In addition, our use of social media could subject us to fines or other penalties.

We rely on social media marketing through various social media platforms, such as Instagram, YouTube and Facebook, as a means to engage with our existing customers as well as attract new customers. Existing and new customers alike interact with the brand both organically, through posts by the BODi community, as well as through distributors via their own social media accounts. While the use of social media platforms allows us access to a broad audience of consumers and other interested persons, our use of, and reliance on, social media as a key marketing tool exposes us to significant risk of widespread negative publicity. Social media users generally have the ability to post information to social media platforms without filters or checks on accuracy of the content posted. Information concerning the Company or its many brands may be posted on such platforms at any time. Such information may be adverse to our interests or may be inaccurate, each of which can harm our reputation and value of our brands. The harm may be immediate without affording us an opportunity for redress or correction. In addition, social media platforms provide users with access to such a broad audience that collective action against our products and offerings, such as boycotts, can be more easily organized. If such actions were organized, we could suffer reputational damage. Social media platforms may be used to attack us, our information security systems, including through use of spam, spyware, ransomware, phishing and social engineering, viruses, worms, malware, distributed denial of service attacks, password attacks, “Man in the Middle” attacks, cybersquatting, impersonation of employees or officers, abuse of comments and message boards, fake reviews, doxing and swatting. As such, the dissemination of information on social media platforms and other online platforms could materially and adversely affect our business, results of operations and financial condition, regardless of the information’s accuracy.

Our reliance on social media platforms for advertising also subjects us to the risk that any change to the platforms’ algorithms, terms and conditions and/or ways in which advertisers may advertise on their platforms may adversely affect our ability to effectively engage with customers and sell our products, which in turn could have a material and adverse effect on our business, results of operations and financial condition.

In addition, our use of social media platforms as a marketing tool could also subject us to fines or other penalties. As laws and regulations, including those from the Federal Trade Commission, State Attorneys General, and other enforcement agencies rapidly evolve to govern the use of these platforms, the failure by us, our distributors, influencers, or other third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms could materially and adversely impact our business, results of operations and financial condition or subject us to fines or other penalties.

We may be unable to attract and retain customers, which would materially and adversely affect our business, results of operations and financial condition.

The success of our business depends on our ability to attract and retain customers. Our marketing efforts may not be successful in attracting customers, and membership levels may materially decline over time. Customers may cancel their membership at any time. In addition, we experience attrition, and we must continually engage existing customers and attract new customers in order to maintain membership levels. Some of the factors that could lead to a decline in membership levels include, among other factors:

•	changing desires and behaviors of consumers or their perception of our brand;

•	changes in discretionary spending trends;

•	market maturity or saturation;

•	a decline in our ability to deliver quality service at a competitive price;

•	a failure to introduce new features, products or services that customers find engaging;

•	the introduction of new products or services, or changes to existing products and services, that are not favorably received;

•	technical or other problems that affect the customer experience;

•	an increase in membership fees due to inflation;

•	direct and indirect competition in our industry;

•	a decline in the public’s interest in health and fitness; and

•	a general deterioration of economic conditions or a change in consumer spending preferences or buying trends.

Any decrease in our average fees or higher membership costs may materially and adversely impact our results of operations and financial condition. Additionally, further expansion into international markets may create new challenges in attracting and retaining customers that we may not successfully address, as these markets carry unique risks as discussed below. As a result of these factors, we cannot be certain that our membership levels will be adequate to maintain or permit the expansion of our operations. A decline in membership levels would have an adverse effect on our business, results of operations and financial condition.

Our customers use their connected fitness products and fitness accessories to track and record their workouts. If our products fail to provide accurate metrics and data to our customers, our brand and reputation could be harmed, and we may be unable to retain our customers.

Our customers use their connected fitness products and fitness accessories to track and record certain metrics related to their workouts. Examples of metrics tracked on our platform currently include heartrate and calories burned. These metrics assist our customers in tracking their fitness journeys and understanding the effectiveness of their workouts. We anticipate introducing new metrics and features in the future. If the software used in our connected fitness products or on our platform malfunctions and fails to accurately track, display, or record customers workouts and metrics, we could face claims alleging that our products and services do not operate as advertised. Such reports and claims could result in negative publicity, product liability claims, and, in some cases, may require us to expend time and resources to refute such claims and defend against potential litigation. If our products and services fail to provide accurate metrics and data to our customers, or if there are reports or claims of inaccurate metrics and data or claims of inaccuracy regarding the overall health benefits of our products and services in the future, we may become the subject of negative publicity, litigation, regulatory proceedings, and warranty claims, and our brand, operating results, and business could be harmed.

Our business relies on sales of a few key products.

Our digital platforms which provide recurring subscription revenue also provide a significant portion of our revenue, accounting for approximately 47.6% of revenue for the nine-months ended September 30, 2023. Our nutrition products also constitute a significant portion of our revenue, accounting for approximately 48.5% of revenue for the nine-months ended September 30, 2023, and Shakeology, our premium nutrition shake, specifically constitutes a significant portion of our revenue, accounting for approximately 20.0% of revenue for the nine-months ended September 30, 2023. If consumer demand for these products decreases significantly or we cease offering these products without a suitable replacement, our operations could be materially adversely affected. Despite these efforts, our financial performance currently remains dependent on a few products. Any significant diminished consumer interest in these products would adversely affect our business. We could also experience adverse financial consequences if we fail to sustain market interest in our BODi Bike business, which accounted for approximately 3.9% of revenue for the nine-months ended September 30, 2023. We may not be able to develop successful new products or implement successful enhancements to existing products. Any products that we do develop or enhance may not generate sufficient revenue to justify the cost of developing and marketing these products.

We operate in highly competitive markets and we may be unable to compete successfully against existing and future competitors.

Our products and services are offered in a highly competitive market. We face significant competition in every aspect of our business, including at-home fitness equipment and content, fitness clubs, nutritional products, dietary supplements, and health and wellness apps. Moreover, we expect the competition in our market to intensify in the future as new and existing competitors introduce new or enhanced products and services that compete with ours.

Our competitors may develop, or have already developed, products, features, content, services, or technologies that are similar to ours or that achieve greater acceptance, may undertake more successful product development efforts, create more compelling employment opportunities, or marketing campaigns, or may adopt more aggressive pricing policies. Our competitors may develop or acquire, or have already developed or acquired, intellectual property rights that significantly limit or prevent our ability to compete effectively in the public marketplace. In addition, our competitors may have significantly greater resources than us, allowing them to identify and capitalize more efficiently upon opportunities in new markets and consumer preferences and trends, quickly transition and adapt their products and services, devote greater resources to marketing, advertising and research and development, or be better positioned to withstand substantial price competition. If we are not able to compete effectively against our competitors, they may acquire and engage customers or generate revenue at the expense of our efforts, which could have an adverse effect on our business, financial condition, and operating results. The business of marketing nutritional products is highly competitive and sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. These market segments include numerous manufacturers, distributors, marketers, retailers and physicians that actively compete for the business of consumers both in the United States and abroad. In addition, we anticipate that we will be subject to increasing competition in the future from large electronic commerce sellers. Some of these competitors have significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established subscriber bases, and better-developed distribution channels than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or subscriber requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets and competition may intensify.

We are also subject to competition for the recruitment of distributors from other organizations, including those that market nutritional products, dietary and nutritional supplements, and personal care products as well as other types of products. Our ability to remain competitive depends, in part, on our success in recruiting and retaining Partners through an attractive compensation plan, the maintenance of an attractive product portfolio, and other incentives. We cannot ensure that our programs for recruitment and retention efforts will be successful.

We compete with other direct selling organizations, some of which have longer operating histories and higher visibility, name recognition and financial resources. The Company competes for new Partners on the basis of the culture, premium quality products and compensation plan. We envision the entry of many more direct selling organizations into the marketplace as this channel of distribution expands. There can be no assurance that the Company will be able to successfully meet the challenges posed by increased competition. We also compete for the time, attention and commitment of our independent distributor force. Given that the pool of individuals interested in the business opportunities presented by direct selling tends to be limited in each market, the potential pool of distributors for our products is reduced to the extent other companies successfully recruit these individuals into their businesses. Although we believe that we offer an attractive business opportunity, there can be no assurance that other companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

We have limited control over our suppliers, manufacturers, and logistics providers, which may subject us to significant risks, including the potential inability to produce or obtain quality products on a timely basis or in sufficient quantity in order to meet demand.

We have limited control over our suppliers, manufacturers, and logistics providers, which subjects us to risks, such as the following:

•	inability to satisfy demand for our products or other products or services that we currently offer or may offer in the future;

•	reduced control over delivery timing and product reliability;

•	reduced ability to monitor the manufacturing process and components used in our products;

•	limited ability to develop comprehensive manufacturing specifications that take into account any materials shortages or substitutions;

•	variance in the manufacturing capability of our third-party manufacturers;

•	price increases;

•	failure of a significant supplier, manufacturer, or logistics provider to perform its obligations to us for technical, market or other reasons;

•	difficulties in establishing additional supplier, manufacturer or logistics provider relationships if we experience difficulties with our existing suppliers, manufacturers, or logistics providers;

•	shortages of materials or components;

•	misappropriation of our intellectual property;

•

exposure to natural catastrophes, pandemics, political unrest, terrorism, labor disputes, and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured or the components thereof are sourced;

•	changes in local economic conditions in the jurisdictions where our suppliers, manufacturers, and logistics providers are located;

•

the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, tariffs, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds; and

•	insufficient warranties and indemnities on ingredients or components supplied to our manufacturers or performance by these parties.

We also rely on our logistics providers, including last mile warehouse and delivery providers, to complete deliveries to customers. If any of these independent contractors do not perform their obligations or meet the expectations of us or our customers, our reputation and business could suffer.

The occurrence of any of these risks, especially during seasons of peak demand, could cause us to experience a significant disruption in our ability to produce and deliver our products to our customers.

The failure or inability of our contract manufacturers to comply with the specifications and requirements of our products could result in a product recall, which could adversely affect our reputation and subject us to significant liability should the consumption of any of our products cause or be claimed to cause illness or physical harm.

We sell nutritional products for human consumption, which involves risks such as product contamination or spoilage, product tampering, other adulteration, mislabeling and misbranding. We also sell stationary bikes. All of our products are manufactured by independent third-party contract manufacturers. In addition, we do not own a warehouse facility, instead it is managed for us by a third party. Under certain circumstances, we may be required to, or may voluntarily, recall or withdraw products.

A widespread recall or withdrawal of any of our products may negatively and significantly impact our sales and profitability for a period of time and could result in significant losses depending on the costs of the recall, destruction of product inventory, reduction in product availability, and reaction of competitors and consumers. We may also be subject to claims or lawsuits, including class actions lawsuits (which could significantly increase any adverse settlements or rulings), resulting in liability for actual or claimed injuries, illness or death. Any of these events could adversely affect our business, financial condition and results of operations. Even if a product liability claim or lawsuit is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or physical harm could adversely affect our reputation with existing and potential consumers and its corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability and product recall insurance in an amount that we believe to be adequate. However, we may incur claims or liabilities for which it is not insured or that exceed the amount of its insurance coverage. A product liability judgment against us or a product recall could adversely affect our business, financial condition and results of operations.

If any of our products are unacceptable to us or our customers, our business could be harmed.

We have occasionally received, and may in the future continue to receive, shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards. We have also received, and may in the future continue to receive, products that either meet our technical specifications but that are nonetheless unacceptable to us, or products that are otherwise unacceptable to us or our customers. Under these circumstances, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if the unacceptability of our products is not discovered until after such products are purchased by our customers or riders, they could lose confidence in the quality of our products and our results of operations could suffer and our business could be harmed.

Our products and services may be affected from time to time by design and manufacturing defects that could adversely affect our business and result in harm to our reputation.

Through our BODi Bike platform, we offer complex hardware and software products and services that can be affected by design and manufacturing defects. Sophisticated operating system software and applications, such as those which will be offered by us, often have issues that can unexpectedly interfere with the intended operation of hardware or software products. Defects may also exist in components and products that we source from third parties. Any such defects could make our products and services unsafe, create a risk of environmental or property damage and personal injury, and subject us to the hazards and uncertainties of product liability claims and related litigation. In addition, from time to time we may experience outages, service slowdowns, or errors that affect our fitness and wellness programming. As a result, our services may not perform as anticipated and may not meet customer expectations. There can be no assurance that we will be able to detect and fix all issues and defects in the hardware, software, and services we offer. Failure to do so could result in widespread technical and performance issues affecting our products and services and could lead to claims against us. We maintain general liability insurance; however, design and manufacturing defects, and claims related thereto, may subject us to judgments or settlements that result in damages materially in excess of the limits of our insurance coverage. In addition, we may be exposed to recalls, product replacements or modifications, write-downs or write-offs of inventory, property, plant and equipment, or intangible assets, and significant warranty and other expenses such as litigation costs and regulatory fines. If we cannot successfully defend any large claim, maintain our general liability insurance on acceptable terms, or maintain adequate coverage against potential claims, our financial results could be adversely impacted. Further, quality problems could adversely affect the experience for users of our products and services, and result in harm to our reputation, loss of competitive advantage, poor market acceptance, reduced demand for our products and services, delay in new product and service introductions, and lost revenue.

We may incur material product liability claims, which could increase our costs and adversely affect our revenues and operating income.

Additionally, our nutritional and dietary supplement products consist of herbs, vitamins and minerals and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain innovative ingredients that do not have long histories of human consumption. We do not always conduct or sponsor clinical studies for our products and previously unknown adverse reactions resulting from human consumption of these ingredients could occur. As a marketer of dietary and nutritional supplements and other products that are ingested by consumers, we have been, and may again be, subjected to various product liability claims, including that the products contain contaminants, the products include inadequate instructions as to their uses, or the products include inadequate warnings concerning side effects and interactions with other substances. It is possible that widespread product liability claims could increase our costs, and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims thereby requiring us to pay substantial monetary damages and adversely affecting our business.

Our business model relies on high quality customer service, and any negative impressions of our customer service experience may adversely affect our business and result in harm to our reputation.

We rely on high quality overall customer service across all of our products and services. Positive customer service experiences help drive a positive reputation, increased sales and minimization of litigation. For example, once our streaming services and integrated connected-bike products are purchased, our customers rely on our high-touch delivery and set up service to deliver and install their equipment in a professional and efficient manner. Our customers also rely on our support services to resolve any issues related to the use of such services and content. Providing a high-quality customer experience is vital to our success in generating word-of-mouth referrals to drive sales and for retaining existing customers. The importance of high-quality support will increase as we expand our business and introduce new products and services. If we do not help our customers quickly resolve issues and provide effective ongoing support, our reputation may suffer and our ability to retain and attract customers, or to sell additional products and services to existing customers, could be harmed. In addition, these levels of customer service are expensive to maintain and may provide a drain on our resources and adversely affect our revenues and operating income.

The seasonal nature of our business could cause operating results to fluctuate.

We have experienced and continue to expect fluctuations in quarterly results of operations due to the seasonal nature of our business. The months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant subscriber enrollment around that time. This seasonality could cause our share price to fluctuate as the results of an interim financial period may not be indicative of our full year results. Seasonality also impacts relative revenue and profitability of each quarter of the year, both on a quarter-to-quarter and year-over-year basis.

If we fail to obtain and retain high-profile strategic relationships, or if the reputation of any of these parties is impaired, our business may suffer.

A principal component of our marketing program has been to develop relationships with high-profile persons to help us extend the reach of our brand. Although we have relationships with several well-known individuals in this manner, we may not be able to attract and build relationships with new persons in the future. In addition, if the actions of these parties were to damage their or our reputation, our relationships may be less attractive to our current or prospective customers. Any of these failures by us or these parties could materially and adversely affect our business and revenues.

Our operating results could be adversely affected if we are unable to accurately forecast consumer demand for our products and services and adequately manage our inventory.

To ensure adequate inventory supply, we must forecast inventory needs and expenses and place orders sufficiently in advance with our suppliers and manufacturers, based on our estimates of future demand for particular products and services. Failure to accurately forecast our needs may result in manufacturing delays or increased costs. Our ability to accurately forecast demand could be affected by many factors, including changes in consumer demand for our products and services, changes in demand for the products and services of our competitors, unanticipated changes in general market conditions, and the weakening of economic conditions or consumer confidence in future economic conditions. We face further risk from the fact that we may not carry a significant amount of inventory and may not be able to satisfy short-term demand increases. If we fail to accurately forecast consumer demand, we may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of consumer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margins to suffer and could impair the strength and premium nature of our brand. Further, lower than forecasted demand could also result in excess manufacturing capacity or reduced manufacturing efficiencies, which could result in lower margins. Conversely, if we underestimate consumer demand, our suppliers and manufacturers may not be able to deliver products to meet our requirements or we may be subject to higher costs in order to secure the necessary production capacity. An inability to meet consumer demand and delays in the delivery of our products to our customers could result in reputational harm and damaged customer relationships and have an adverse effect on our business, financial condition, and operating results.

Our co-founder has control over all stockholder decisions because he controls a substantial majority of our voting power through our Class X Common Stock, or “super” voting stock.

Our co-founder, Carl Daikeler, owns or controls “super” voting shares of the Company that represent over 80% of the voting power of the Company, as of December 31, 2023. Mr. Daikeler and certain of his affiliated entities own a majority of the Company’s outstanding Class X Common Stock, which stock carries 10 votes per share, and, therefore, controls a majority of the voting power of the Company’s outstanding common stock. The Class X Common Stock carries substantially similar rights as the Class A Common Stock, except that each share of Class X Common Stock carries 10 votes. Therefore, Mr. Daikeler alone can exercise voting control over a majority of our voting power. As a result, Mr. Daikeler has the ability to control the outcome of all matters submitted to our stockholders for approval, including the election, removal, and replacement of our directors, amendments to the Company’s organizational documents and approval of major corporate transactions. This concentrated control could give our founder the ability to delay, defer or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that other stockholders support. Conversely, this concentrated control could allow our founder to consummate such a transaction that our other stockholders do not support. In addition, our founder may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm our business.

The Class X Common Stock will automatically convert into Class A Common Stock if Mr. Daikeler no longer provides services to BODi as a senior executive officer or director or if Mr. Daikeler and certain of his affiliated entities have sold more than 75% of the shares of Class X Common Stock held by them at the time of the consummation of the Business Combination.

As our Chief Executive Officer, Mr. Daikeler has control over our day-to-day management and the implementation of major strategic investments of our company, subject to authorization and oversight by our board of directors (the “Board”). As a board member and officer, Mr. Daikeler owes a fiduciary duty to our stockholders and must act in good faith in a manner they reasonably believe to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Daikeler is entitled to vote his shares, and shares over which he has voting control, in his own interests, which may not always be in the interests of our stockholders generally. Even if Mr. Daikeler’s employment with us is terminated, he will continue to have the ability to exercise the same significant voting power and potentially control the outcome of all matters submitted to our stockholders for approval.

The concentration of our stock ownership limits our stockholders’ ability to influence corporate matters.

Our Class X common stock has 10 votes per share, our Class A common stock has one vote per share, and our Class C common stock has no voting rights. Because our Class C common stock carries no voting rights, the issuance of the Class C common stock, including in future stock-based acquisition transactions, to fund employee equity incentive programs or otherwise could continue Mr. Daikeler’s current relative voting power and his ability to elect our directors and to determine the outcome of most matters submitted to a vote of our stockholders because, in the event of such an issuance of Class C common stock, the voting control of holders of Class X common stock would not be affected whereas the economic power of the Class X common stock would be diluted. This concentrated control limits or severely restricts other stockholders’ ability to influence corporate matters and we may take actions that some of our stockholders do not view as beneficial, which could reduce the market price of our Class A common stock and our Class C common stock.

Because the Company is a “controlled company” within the meaning of the NYSE rules, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of the Company is held by an individual, a group or another company, the Company will qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. As of December 31, 2023, Mr. Daikeler and certain of his affiliated entities currently control in the aggregate over 80% of the voting power of our outstanding capital stock. As a result, the Company will be a “controlled company” within the meaning of the NYSE corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Mr. Daikeler may have his interest in the Company diluted due to future equity issuances or his own actions in selling shares of Class X Common Stock, in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. The Company would then be required to comply with those provisions of the NYSE listing requirements.

We track certain operational and business metrics with internal methods that are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We track certain operational and business metrics, including total workouts and average monthly workouts per connected fitness subscription, with internal methods, which are not independently verified by any third party and, are often reliant upon an interface with mobile operating systems, networks and standards that we do not control. Our internal methods have limitations and our process for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we report. If the internal methods we use under-count or over-count metrics related to our total workouts, average monthly workouts per connected fitness subscription or other metrics as a result of algorithm or other technical errors, the operational and business metrics that we report may not be accurate. In addition, limitations or errors with respect to how we measure certain operational and business metrics may affect our understanding of certain details of our business, which could affect our longer-term strategies. If our operational and business metrics are not accurate representations of our business, market penetration, retention or engagement; if we discover material inaccuracies in our metrics; or if the metrics we rely on to track our performance do not provide an accurate measurement of our business, our reputation may be harmed, and our operating and financial results could be adversely affected.

Risks Related to our Indebtedness

Our Financing Agreement restricts our current and future operations and our ability, and the ability of our future subsidiaries, to engage in certain business and financial transactions, and, as a result, may adversely affect our business, financial position, results of operations and cash flows.

On August 8, 2022 we entered into the Term Loan by and among us, the Borrower, and certain subsidiaries of the Company. The loan documents for the Term Loan include a Financing Agreement entered into by the Company, certain subsidiaries of the Company, the lenders party thereto, and Blue Torch, as administrative agent and collateral agent for such lenders. The Financing Agreement contains a number of covenants that limit our ability, and the ability of certain of our subsidiaries, to:

•	incur additional indebtedness;

•	incur additional liens;

•	consolidate, merge, dissolve, or make certain other organizational changes;

•	sell or otherwise dispose of all or substantially all of our assets;

•	pay dividends or make other distributions;

•	make investments and acquisitions; and

•	enter into certain transactions with affiliates.

In addition, the Financing Agreement requires us to maintain certain minimum revenue levels and maintain minimum Liquidity (as defined in the Financing Agreement). The Financing Agreement also contains other customary representations, warranties and covenants. Events beyond our control can affect our ability to meet these covenants. As a result of these covenants and restrictions, we may be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities.

Our failure to comply with our obligations under the Financing Agreement as described above, as well as others contained in any future debt instruments from time to time, may result in an event of default under the Financing Agreement. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we may not have sufficient funds available to pay the accelerated indebtedness or the ability to refinance the accelerated indebtedness on terms favorable to us or at all. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our business, financial position, results of operations and cash flows could be adversely affected.

Covenant restrictions may limit our operations and impact our ability to make payments to our investors.

Some of our existing and/or future debt and other securities may contain covenants that restrict our activities. These may include covenants that limit our operations or impact our ability to make distributions or other payments unless certain financial tests or other criteria are satisfied, as well as certain other customary affirmative and negative covenants. Furthermore, our failure to comply with our debt covenants could result in a default under our debt agreements, which could permit the holders to accelerate our obligation to repay the debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt. Our ability to generate the significant amount of cash needed to pay interest and principal on our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness depends on the financial and operating performance of our subsidiaries, which, in turn, depends on their results of operations, cash flows, cash requirements, financial position and general business conditions and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control.

We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our indebtedness, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The Term Loan pursuant to the Financing Agreement is scheduled to mature on February 8, 2026. We may be unable to refinance any of our indebtedness prior to maturity or obtain additional financing. If we are unable to refinance our indebtedness or access additional credit, or if short-term or long-term borrowing costs dramatically increase, our ability to finance current operations and meet our short-term and long-term obligations could be adversely affected.

Any of these actions could have a material adverse effect on our business, financial position, results of operations and cash flows.

Risks Related to Expansion

There can be no assurance that we can further penetrate existing markets or that we can successfully expand our business into new markets.

Our ability to further penetrate existing markets in which we compete or to successfully expand our business into additional countries in Western Europe, Asia, or elsewhere, to the extent we believe that we have identified attractive geographic expansion opportunities in the future, are subject to numerous factors, many of which are out of our control. These factors may include, among others, challenges around supplement formulations, localization, harmonization, market size and acceptance, costs, competitors, geopolitical stability, labor market dynamics, legal and regulatory, culture and language, infrastructure, supply chain, payment processing, customer service, payment method, taxes, foreign exchange, and repatriation.

In addition, government regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products, which could have a material adverse effect on our business, financial condition and results of operations. Also, our ability to increase market penetration in some countries may be limited by the finite number of persons in a given country inclined to pursue a direct selling business opportunity. Moreover, our growth will depend upon improved training and other activities that enhance distributor retention in our markets. We cannot assure you that our efforts to increase our market penetration and distributor retention in existing markets will be successful.

We may expand into international markets, which would expose us to significant risks.

We have previously expanded (and may continue to expand) our operations to other countries, which requires significant resources and management attention and subjects us to regulatory, economic, and political risks in addition to those we already face in the United States. There are significant risks and costs inherent in doing business in international markets, including:

•

difficulty establishing and managing international operations and the increased operations, travel, infrastructure, including establishment of local delivery service and customer service operations, and legal compliance costs associated with locations in different countries or regions;

•	the need to vary pricing and margins to effectively compete in international markets;

•	the need to adapt and localize products for specific countries, including obtaining rights to third-party intellectual property and potentially unique music rights or licenses used in each country;

•	increased competition from local providers of similar products and services;

•	increased complexity in connection with meeting our tax compliance and reporting responsibilities, and the potential for the incurrence of incremental withholding or other taxes;

•	the ability to obtain, protect and enforce intellectual property rights abroad;

•	the need to offer content and customer support in various languages;

•	difficulties in understanding and complying with local laws, regulations, and customs in other jurisdictions;

•

complexity and other risks associated with current and future legal and regulatory requirements in other countries, including legal requirements related to advertising, our supplements and nutritional products, consumer protection, consumer product safety and data privacy;

•	varying levels of internet technology adoption and infrastructure, and increased or varying network and hosting service provider costs;

•	tariffs and other non-tariff barriers, such as quotas and local content rules, as well as tax consequences;

•	fluctuations in currency exchange rates and the requirements of currency control regulations, which might restrict or prohibit conversion of other currencies into U.S. dollars; and

•	political or social unrest or economic instability in a specific country or region in which we operate.

We have limited experience with international regulatory environments and market practices and may not be able to penetrate or successfully operate in the markets we choose to enter. In addition, we may incur significant expenses as a result of our international expansion, and we may not be successful. We may face limited brand recognition in parts of the world that could lead to non-acceptance or delayed acceptance of our products and services by consumers in new markets. We may also face challenges to acceptance of our fitness, supplements and nutritional products, and wellness content in new markets. Our failure to successfully manage these risks could harm our international operations and have an adverse effect on our business, financial condition, and operating results. In addition, as we continue to expand our international operations, our exposure to foreign currency risk could become more significant and could have a significant and potentially adverse, effect on our results of operations. We do not currently hedge against foreign currency risk.

We may engage in merger and acquisition activities, which could require significant management attention, disrupt our business, dilute stockholder value, and adversely affect our operating results.

As part of our business strategy, we have made or may make investments in other companies, products, or technologies in the future. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all, in the future. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by customers or investors. Moreover, an acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures, including disrupting our ongoing operations, diverting management from their primary responsibilities, subjecting us to additional liabilities, increasing our expenses, and adversely impacting our business, financial condition, and operating results. Moreover, we may be exposed to unknown liabilities and the anticipated benefits of any acquisition, investment, or business relationship may not be realized, if, for example, we fail to successfully integrate such acquisitions, or the technologies associated with such acquisitions, into our company.

To pay for any such acquisitions, we would have to use cash, incur debt, or issue equity securities, each of which may affect our financial condition or the value of our capital stock and could result in dilution to our stockholders. Additionally, we may receive indications of interest from other parties interested in acquiring some or all of our business. The time required to evaluate such indications of interest could require significant attention from management, disrupt the ordinary functioning of our business, and could have an adverse effect on our business, financial condition, and operating results.

Risks Related to This Offering and Ownership of Our Class A Common Stock

The price of shares of our Class A Common Stock may experience volatility and the market price of our Class A Common Stock after this offering may drop below the price you pay.

The market price of our Class A Common Stock could be substantially affected by general market conditions, the extent of the secondary market for our Class A Common Stock, the extent of institutional investor interest in us, our financial performance, cash flows, financial condition and prospects and general stock and bond market conditions.

The U.S. stock markets, including the NYSE, on which shares of our Class A Common Stock are listed, historically have experienced significant price and volume fluctuations. As a result, the market price of shares of our Class A Common Stock has similarly been volatile, and investors in our Class A Common Stock may experience a decrease in the market price of their shares, including decreases unrelated to our operating performance or prospects. We cannot assure you that the market price of our Class A Common Stock will not fluctuate or decline significantly in the future. The market price of our Class A Common Stock could be subject to wide fluctuations in response to our financial performance, cash flows, financial condition and prospects, government regulatory action or inaction, tax laws, interest rates and general market conditions and other factors such as:

•	changes in discretionary spending trends, desires and behaviors of consumers or their perception of our brand;

•	a decline in our ability to deliver quality service at a competitive price;

•	a failure to introduce new features, products or services that customers find engaging;

•	the introduction of new products or services, or changes to existing products and services, that are not favorably received;

•	technical or other problems that affect the customer experience;

•	an increase in membership fees due to inflation;

•	direct and indirect competition in our industry;

•	a decline in the public’s interest in health and fitness;

•	a general deterioration of economic conditions or a change in consumer spending preferences or buying trends;

•	failure of our suppliers, manufacturers or logistics providers to perform their obligations to use for technical, market or other reasons;

•

equity issuances by us (including in this offering or the issuance of securities convertible into, or exchangeable for, our common stock), or future sales of substantial amounts of our common stock by our existing or future stockholders, or the perception that such issuances or future sales may occur;

•	changes in market valuations of similar companies;

•	fluctuations in stock market prices and volumes from time to time due to a variety of factors, including from sales of shares of our Class A Common Stock by our stockholders;

•	our dependence on key personnel whose continued services is not guaranteed;

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our quarterly or annual operating results from those expected;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	adverse market reaction to any indebtedness we incur in the future, or our failure to establish debt levels that investors believe are appropriate;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin offs, joint ventures, strategic investments or changes in business strategy;

•	legislative and regulatory changes that could adversely affect our industry;

•	adverse speculation in the press or investment community;

•	changes in our earnings;

•	failure to comply with the rules of the NYSE or maintain the listing of our common shares on the NYSE;

•	failure to comply with the requirements of the Sarbanes-Oxley Act;

•	actions by institutional and retail shareholders;

•	actual, potential or perceived accounting problems;

•	litigation related to challenges to our multi-level marketing business model;

•	changes in accounting principles; and

•	general market and local, regional and national economic conditions, including factors unrelated to our operating performance and prospects.

No assurance can be given that the market price of our Class A Common Stock will not fluctuate or decline significantly in the future or that holders of shares of Class A Common Stock will be able to sell their shares when desired on favorable terms, or at all. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow, our ability to execute on our business strategy, our ability to make distributions to our shareholders and per share market price of our common shares.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our Class A Common Stock or other securities convertible into or exchangeable for our Class A Common Stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our Class A Common Stock or other securities convertible into or exchangeable for our Class A Common Stock in future transactions may be higher or lower than the price per share in this offering. Investors purchasing shares or other securities in the future could have rights superior to existing shareholders.

The number of shares of our Class A Common Stock available for future issuance or resale could adversely affect the market price of our Class A Common Stock.

Our Certificate of Incorporation provides that we may issue up to 2,000,000,000 shares, consisting of: (i) 1,600,000,000 shares of Class A Common Stock; (ii) 200,000,000 shares of Class X Common Stock; (iii) 100,000,000 shares of Class C common stock, $0.0001 par value per share (the “Class C Common Stock”); and (iv) 100,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”). As of January 17, 2024, there are 4,101,477 and 2,279,003 shares of Class A Common Stock and Class X Common Stock outstanding, respectively. As of January 17, 2024, there are no shares of Class C Common Stock or Preferred Stock outstanding. Future issuances of shares of our Class A Common Stock or other securities convertible into, or exchangeable or exercisable for, shares of our Class A Common Stock could dilute stockholders and could have an adverse effect on the market price per share of our Class A Common Stock. Holders of our Class A Common Stock are not entitled to preemptive rights or other protections against dilution.

We are party to a registration rights agreement with the Sponsor, certain equity holders of The Beachbody Company Group, LLC (the “Beachbody Holders”) and Carl Daikeler, Mary Conlin, John Salter, Michael Heller, Ben Van de Bunt and Kevin Mayer (collectively with Forest Road and the Beachbody Holders, the “Holders”) pursuant to which we were required to register for resale common shares held by the Holders (the “Registration Rights Agreement”). The Registration Rights Agreement also grants the Holders certain “piggyback” registration rights. Resales of a significant number of shares of Class A Common Stock, or the perception that such resales could occur, may have an adverse effect on the market price per share of our Class A Common Stock.

The vesting of any restricted stock or other equity awards granted to certain directors, executive officers and other employees under our equity incentive plan, or the issuance of shares of our Class A Common Stock in connection with future business acquisitions, could have an adverse effect on the market price per share of our Class A Common Stock. In addition, the existence of options or shares of Class A Common Stock reserved for issuance as restricted Class A Common Stock may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

Issuances of substantial amounts of our Class A Common Stock (including issuances of shares of Class A Common Stock pursuant to the exercise of convertible or exchangeable securities or options) or the resale of substantial amounts of shares of our Class A Common Stock, or the perception that such issuances or resales might occur, could adversely affect the market price per share of our Class A Common Stock.

Because we do not expect to declare cash dividends on our Class A Common Stock in the foreseeable future, shareholders must rely on appreciation of the value of our Class A Common Stock for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not expect to declare or pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Class A Common Stock, if any, will provide a return to investors in this offering.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.

Declines in our financial performance have resulted in and could result in future impairment charges.

United States generally accepted accounting principles (“U.S. GAAP”) require annual (or more frequently if events or changes in circumstances warrant) impairment tests of goodwill, intangible assets and other long-lived assets. Generally speaking, if the carrying value of the asset is in excess of the estimated fair value of the asset, the carrying value will be adjusted to fair value through an impairment charge. Significant deviation from forecasted results or changes in the discount rate assumption could reduce the estimated fair value of these assets below the carrying value, requiring non-cash impairment charges to reduce the carrying value of the asset. In 2022, we recognized an impairment of various intangible assets of $19.9 million. Any significant impairment write-down of goodwill, intangible assets or long-lived assets in the future and the negative perception of such impairment could have an adverse effect on our stock price and could impair our ability to obtain new financing on commercially reasonable terms.

Our business and operations could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy, and impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, particularly for companies who have recently “gone public” through a DeSPAC transaction, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our common stock or other reasons may in the future cause us to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our board of directors’ attention and resources from our business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Our independent registered public accounting firm may be required to audit the effectiveness of our internal controls over financial reporting pursuant to Section 404 in future Form 10-K filings. Our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

Further, we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in our internal controls over financial reporting or are unable to comply with the requirements of Section 404 or assert that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

We identified material weaknesses in our internal control over financial reporting which, if not remediated appropriately or timely, could result in the loss of investor confidence and adversely impact our business operations and our stock price.

As disclosed in the section entitled “Change In Independent Registered Public Accountant” of this prospectus, we have identified material weaknesses in our internal control over financial reporting that existed as of December 31, 2022. For the Company’s information technology general controls (“ITGCs”) over information systems and applications that are relevant to the preparation of the consolidated financial statements, the Company did not maintain (i) sufficient user access controls to ensure appropriate segregation of duties and to restrict access to financial applications, programs and data to only authorized users, and (ii) program change management controls to ensure that information technology program and data changes affecting financial information technology applications and underlying accounting records are appropriately authorized and implemented. Business process controls that are dependent on the ineffective ITGCs, or that rely on data produced from systems impacted by the ineffective ITGCs, were also deemed ineffective. Additionally, the Company did not maintain effective controls over its impairment analyses for goodwill and long-lived assets as it did not retain sufficient contemporaneous documentation to demonstrate the operation of review controls over the forecasts used in developing estimates of fair value. Accordingly, management concluded that our internal control over financial reporting was not effective as of December 31, 2022. If we are unable to remediate the material weakness, or if we are otherwise unable to maintain effective internal control over financial reporting, then our ability to record, process and report financial information accurately, and to prepare financial statements within required time periods, could be adversely affected. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be in violation of covenants contained in the agreements governing our debt. We could also be subject to sanctions or investigations by the stock exchange on which our shares are listed, the SEC or other regulatory authorities, which could result in a material adverse effect on our business. These outcomes could subject us to litigation, civil or criminal investigations or enforcement actions requiring the expenditure of financial resources and diversion of management time, could negatively affect investor confidence in the accuracy and completeness of our financial statements and could also adversely impact our stock price and our access to the capital markets. Moreover, while we are implementing measures designed to help ensure that control deficiencies contributing to the material weaknesses are remediated as soon as possible, these measures will result in additional costs, and such costs could adversely affect our results of operations, financial condition and cash flows.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

As a public company, we are subject to laws, regulations and stock exchange listing standards, which impose additional costs on us and may strain our resources and divert our management’s attention.

As a company with publicly traded securities, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the NYSE and other applicable securities laws and regulations. These rules and regulations require the adoption of additional controls and procedures and disclosure, corporate governance and other practices thereby significantly increasing our legal, financial and other compliance costs. These obligations also make other aspects of our business more difficult, time-consuming or costly and increase demand on our personnel, systems and other resources. Furthermore, as a public company our business and financial condition is more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory actions and civil litigation, any of which could negatively affect the price of our common stock.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (3) any action asserting a claim against us or any director or officer arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce or determine the validity of our Proposed Charter or Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. A complaint asserting a cause of action under the Securities Act of 1933, as amended, may be brought in state or federal court. With respect to the Securities Exchange Act of 1934, as amended, only claims brought derivatively under the Securities Exchange Act of 1934, as amended, would be subject to the forum selection clause described above. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Certificate of Incorporation and Bylaws to be inapplicable or unenforceable in such action. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation and Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and operating results. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Our ability to raise capital in the future may be limited.

Our business and operations have consumed and may continue to consume resources faster than we anticipate. In the future, we expect to raise additional funds through the issuance of new equity securities, debt or a combination of both. Our expectations of future cash flows will impact our ability to raise debt capital. In addition, the lapse or waiver of any lock up restrictions or any sale or perception of a possible sale by our stockholders, and any related decline in the market price of our common stock, could impair our ability to raise equity capital. In connection with the Registered Direct Offering and Private Placement, we are restricted from raising additional funds through equity issuances through, 90 days from the closing of such offerings. Separately, additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we incur or issue debt, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future financings reducing the market price of our common stock and diluting their interest.

We completed a reverse stock split of our shares of common stock, which may reduce and may limit the market trading liquidity of the shares due to the reduced number of shares outstanding and may potentially have an anti-takeover effect.

We completed a reverse stock split, or the Reverse Stock Split, of our common stock by a ratio of one-for-fifty (1:50) effective November 20, 2023. The liquidity of our common stock may be adversely affected by the Reverse Stock Split as a result of the reduced number of shares outstanding following the Reverse Stock Split. In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty affecting such sales. Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split will result in the intended benefits, that the market price of our common stock will remain higher following the Reverse Stock Split or that the market price of our common stock will not decrease in the future.

Risks Related to Our Personnel

Increases in labor costs, including wages, could adversely affect our business, financial condition and results of operations.

The labor costs associated with our businesses are subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the U.S., as well as the minimum wage in a number of individual states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, we may need to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly or salaried employees. Our employees may seek to be represented by labor unions in the future or negotiate additional compensation. Any increase in the cost of our labor could have an adverse effect on our business, financial condition and results of operations or if we fail to pay such higher wages, we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our subscriptions, product sales, and revenues. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition and results of operations.

If we cannot maintain our culture, we could lose the innovation, teamwork, and passion that we believe contribute to our success and our business may be harmed.

We believe that a critical component of our success has been our corporate culture. We have invested substantial time and resources in building our culture, which is based on our core purpose that we are here to help people achieve their goals and lead healthy, fulfilling lives. As we continue growing and developing the infrastructure associated with being a public company, we will need to maintain our culture among a larger number of employees, dispersed across various geographic regions. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives.

We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition and results of operations.

Our success depends largely upon the continued services of our senior management team and other key employees. We rely on our executives in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying growth opportunities, and leading general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. Imperative to our success are also our fitness trainers, instructors and influencers, whom we rely on to develop safe, effective and fun workouts for our customers and to bring new, exciting and innovative fitness content to our platform. If we are unable to attract or retain creative and experienced trainers and nutritionists, we may not be able to generate workout content or dietary supplements on a scale or of a quality sufficient to retain or grow our membership base. The loss of one or more of our executive officers or other key employees, including any of our trainers, could have a serious adverse effect on our business. The replacement of one or more of our executive officers or other key employees would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives. To continue to execute our growth strategy, we also must identify, hire and retain highly skilled personnel. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Data and Information Systems

We collect, store, process, and use personal information and other customer data, which subjects us to legal obligations and laws and regulations related to data security and privacy, and any actual or perceived failure to meet those obligations could harm our business.

We collect, process, store, and use a wide variety of data from current and prospective customers, including personal information, such as home addresses, phone numbers and geolocation. Federal, state, and international laws and regulations governing data privacy, data protection, and e-commerce transactions require us to safeguard our customers’ personal information.

In the United States, There are numerous federal and state data privacy and security laws, rules, and regulations governing the collection, use, storage, sharing, transmission, and other processing of personal information, including federal and state data privacy laws, data breach notification laws, and consumer protection laws. Many state legislatures have adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security, and data breaches. Such legislation includes the California Consumer Privacy Act (“CCPA”), which created new consumer rights, and imposes corresponding obligations on covered businesses, relating to the access to, deletion of, and sharing of personal information collected by covered businesses, including California residents’ right to access and delete their personal information, opt out of certain sharing and sales of their personal information, receive detailed information about how their personal information is used and shared, and may restrict the use of cookies and similar technologies for advertising purposes. The CCPA also prohibits discrimination against individuals who exercise their privacy rights.

Additionally, the California Privacy Rights Act (“CPRA”), was passed in California in November 2020 and became effective in July 2023 and effectively replaces and expands the scope of the CCPA. In particular, the CPRA restricts the use of certain categories of sensitive personal information that we handle; establishes restrictions on the retention of personal information; expands the types of data breaches subject to the private right of action; and establishes the California Privacy Protection Agency to implement and enforce the CPRA, as well as impose administrative fines. The CPRA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action has increased the likelihood of, and risks associated with, data breach litigation.

The enactment of the CCPA and CPRA is prompting a wave of similar legislative developments in other states in the United States, which creates the potential for a patchwork of overlapping but different state laws. For example, Virginia, Utah, Colorado, Connecticut, Indiana, Iowa, Montana, Tennessee, Texas, and Oregon have passed similar laws, which started coming into effect in 2023, reflecting a trend toward more stringent privacy legislation in the United States. Other states, such as New York and Massachusetts, have passed specific laws mandating reasonable security measures for the handling of personal information. Further, other U.S. states are considering such laws, and there remains increased interest at the federal level.

In the EU, the GDPR came into effect in 2018 and implemented stringent operational requirements for processors and controllers of personal data, including, for example, requiring expanded disclosures about how personal data is to be used, limitations on retention of information, mandatory data breach notifications, and higher standards for data controllers to demonstrate that they have obtained either valid consent or have another legal basis to justify their data processing activities. The GDPR provides that EU member states may make their own additional laws and regulations in relation to certain data processing activities, which could further limit our ability to use and share personal data and could require localized changes to our operating model. Recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal information from the EU to “third countries,” especially the United States. For example, in 2020, the Court of Justice of the EU invalidated the EU-U.S. Privacy Shield Framework (a mechanism for the transfer of personal information from the EU to the U.S.) and made clear that reliance on standard contractual clauses (another mechanism for the transfer of personal information outside of the EU) alone may not be sufficient in all circumstances. In addition, after the United Kingdom (“UK”), left the EU, the UK enacted the UK GDPR, which together with the amended UK Data Protection Act 2018 retains the GDPR in UK national law, but also creates complexity and uncertainty regarding transfers between the UK and the EU, which could further limit our ability to use and share personal data and require localized changes to our operating model. Other jurisdictions besides the United States, EU and UK also have laws governing data privacy and security, such as Brazil’s Lei Geral de Proteção de Dados (“LGPD”), or are considering the adoption of new laws. Furthermore, we may be required to disclose personal data pursuant to demands from individuals, privacy advocates, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws. This disclosure or refusal to disclose personal data may result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, damage to our reputation and brand, and inability to provide our products and services to consumers in some jurisdictions.

In order for us to maintain or become compliant with applicable laws as they come into effect, it may require substantial expenditures of resources to continually evaluate our policies and processes and adapt to new requirements that are or become applicable to us. Complying with any additional or new regulatory requirements on a jurisdiction-by-jurisdiction basis may impose significant burdens and costs on our operations or require us to alter our business practices. While we strive to materially comply with data protection laws and regulations applicable to us, any failure or perceived failure by us to comply with applicable data privacy laws and regulations, including in relation to the collection of necessary end-user consents and providing end-users with sufficient information with respect to our use of their personal data, may result in fines and penalties imposed by regulators. For example, under the GDPR and UK GDPR, fines of up to €20 million (£17.5 million) or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, may be assessed for non-compliance. In addition, we could also face governmental enforcement actions (including enforcement orders requiring us to cease collecting or processing data in a certain way), litigation and/or adverse publicity. Proceedings against us — regulatory, civil or otherwise — could force us to spend money and devote resources in the defense or settlement of, and remediation related to, such proceedings. Additionally, our international business expansion could be adversely affected if existing or future laws and regulations are interpreted or enforced in a manner that is inconsistent with our current business practices or that requires changes to these practices. If these laws and regulations materially limit our ability to collect, transfer, and use user data, our ability to continue our current operations without modification, develop new services or features of the products and expand our user base may be impaired.

Any major disruption or failure of our information technology systems or websites, or our failure to successfully implement upgrades and new technology effectively, could adversely affect our business and operations.

Certain of our information technology systems are designed and maintained by us and are critical for the efficient functioning of our business, including the manufacture and distribution of our connected fitness products, online sales of our connected fitness products, and the ability of our customers to access content on our platform. As we grow, we continue to implement modifications and upgrades to our systems, and these activities subject us to inherent costs and risks associated with replacing and upgrading these systems, including, but not limited to, impairment of our ability to fulfill customer orders and other disruptions in our business operations. Further, our system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. If we fail to successfully implement modifications and upgrades or expand the functionality of our information technology systems, we could experience increased costs associated with diminished productivity and operating inefficiencies related to the flow of goods through our supply chain.

In addition, any unexpected technological interruptions to our systems or websites would disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain, sell our connected fitness products online, provide services to our customers, and otherwise adequately serve our customers.

Nearly all of our revenue is generated over the internet via our websites, mobile applications and third-party over the top (“OTT”) services and websites. The operation of our direct-to-consumer e-commerce business through our mobile applications and websites depends on our ability to maintain the efficient and uninterrupted operation of online order-taking and fulfillment operations. Any system interruptions or delays could prevent potential customers from purchasing our products.

Moreover, the ability of our customers to access the content on our platform could be diminished by a number of factors, including customers’ inability to access the internet, the failure of our network or software systems, security breaches, or variability in subscriber traffic for our platform. Platform failures would be most impactful if they occurred during peak platform use periods, which generally occur before and after standard work hours. During these peak periods, there are a significant number of customers concurrently accessing our platform and if we are unable to provide uninterrupted access, our customers’ perception of our platform’s reliability may be damaged, our revenue could be reduced, our reputation could be harmed, and we may be required to issue credits or refunds, or risk losing customers.

In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner which could have a material adverse effect on our business, financial condition, and operating results.

If we are unable to maintain a good relationship with Apple, our business will suffer.

The Apple App Store is a key primary distribution platform for our BODi app. We expect to generate a significant portion of our revenue through the platform for the foreseeable future. Any deterioration in our relationship with Apple would harm our business and revenue.

We are subject to Apple’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications on their platform.

Our business would be harmed if:

•	Apple discontinues or limits access to its platform by us and other app developers;

•	Apple removes app from their store; or

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Apple modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or change how the personal information of its users is made available to application developers on their platform or shared by users from Apple’s strong brand recognition and large user base.

If Apple loses its market position or otherwise falls out of favor with Internet users, we would need to identify additional channels for distributing our app, which would consume substantial resources and may not be effective. In addition, Apple has broad discretion to change its terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us.

If we suffer a security breach or otherwise fail to properly maintain the confidentiality and integrity of our data, including customer credit card, debit card and bank account information, our reputation and business could be materially and adversely affected.

In the ordinary course of business, we collect and transmit customer and employee data, including credit and debit card numbers, bank account information, driver’s license numbers, dates of birth and other highly sensitive personally identifiable information. We also use vendors and, as a result, we manage a number of third-party contractors who have access to our confidential information, including third party vendors of IT and data security systems and services.

In 2023, the SEC issued final rules related to cybersecurity risk management, strategy governance and incident disclosure, which may further increase our regulatory burden and the cost of compliance in such events. Smaller reporting public companies, such as the Company, must comply with the cybersecurity incident reporting obligations by June 15, 2024 and must comply with the other disclosure obligations beginning with annual reports for fiscal years ending on or after December 15, 2023. In addition, many governments have enacted laws requiring companies to provide notice of cyber incidents involving certain types of data, including personal information. These laws may be subject to alterations and revisions, and if we fail to comply with our obligations under such laws in the jurisdictions in which we operate, we could be subject to regulatory action and lawsuits. We may also have other obligations, for example, under contracts, to notify customers or other counterparties of a security incident, including a data security breach. Regardless of our contractual protections, if an actual or perceived cybersecurity breach of security measures, unauthorized access to our system or the systems of the third-party vendors that we rely upon, or any other cybersecurity threat occurs, we may incur liability, costs, or damages, contract termination, our reputation may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected. Any compromise of our security could also result in a violation of applicable domestic and foreign security, privacy or data protection, consumer protection, and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. In addition, we may be required to incur significant costs to protect against and remediate damage caused by these disruptions or security breaches in the future. While we carry cyber insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred, that insurance will continue to be available to us on commercially reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim.

We could be subject to a cyber incident or other adverse event that threatens the confidentiality, integrity or availability of information resources, including intentional attacks or unintentional events where parties gain unauthorized access to systems to disrupt operations, corrupt data or steal confidential information about customers, vendors and employees. A number of retailers and other companies have recently experienced serious cyber incidents and breaches of their information technology systems and will likely continue to experience security incidents of varying degrees. While we do not believe these incidents have had a material impact to date, as our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Despite our efforts and processes to prevent breaches, our products and services, as well as our servers, computer systems, and those of third parties that we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, third-party or employee theft or misuse, and similar disruptions from unauthorized tampering with our servers and computer systems or those of third parties that we use in our operations, which could lead to interruptions, delays, loss of critical data, unauthorized access to customer data, and loss of consumer confidence. In addition, we may be the target of email scams that attempt to acquire personal information or company assets.

Some of the data we collect or process is sensitive and could be an attractive target of a criminal attack by malicious third parties with a wide range of motives and expertise, including lone wolves, organized criminal groups, “hacktivists,” disgruntled current or former employees and others. Because we accept electronic forms of payment from customers, our business requires the collection and retention of customer data, including credit and debit card numbers and other personally identifiable information in various information systems that we maintain and in those maintained by third parties with whom we contract to provide credit card processing. We also maintain important internal company data, such as personally identifiable information about our employees and information relating to our operations. The integrity and protection of customer, distributor, and employee data are critical to us.

Despite the security measures we have in place to comply with applicable laws and rules, our facilities and systems, and those of our third-party service providers (as well as their third-party service providers), may be vulnerable to security breaches, acts of cyber terrorism or sabotage, vandalism or theft, computer viruses, loss or corruption of data or programming or human errors or other similar events. Furthermore, the size and complexity of our information systems, and those of our third-party vendors (as well as their third-party service providers), make such systems potentially vulnerable to security breaches from inadvertent or intentional actions by our employees or vendors, or from attacks by malicious third parties. While we have agreements requiring our third-party service providers to use best practices for data security, we have no operational control over them. Because such attacks are increasing in sophistication and change frequently in nature, we and our third-party service providers may be unable to anticipate these attacks or implement adequate preventative measures, and any compromise of our systems, or those of our third-party vendors (as well as their third-party service providers), may not be discovered and remediated promptly. Changes in consumer behavior following a security breach or perceived security breach, act of cyber terrorism or sabotage, vandalism or theft, computer virus, loss or corruption of data or programming or human error or other similar event affecting a competitor, large retailer or financial institution may materially and adversely affect our business.

There can be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our systems and information.

If our security and information systems, or those of our vendors, are compromised or if our employees fail to comply with these laws, regulations, or contract terms, and this information is obtained by unauthorized persons or used inappropriately, it could materially and adversely affect our reputation and could disrupt our operations and result in costly litigation, judgments, or penalties arising from violations of federal and state laws and payment card industry regulations, including those promulgated by industry groups, such as the Payment Card Industry Security Standards Council, National Automated Clearing House Association, or NACHA, Canadian Payments Association and individual credit card issuers. Under laws, regulations and contractual obligations, a cyber incident could also require us to notify customers, employees or other groups of the incident or could result in adverse publicity, loss of sales and profits, or an increase in fees payable to third parties. We could also incur penalties or remediation and other costs that could materially and adversely affect the operation of our business and results of operations. We maintain insurance coverage to address cyber incidents, and have also implemented processes, procedures and controls to help mitigate these risks; however, these measures do not guarantee that our reputation and financial results will not be adversely affected by such an incident.

We rely heavily on information systems, and any material failure, interruption or weakness may prevent us from effectively operating our business and damage our reputation.

We increasingly rely on information systems, including our technology-enabled platform through which we distribute workouts to our consumer base, point-of-sale processing systems and other information systems managed by third parties, to interact with our customers, billing information and other personally identifiable information, collection of cash, legal and regulatory compliance, management of our supply chain, accounting, staffing, payment of obligations, ACH transactions, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems, and any potential failure of third parties to provide quality uninterrupted service is beyond our control.

Our operations depend upon our ability, and the ability of our third-party service providers (as well as their third-party service providers), to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, denial-of-service attacks and other disruptions. The failure of these systems to operate effectively, stemming from maintenance problems, upgrading or transitioning to new platforms, expanding our systems as we grow, a breach in security or other unanticipated problems could result in interruptions to or delays in our business and customer service and reduce efficiency in our operations. In addition, the implementation of technology changes and upgrades to maintain current and integrate new systems may also cause service interruptions, operational delays due to the learning curve associated with using a new system, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws. If our information systems, or those of our third-party service providers (as well as their third-party service providers), fail and our or our providers’ third-party back-up or disaster recovery plans are not adequate to address such failures, our revenues and profits could be reduced, and the reputation of our brand and our business could be materially and adversely affected.

Risks Related to Laws and Regulations

We face risks, such as unforeseen costs and potential liability in connection with content we produce, license and distribute through our content delivery platform.

As a producer and distributor of content, we face potential liability for negligence, copyright and trademark infringement, violations for rights of publicity, or other claims based on the nature and content of materials that we produce, license and distribute. We also may face potential liability for content used in promoting workouts and products, including marketing materials. We may decide to remove content from our workouts or to discontinue or alter our production of types of content if we believe such content might not be well received by our customers or could be damaging to our brand and business.

To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately does not appear in our products, or if we become liable for content we produce, license or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

Increasing attention to, and evolving expectations regarding, environmental, social and governance (“ESG”) matters may impact our business and reputation.

Companies across industries are facing increasing scrutiny from a variety of stakeholders related to their ESG and sustainability practices. Expectations regarding voluntary ESG initiatives and disclosures may result in increased costs (including but not limited to increased costs related to compliance, stakeholder engagement, contracting and insurance), changes in demand for certain products, enhanced compliance or disclosure obligations, or other impacts to our business, financial condition, or results of operations.

We expect there will likely be increasing levels of regulation, disclosure-related and otherwise, with respect to ESG matters. For example, various policymakers, such as the SEC and the State of California, have adopted, or are considering adopting rules to require companies to provide significantly expanded climate-related disclosures in their periodic reporting, which may require us to incur significant additional costs to comply, including the implementation of significant additional internal controls processes and procedures regarding matters that have not been subject to such controls in the past, and impose increased oversight obligations on our management and Board. Simultaneously, there are efforts by some stakeholders to reduce companies’ efforts on certain ESG-related matters. Both advocates and opponents to certain ESG matters are increasingly resorting to a range of activism forms, including media campaigns and litigation, to advance their perspectives. To the extent we are subject to such activism, it may require us to incur costs or otherwise adversely impact our business. This and other stakeholder expectations will likely lead to increased costs as well as scrutiny that could heighten all of the risks identified in this risk factor. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.

Our nutritional products must comply with regulations of the Food and Drug Administration, or FDA, as well as state, local and applicable international regulations. Any non-compliance with the FDA or other applicable regulations could harm our business.

Our products must comply with various FDA rules and regulations, including those regarding product manufacturing, marketing, food safety, required testing and appropriate labeling of our products. Conflicts between state and federal law regarding definitions of ingredients, as well as labeling requirements, may lead to non-compliance with state and local regulations. For example, states may maintain narrower definitions of ingredients, as well as more stringent labeling requirements, of which we are unaware. Any non-compliance at the state or local level could also adversely affect our business, financial condition and results of operations.

Because we do not manufacture our products directly, we must rely on these manufacturers to maintain compliance with regulatory requirements. Although we require our contract manufacturers to be compliant, we do not have direct control over such facilities. Failure of our contract manufacturers to comply with applicable regulations could have an adverse effect on our business.

Changes in the legal and regulatory environment could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation.

Elements of our businesses, including the production, storage, distribution, sale, advertising, marketing, labeling, health and safety practices, transportation and use of many of our products, and sale of automatically renewing subscriptions, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, as well as the laws and regulations administered by government entities and agencies outside the United States in markets in which our products or components thereof (such as packaging) may be made, manufactured or sold. These laws and regulations and interpretations thereof may change, sometimes dramatically, as a result of a variety of factors, including political, economic or social events. Such changes may include changes in:

•	food and drug laws (including FDA and international regulations);

•	laws related to product labeling;

•	advertising and marketing laws and practices;

•	laws and programs restricting the sale and advertising of products;

•	laws and programs aimed at reducing, restricting or eliminating ingredients present in our supplement products;

•	laws and programs aimed at discouraging the consumption of products or ingredients or altering the package or portion size of our products;

•	state consumer protection and disclosure laws;

•	taxation requirements, including the imposition or proposed imposition of new or increased taxes or other limitations on the sale of our products; competition laws;

•	anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, and the UK Bribery Act of 2010, or Bribery Act;

•	economic sanctions and anti-boycott laws, including laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control and the European Union;

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laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the EU Dual Use Regulation, and the customs and import laws administered by the U.S. Customs and Border Protection;

•	labor and employment laws;

•	laws related to automatically renewing subscriptions and cancellation of such subscriptions;

•	data collection and privacy laws; and

•	environmental laws.

New laws, regulations or governmental policies and their related interpretations, or changes in any of the foregoing, including taxes or other limitations on the sale of our products, ingredients contained in our products or commodities used in the production of our products, may alter the environment in which we do business and, therefore, may impact our operating results or increase our costs or liabilities. In addition, if we fail to adhere to such laws and regulations, we could be subject to regulatory investigations, civil or criminal sanctions, as well as class action litigation, which has increased in our industry in recent years.

Our Partner network program could be found not to be in compliance with current or newly adopted laws or regulations in one or more markets, which could have a material adverse effect on our business.

Our Partner network program is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies in the United States as well as regulations on direct selling in foreign markets administered by foreign agencies. We are subject to the risk that, in one or more markets, our Partner network program could be found not to be in compliance with applicable law or regulations. Regulations applicable to network marketing programs generally are directed at preventing fraudulent or deceptive schemes, often referred to as “pyramid” or “chain sales” schemes, by ensuring that product sales ultimately are made to consumers and that advancement within an organization is based on sales of the organization’s products rather than investments in the organization or other non-retail sales-related criteria. The regulatory requirements concerning network marketing programs do not include “bright line” rules and are inherently fact-based, and thus, even in jurisdictions where we believe that our Partner network program is in full compliance with applicable laws or regulations governing network marketing programs, we are subject to the risk that these laws or regulations or the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. The failure of our Partner network program to comply with current or newly adopted regulations could have a material adverse effect on our business in a particular market or in general.

We are also subject to the risk of private party challenges to the legality of our Partner network program. The network marketing programs of other companies have been successfully challenged in the past. An adverse judicial determination with respect to our Partner network program, or in proceedings not involving us directly but which challenge the legality of network marketing systems, could have a material adverse effect on our business.

Our products or services offered as part of automatically renewing subscriptions or memberships could be found not to be in compliance with laws or regulations in one or more markets, which could have a material adverse effect on our business.

Certain of our products and services include subscriptions and memberships that automatically renew unless cancelled by the subscribing consumer. There are a number of consumer-protection regulations at the state and federal level that govern how automatically renewing subscriptions are offered, including the types of notices that must be provided to consumers upon sign-up, and the manner in which consumers are able to cancel such renewals. We are subject to the risk that, in one or more markets, our automatically renewing subscription products could be found not to be in compliance with applicable law or regulations. This could result in regulatory bodies or a private party bringing an action that challenges the legality of our subscription products. These actions, including those without merit, could result in us having to expend significant litigation costs to defend against such claims, incur penalties or pay damages as a result of legal judgments against us, or require us to change elements of our automatically renewing subscription products. Each of these could have a material adverse effect on our business.

Changes in legislation or requirements related to electronic funds transfer (“EFT”), or our failure to comply with existing or future regulations, may materially and adversely impact our business.

We derive a significant amount of revenue from auto-renewal arrangements incorporated within our programs, which require express consent from our customers to commence. Any changes in the laws, regulations or interpretations of the laws regarding auto-renewal arrangements, or increased enforcement of such laws and/or regulations, could adversely affect our ability to engage or retain customers and harm our financial condition and operating performance. Our business relies heavily on the fact that our subscriptions continue on a recurring basis after the completion of any initial term requirements, and compliance with these laws and regulations and similar requirements may be onerous and expensive. In addition, variances and inconsistencies from jurisdiction to jurisdiction may further increase the cost of compliance and doing business. States that have fitness membership statutes may be applicable to us and could provide harsh penalties for violations, including membership contracts being void or voidable. Our failure to comply fully with these rules or requirements may subject us to fines, higher transaction fees, penalties, damages and civil liability and may result in the loss of our ability to accept EFT payments, which would have a material adverse effect on our business and in turn our results of operations and financial condition. In addition, any such costs, which may arise in the future as a result of changes to the legislation and regulations or in their interpretation, could individually or in the aggregate cause us to change or limit our business practice, which may make our business model less attractive to our customers.

We are subject to a number of risks related to automated clearing house (“ACH”), credit card and debit card payments we accept.

We accept payments through ACH, credit card and debit card transactions. For ACH, credit card and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our subscriptions, which could cause us to lose customers, or suffer an increase in our operating expenses, either of which could harm our operating results.

If we or any of our processing vendors have problems with our billing software, or the billing software malfunctions, it could have an adverse effect on our customer satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our customers’ credit cards, debit cards or bank accounts on a timely basis or at all, we could lose subscription revenue, which would harm our operating results.

If we fail to adequately control fraudulent ACH, credit card and debit card transactions, we may face civil liability, diminished public perception of our security measures and significantly higher ACH, credit card and debit card related costs, each of which could adversely affect our business, financial condition and results of operations. The termination of our ability to process payments through ACH transactions or on any major credit or debit card would significantly impair our ability to operate our business.

As consumer behavior shifts to use emerging forms of payment, there may be an increased reluctance to use ACH or credit cards for membership dues and point of sale transactions which could result in decreased revenues as consumers choose to give their business to competition with more convenient forms of payment. We may need to expand our information systems to support newer and emerging forms of payment methods, which may be time-consuming and expensive and may not realize a return on our investment.

We are subject to payment processing risk.

Our customers pay for our products and services using a variety of different payment methods, including credit and debit cards and gift cards. We rely on third parties to process payments. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted. We leverage our third-party payment processors to bill customers on our behalf. If these third parties become unwilling or unable to continue processing payments on our behalf, we would have to find alternative methods of collecting payments, which could adversely impact customer acquisition and retention. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operations and if not adequately controlled and managed could create negative consumer perceptions of our service.

We are subject to governmental export and import controls and economic sanctions laws that could subject us to liability and impair our ability to compete in international markets.

The United States and various foreign governments have imposed controls, export license requirements, and restrictions on the import or export of technologies. Our products may be subject to U.S. export controls, which may require submission of a product classification and annual or semi-annual reports. Compliance with applicable regulatory requirements regarding the export of our products and services may create delays in the introduction of our products and services in international markets, prevent our international customers from accessing our products and services, and, in some cases, prevent the export of our products and services to some countries altogether.

Furthermore, U.S. export control laws and economic sanctions prohibit the provision of products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our products from being provided to targets of U.S. sanctions, our products and services could be provided to those targets or provided by our customers. Any such provision could have negative consequences, including government investigations, penalties, reputational harm. Our failure to obtain required import or export approval for our products could harm our international and domestic sales and adversely affect our revenue.

We could be subject to future enforcement action with respect to compliance with governmental export and import controls and economic sanctions laws that result in penalties, costs, and restrictions on export privileges that could have an adverse effect on our business, results of operations and financial condition.

Failure to comply with anti-corruption and anti-money laundering laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.

We operate a global business and may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We are subject to the Foreign Corrupt Practices Act, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. These laws that prohibit companies and their employees and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, improper payments or anything of value to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. In many foreign countries, including countries in which we may conduct business, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. We face significant risks if we or any of our directors, officers, employees, agents or other parties or representatives fail to comply with these laws and governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, results of operations and financial condition.

We have implemented an anti-corruption compliance program and policies, procedures and training designed to foster compliance with these laws; however, our employees, contractors, and agents, and companies to which we outsource some of our business operations, may take actions in violation of our policies or applicable law. Any such violation could have an adverse effect on our reputation, business, operating results and prospects.

Any violation of the FCPA, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services, and brand.

Our success depends in large part on our proprietary content and technology and our trademarks, copyrights, patents, trade secrets and other intellectual property rights. We rely on, and expect to continue to rely on, a combination of trademark, trade dress, domain name, copyright, trade secret and patent laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. However, our efforts to obtain and protect our intellectual property rights may not be sufficient or effective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business.

Effective protection of patents, trademarks, and domain names is expensive and can be difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. As we have grown, we have sought to obtain and protect our intellectual property rights in an increasing number of countries, a process that can be expensive and may not always be successful. For example, the U.S. Patent and

Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural requirements to complete the patent application process and to maintain issued patents, and noncompliance or non-payment could result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in a relevant jurisdiction. Further, intellectual property protection may not be available to us in every country in which our products and services are available. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

In order to protect our brand and intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Enforcement actions and litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Accordingly, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Our failure to secure, protect, and enforce our intellectual property rights could seriously damage our brand and our business.

We have been, and may in the future be, subject to claims that we infringed certain intellectual property rights of third parties, and such claims could result in costly litigation expenses or the loss of significant rights related to, among other things, our products and marketing activities, including as it relates to our BODi Bikes stationary bike products.

There may be intellectual property rights held by others, including issued or pending patents, trademarks, and copyrights, and applications of the foregoing, that they allege cover significant aspects of our products, services, content, branding, or business methods. We have received in the past, and may receive in the future, communications from third parties, including practicing and non-practicing entities, claiming that we may have infringed, misused, or otherwise misappropriated their intellectual property rights. Moreover, companies in the stationary bicycle space are frequent targets of entities seeking to enforce their rights in their intellectual property, or to otherwise profit from royalties in connection with grants of licenses in their intellectual property. These intellectual property claims include enforcement of a broad variety of patents that cover various elements of stationary bicycle products.

Defending against intellectual property infringement claims may result in costly litigation expenses and diversion of technical and management personnel. It also may result in our inability to use certain technologies, content, branding, or business methods found to be in violation of another party’s rights. As a result of a dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, revise our marketing activities, cease the sale of certain products, or take other actions to resolve the claims that would result in additional cost and expense to our business. Any of these results could materially adversely affect our ability to compete and our business, results of operations, and financial condition.

Our subscriber engagement on mobile devices depends upon effective operation with mobile operating systems, networks, and standards that we do not control.

A growing portion of our customers access our platform through BOD/BODi and there is no guarantee that popular mobile devices will continue to support BOD or that mobile device users will use BOD/BODi rather than competing products. We are dependent on the interoperability of BOD/BODi with popular mobile operating systems that we do not control, such as Android and iOS, and any changes in such systems that degrade the functionality of our digital offering or give preferential treatment to competitors could adversely affect our platform’s usage on mobile devices. Additionally, in order to deliver high-quality mobile content, it is important that our digital offering is designed effectively and works well with a range of mobile technologies, systems, networks, and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks, or standards. In the event that it is more difficult for our customers to access and use our platform on their mobile devices or customers find our mobile offerings do not effectively meet their needs, our competitors develop products and services that are perceived to operate more effectively on mobile devices, or if our customers choose not to access or use our platform on their mobile devices or use mobile products that do not offer access to our platform, our subscriber growth and subscriber engagement could be adversely impacted.

In addition, a portion of our customers access our products through OTT services such as Apple TV and Roku. These OTT services are managed by third parties that we do not control, and any changes in such systems or services that degrade the functionality of our digital offering or give preferential treatment to competitors could adversely affect our platform’s usage through these services.

Our BODi Bikes may be subject to warranty claims that could result in significant direct or indirect costs, or these products could experience greater returns than expected, either of which could have an adverse effect on our business, financial condition, and operating results.

Our BODi Bikes line of products generally provides a minimum 12-month limited warranty on all of our bikes. The occurrence of any material defects in our products could make it liable for damages and warranty claims in excess of our current reserves, which could result in an adverse effect on our business prospects, liquidity, financial condition, and cash flows if warranty claims were to materially exceed anticipated levels. In addition, we could incur significant costs to correct any defects, warranty claims, or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality and safety of its products could affect our brand image, decrease consumer and subscriber confidence and demand, and adversely affect our financial condition and operating results. Also, while its warranty is limited to repairs and returns, warranty claims may result in litigation, the occurrence of which could have an adverse effect on our business, financial condition, and operating results.

Changes in tax laws and unanticipated tax liabilities could adversely affect our financial results.

We are subject to income, gross margin, franchise and other similar taxes in the U.S. and foreign jurisdictions. Any significant changes in U.S. or foreign laws and related authoritative interpretations could affect our tax expense and profitability and may also affect the purchase, ownership and disposition of our common stock. We are also impacted by the outcome of income tax audits, which could have a material effect on our results of operations and cash flows in the period or periods for which that determination is made. In addition, our effective income tax rate and our results may be impacted by our ability to realize deferred tax benefits and any increases or decreases of our valuation allowance applied to our deferred tax assets.

We may be subject to obligations to collect and remit sales tax and other taxes, and we may be subject to tax liability for past sales, which could adversely harm our business.

We are also obligated to collect and remit sales, use, value added and other similar taxes in U.S. state and local jurisdictions and foreign jurisdictions. We may be subject to sales tax liability for past sales, which could adversely impact our results of operations and cash flows. U.S. and foreign jurisdictions have differing rules and regulations governing sales, use, value added and other similar taxes, and these rules and regulations are subject to varying interpretations that may change over time. A successful audit assertion that we should be collecting sales, use, value added or other taxes on our products or services at different tax rates, or in jurisdictions where we do not collect such tax, or have not historically done so, could result in substantial tax liabilities and related penalties for past sales, discourage customers from purchasing our products, or services, or otherwise harm our business, results of operations and financial condition.

General Risk Factors

Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.

Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter. As a result, you should not rely on our past quarterly operating results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	the continued market acceptance of, and the growth of the connected fitness and wellness market;

•	our ability to maintain and attract new customers;

•	our development and improvement of the quality of the subscriber experience, including, enhancing existing and creating new content, services, nutritional supplements, technology, and features;

•	the continued development and upgrading of our technology platform;

•	the timing and success of new product, service, feature, and content introductions by us or our competitors or any other change in the competitive landscape of our market;

•	pricing pressure as a result of competition or otherwise;

•	delays or disruptions in our supply chain;

•	errors in our forecasting of the demand for our products and services, which could lead to lower revenue or increased costs, or both;

•	increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•	the continued maintenance and expansion of last mile delivery and maintenance services for our fitness products;

•	successful expansion into international markets;

•	seasonal fluctuations in subscriptions and usage of fitness products by our customers, each of which may change as our products and services evolve or as our business grows;

•	the diversification and growth of our revenue sources;

•	our ability to maintain gross margins and operating margins;

•	constraints on the availability of consumer financing or increased down payment requirements to finance purchases of our integrated fitness products;

•	system failures or breaches of security or privacy;

•	adverse litigation judgments, settlements, or other litigation-related costs, including content costs for past use;

•

changes in the legislative or regulatory environment, including with respect to privacy, consumer product safety, and advertising, or enforcement by government regulators, including fines, orders, or consent decrees;

•	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•	changes in our effective tax rate;

•	changes in accounting standards, policies, guidance, interpretations, or principles; and

•	changes in business or macroeconomic conditions, including lower consumer confidence, recessionary conditions, increased unemployment rates, or stagnant or declining wages.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results.

The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

Our ability to use our net operating loss carryforwards (NOLs) to offset future taxable net income may be subject to limitations.

As of December 31, 2022, we had approximately $293.7 million in federal and $285.2 million in state NOLs. Of this amount, our state NOLs and $2.3 million of our federal NOLs will begin to expire in 2025 and 2037, respectively, and the remainder of our federal NOLs is not subject to expiration but generally may only be used to offset 80% of our taxable income.

If an ownership change, as defined in Section 382 of the Code, occurs or has occurred with respect to our Class A Common Stock, our ability to use NOLs to offset taxable income would be subject to certain limitations. Generally, an ownership change occurs under Section 382 of the Code if certain persons or groups increase their aggregate ownership by more than 50 percentage points of our stock over a rolling three-year period. If an ownership change occurs, our ability to use NOLs to reduce taxable net income would generally be limited (the determination of such a limitation is complicated, but as a general manner relevant rules impose a limitation determined by multiplying the fair market value of our stock immediately prior to the ownership change by the long-term tax-exempt interest rate). We have not completed a study to determine whether an ownership change under Section 382 of the Code has occurred with respect to us, and future changes in our Class A Common Stock ownership may result in an ownership change, potentially limiting our ability to use our NOLs.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints both domestically and abroad.

In both domestic and foreign markets, the formulation, manufacturing, packaging, labeling, distribution, importation, exportation, licensing, sale and storage of our products are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions.

There can be no assurance that we or our distributors are in compliance with all of these regulations. Our failure or our distributors’ failure to comply with these regulations or new regulations could lead to the imposition of significant penalties or claims and could have a material adverse effect on our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, resulting in significant loss of sales revenues.

Requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

We are subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of the NYSE, and other applicable securities rules and regulations. Compliance with these rules and regulations over time will likely strain our financial and management systems, internal controls, and employees.

The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we have material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

In addition, we may be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We expect that at such time we will incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, operating results, and financial condition. Although we have already engaged additional resources to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses.

USE OF PROCEEDS

We will receive the proceeds of any cash exercise of the Common Warrants. If all of the Common Warrants were exercised for cash, we would receive aggregate proceeds of approximately $6.1 million. We intend to use the net proceeds from any cash exercise of the Common Warrants for general corporate purposes. We will not receive any proceeds from the resale or other disposition of the shares of Class A Common Stock offered by the selling shareholders under this prospectus.

SELECTED FINANCIAL DATA

On November 21, 2023, the Company effected a 1-for-50 reverse stock split (the “Reverse Stock Split”) of all issued and outstanding shares of the Company’s common stock. As a result of the Reverse Stock Split, every 50 outstanding shares of the Company’s common stock before the Reverse Stock Split represents one share of the applicable class of common stock after the Reverse Stock Split. On a pre-split basis, the Company had 312,162,129 and 309,583,773 shares of common stock issued and outstanding as of December 31, 2022 and 2021, respectively. On a post-split basis, the Company had 6,243,243 and 6,191,675 shares of common stock issued and outstanding as of December 31, 2022 and 2021, respectively.

The following selected financial data is based on the common stock and per share data from our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and from our Quarterly Reports on Form 10-Q for the quarters and years to date ended March 31, 2023, June 30, 2023 and September 30, 2023, and is retrospectively adjusted to reflect the Reverse Stock Split.

	Year ended December 31,
	2022	2021	2020

	($ in thousands, except share and per share information)
Net loss	$(194,192)	$(228,382)	$(21,432)
Weighted average common shares outstanding, basic and diluted	6,149,784	5,507,175	4,790,802
Net loss per common share, basic and diluted	(31.58)	(41.47)	(4.47)

	Three months ended				Six months ended		Three months ended		Nine months ended
	March 31, 2023	March 31, 2022	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

	($ in thousands, except share and per share information)
Net loss	$(29,188)	$(73,533)	$(25,748)	$(41,867)	$(54,936)	$(115,400)	$(32,666)	$(33,859)	$(87,602)	$(149,259)
Weighted average common shares outstanding, basic and diluted	6,182,811	6,127,255	6,286,236	6,144,100	6,234,809	6,135,724	6,178,622	6,158,987	6,215,874	6,143,563
Net loss per common share, basic and diluted	$(4.72)	$(12.00)	$(4.10)	$(6.81)	$(8.81)	$(18.81)	$(5.29)	$(5.50)	$(14.09)	$(24.30)

MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Market Price of Our Common Stock

Our Class A Common Stock is listed on NYSE under the symbol “BODY.”

On January 23, 2024, the closing price of our Class A Common Stock was $8.65 per share. As of January 17, 2024, there were 4,101,477 shares of our Class A Common Stock outstanding, held of record by 42 holders, 2,729,003 shares of our Class X Common Stock outstanding, held of record by 3 holders, and 2 holders of record of our public warrants.

Dividend Policy

We have never declared or paid cash dividends on our capital stock. We do not expect to pay dividends on our capital stock for the foreseeable future. Instead, we anticipate that all of our earnings for the foreseeable future will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our Board and would depend upon various factors, including our operating results, financial condition, and capital requirements, restrictions that may be imposed by applicable law, and other factors deemed relevant by our Board.

BUSINESS

Who We Are

We are a leading subscription health and wellness company providing fitness, nutrition and stress-reducing programs to our customers. With 1.4 million digital subscriptions and 0.2 million nutritional subscriptions as of September 30, 2023, we believe our ability to offer solutions in both the global fitness market and the global nutrition market under one platform positions us as the leading holistic health and wellness solution. We have a 25-year track record of creating innovative exercise, nutrition and stress-reducing content that have improved the lives of millions of customers. We make fitness entertaining, approachable, effective and convenient, while fostering social connections that encourage customers to live healthier and more fulfilling lives.

We are a results-oriented company at the intersection of wellness, technology and media. We developed one of the original fitness digital streaming platforms with an extensive library of content containing 120 complete programs and over 8,500 streaming videos. We measure the success of our library by customer engagement indicators including a metric that divides daily active users by monthly active users (“DAU/MAU”) and “streams” by our subscribers over the respective periods. While the measure of a digital stream may vary across companies, we define streams and total streams as the stream of a video for at least 25% of its length during a given period. In the nine months ended September 30, 2023, our DAU/MAU averaged 31.6%. In the nine months ended September 30, 2023 and the years ended December 31, 2022, 2021 and 2020, our subscribers viewed 78 million, 121 million, 167 million and 180 million streams, respectively. We also measure our success by month over month retention rates of our digital subscribers, which was approximately 95.7% for the nine months ended September 30, 2023.

Driven by our commitment to help people achieve their goals and lead healthy, fulfilling lives, we have built or acquired digital platforms to engage with our customers such as Beachbody On Demand (“BOD”), Beachbody On Demand Interactive (“BODi”), and BODi Bike. Prior to July 2022, fitness programs were also available on the Openfit digital platform. Our BOD digital platform includes an extensive library with high-quality production and creatively diverse fitness content for an annual subscription price of $120. BOD, and our premium and interactive digital platform, BODi, also have monthly and 3-month membership prices. In addition, we also have promotional offers which at times include membership options for greater than one year. During 2022, we completed the consolidation of our Openfit streaming fitness offering into both Beachbody platforms to enhance our value proposition to all customers and simplify our go-to-market strategy. Since March 2023, BODi also includes a new form of fitness programming called BODi Blocks, and the new mindset content.

The BOD + BODi annual subscription price was reduced to $179, from $298 in September 2022 to appeal to a larger audience. In 2023, we enhanced our BODi platform by focusing our fitness content around the concept of block periodization, which we call BODi Blocks. Block periodization is a four-week “mesocycle” of three weeks of progressive exercise (five workouts a week), followed by one week of functional recovery. The goal is a balance of exercise and recovery so the customer is always challenged but not overtrained. It also integrates a layer of personal development and mindset content. In late 2023, we offered a simplified monthly digital and nutrition subscription bundle nicknamed “the $99 rebel”, to give a more affordable alternative to help new subscribers offset inflation concerns. The combination of fitness, nutrition, and mindset makes the BODi platform a complete solution to support the whole person and help them achieve positive “Health Esteem.”

Our premium nutrition products help make meal planning and healthy weight loss achievable without deprivation. Simplicity and proven strategies are at the core of what we do, and many of our brands, including Shakeology, Beachbody Performance, Beachbar, Bevvy and Ladder Supplements, have been designed with formulae and ingredients that have been clinically tested to help our customers achieve their goals. By leveraging consumer insights, such as which of our content subscribers are engaging with, we are able to make targeted recommendations to them that support improved results.

In late 2022, we launched an “Eat More Dessert” campaign, which additionally positions Shakeology as a healthy, gourmet, superfood dessert. We believe healthy desserts is a $48 billion annual category that is growing quickly. We believe Shakeology is well positioned to be consumed as a healthy dessert with hundreds of healthy recipes offered.

In late 2023, we added GrowthDay, a subscription-based personal development mobile application to the BODi Health Esteem ecosystem which the BODi Partner network can sell to prospective customers. This product is offered by GrowthDay and we receive a portion of the revenue for selling our customers access to this mobile application.

We have also built a social commerce platform with incentives to invite people to participate in groups and to increase our customer base, inspiring participants to achieve their goals which in turn generates cash flow that can be used to accelerate our digital expansion. This platform includes our network of micro influencers whom we refer to as Partners, who help customers start and maintain a fitness and nutrition program through positive reinforcement, accountability, and a proprietary online support community. The Partners pay a monthly subscription fee to access our Partner office tools, which provide training, sales enablement, and reporting capabilities.

In late 2023 we launched an initiative that we call “the BODi Growth Game Plan” which is designed to help Partners improve the overall productivity of their teams, as they assist current and potential customers achieve an improvement in their Health Esteem. We also implemented results oriented compensation incentives for our Partners beginning January 1, 2024, which will reward high performance, especially for new Partners, and aligns the overall compensation structure with generating profitable revenues.

Our revenue is primarily generated from the sale of digital subscriptions and nutritional products that are often bundled together. We also generate revenue selling the BODi Bike. We believe there are future revenue and customer retention opportunities that can be generated through our enhanced BODi offering, new nutritional bundles, and connected devices that offer digital subscriptions.

Our Product Offerings and Economic Model

Digital Subscriptions

Our digital subscriptions include BOD and a live interactive premium subscription, BODi, launched in late 2021. The subscriptions are renewed on a monthly, quarterly or annual basis and include unlimited access to an extensive library of live and on-demand fitness and nutrition content. Prior to July 2022, we also offered a subscription service to the Openfit digital platform. In March 2023, we launched an improved BODi experience and began migrating all BOD-only members to BODi on their renewal dates, all BOD-only members will be migrated to BODi by March 31, 2024.

Our digital platforms provide a one-stop-shop for all types of fitness and nutrition content, with world famous brands such as P90X, Insanity, 21 Day Fix, 80 Day Obsession, Morning Meltdown 100, LIIFT4, Unstress meditations, Portion Fix, 4 Weeks of Focus, Sure Thing, and others. The BOD and BODi platforms give users access to comprehensive, highly produced, and creatively diverse fitness content with dynamic trainers. We had 1.4 million digital subscriptions as of September 30, 2023, which provide access to 8,500 fitness, nutrition, mindfulness and recovery videos that can be accessed anywhere. BOD and BODi content are available on the web as well as the Beachbody Bike touchscreen, iOS, Android, Roku, Apple TV, Fire TV and Chromecast. Our offerings deliver both fitness and nutritional content, and since March 2023, personal development mindset content.

Digital subscriptions also help generate sales of our nutritional products, which are often sold together as bundles.

Nutritional Products

Our nutritional products include Shakeology, Beachbody Performance supplements, BEACHBARs, Bevvy, Ladder Supplements and others. As part of our mission to be a total health and wellness solution for our consumers, our nutritional products are formulated and manufactured to high quality standards and complement our fitness and device offerings. Our research and development team rigorously assesses and develops new nutritional products that are in line with customer goals, satisfies a continuum of customer demand, and increases subscriptions and lifetime revenue. Shakeology, our superfood health mix, is clinically shown to help reduce cravings and promote healthy weight loss and formulated to help support healthy digestion and provide healthy energy with its proprietary formula of superfoods, phytonutrients, enzymes, fiber and protein, with no artificial sweeteners, flavors, colors or preservatives.

Beachbody Performance supplements include our pre-workout Energize, Hydrate, post-workout Recover and protein supplement Recharge. In 2022, we launched First Thing and Last Thing, a comprehensive mind-body solution formulated with clinically effective key ingredients to help support the immune system, nourish brain health, defend against stress, and encourage better sleep.

BEACHBARs are low-sugar, snack bars available in three flavors, made with ingredients to help satisfy cravings without undermining our customers’ fitness and weight loss goals. We continue to research and develop additional nutritional products, and currently provide a variety of other nutritional supplements including collagen, fiber and greens “boosts.”

We also offer supplements to consumers under the LADDER brand, a sports nutrition brand dedicated to creating clean, high-performance workout supplements for daily use. We formulate pre-workout, hydration, and post-workout products to complement a strong nutritional foundation and unlock the next level in training and exercise.

Connected Fitness Products

Our digital subscription offerings are complemented by our connected fitness products acquired from Myx Fitness in June 2021. The BODi Bike may be equipped with a unique swivel touch screen that enables users to engage with content beyond the indoor cycling experience and encourages broader cross-training, incorporating resistance training and yoga for a more holistic fitness experience and healthier results.

We believe a connected bike is a perfect fit and important genre for the BODi ecosystem with its focus on heartrate-based zone training, and together with BODi’s digital subscription offerings and nutritional products, brings together a comprehensive at-home solution that provides personalization, live coaching, celebrity rides, nutritional supplements and healthy meal-planning.

We provide BOD and BODi content through the bike’s swivel touch screen. We offer the fitness content and supplements together with the bike through BODi subscriptions and through our network as well as via direct-to-consumer marketing channels.

The BODi Bike is manufactured using commercial-grade equipment and may include a 21.5” 360-degree swivel screen. In the United States, the standard package price is $1,399 and includes a Polar heart rate monitor with free delivery and set up. We also offer a “Plus” package for $1,599. Additionally, we offer a “BODi Bike Studio” package which bundles a 3-year subscription to BODi with a bike and accessories for $1,625. In late 2023, we began offering a BODi Bike without the 360-degree swivel screen which can be connected to a customer’s personal device (e.g., phone, watch or tablet) for $499.

Implementing a “One Brand” Strategy

During 2022, we consolidated our streaming fitness and nutrition offerings into a single Beachbody platform and began marketing our connected fitness bike under the Beachbody brand. We believe the addition of prior Openfit products and talent into the BOD and BODi extensive on-demand library strengthened the Beachbody ecosystem, enhanced our value proposition to all our customers and Partners, and simplified our go-to-market strategy. It also helps us leverage the scale of our content creation, technology investments, and marketing.

Our Value Proposition

Our holistic approach to health and wellness provides the consumer with tools to achieve positive health esteem at a lower cost than most traditional gyms or fitness studios and nutrition/weight loss plans.

Our business model is characterized by developing compelling fitness, nutrition, and mindset content and products that are designed to help subscribers achieve their goals and feel good about themselves in the process. This in turn attracts additional customers who see those experiences on social media. These consumers then become advocates for the Company, which helps attract and retain new and existing consumers. This “virtuous cycle” of content, customer success, and new customer acquisition drives subscriber growth and recurring revenue opportunities.

Our monthly connected fitness subscription at an average price of $15.00 during 2023 is less expensive than most monthly gym memberships, a fraction of the price of a personal training session, and less than the cost of one individual cycling class at a boutique studio. Boutique studio fitness classes typically cost between $25.00 and $45.00 per person per class and follow a strict schedule whereas our monthly connected fitness subscription covers the household of up to five people and offers unlimited use, anytime, anywhere. Our on-demand library features classes, spanning five to 60 minutes, which provide our customers with flexibility and convenience.

For our BODi Bike Studio, which bundles a BODi Bike, a 3-year subscription to BODi, and accessories, we offer attractive 0% APR financing programs through a third-party partner, who bears the risk of loss associated with the amount financed, which allow qualified customers to pay in monthly installments of as low as $50 for 36 months. These financing programs have successfully broadened the base of customers by attracting consumers from a wider spectrum of ages and income levels.

Our nutritional products come in varying sizes and prices and are often bundled with digital content offerings. One of our most popular packages is the BODi and Shakeology Total Solution Pack, which is priced at $99 per month and comes with a twenty serving supply of Shakeology and a monthly BODi membership.

BODi’s approach to Health Esteem is designed to help people feel good as they create sustainable healthy habits. We have the lifestyle solutions for individuals focused on weight loss, including a broad array of structured, step by step fitness and nutrition programs, plus personal development and mindset tools.

Our Economic Model

Our primary model is selling directly to consumers. We attract new customer sign ups through three go-to-market models: 1) a proprietary network of Partners that earns commissions on their sales, 2) contact with current and past customers by emails or through our social media followers and 3) direct response marketing media.

Our Partner network drives the majority of our revenues. Partners earn a share of the revenue generated by promoting our products and helping our customers succeed. They also earn additional bonuses for expanding our customer base by building teams of Partners. The Partners are BODi’s equivalent of a gig workforce. They typically receive a 25% commission on orders they generate through their efforts, which was reduced to 20% effective January 3, 2024. We also have a “Preferred Customer” program, which entitles them to up to a 25% discount on certain purchases in return for paying a monthly subscription fee, which was reduced to 20% effective December 1, 2023.

We leverage our super trainers and other influencers in our marketing creative, as well as their social media following. We have arrangements with the influencers where they earn financial incentives for engaging customers and getting new customer sign ups.

Competition

We operate in the competitive and highly fragmented health and wellness market in which, given the holistic nature of our business, we face significant competition from multiple industry segments. The overall market opportunity remains large as 74% of U.S. adults are considered overweight according to the Centers for Disease Control and Prevention. A consumer’s fitness profile may range from a very active gym member with multiple online platform subscriptions to an infrequent user with a single subscription. We want to help consumers achieve their health objectives by offering an engaging platform with healthy nutrition solutions.

We face significant competition from providers of at-home fitness solutions, including connected fitness equipment, digital fitness apps, and other wellness apps. We also face competition from weight management, dietary and nutritional supplement providers, and are sensitive to the introduction of new products or weight management plans, including various prescription drugs.

We are also subject to significant competition in attracting Partners from other social commerce platforms, including those that market fitness solutions, weight management products and dietary and nutritional supplements. Our ability to remain competitive depends on our success in delivering results for our customers, maintaining our community, retaining Partners through attractive compensation plans, and continuing to offer a vast content library as well as an attractive product portfolio.

Our competitors may develop, or have already developed, products, features, content, services, or technologies that are similar to ours or that achieve greater acceptance, may undertake more successful product development efforts, create more compelling marketing campaigns, or may adopt more aggressive pricing policies. Our competitors may develop or acquire, or have already developed or acquired, intellectual property rights that significantly limit or prevent our ability to compete effectively in the public marketplace. In addition, our competitors may have significantly greater resources than us, allowing them to identify and capitalize more efficiently upon opportunities in new markets and consumer preferences and trends, quickly transition and adapt their products and services, devote greater resources to marketing and advertising, or be better positioned to withstand substantial price competition. If we are not able to compete effectively against our competitors, they may acquire and engage customers or generate revenue at the expense of our efforts, which could have an adverse effect on our business, financial condition, and operating results.

Manufacturing

We rely on contract manufacturers to manufacture our nutritional products, bikes and related equipment. Our contract manufacturers can schedule and purchase supplies independently or from our suppliers, according to contractual parameters. Nutritional ingredients are sourced according to our specifications from our approved suppliers. Outsourcing allows us to operate an asset-light business model and focus our efforts on innovation, sales and marketing. Our contract manufacturers are regularly audited by third parties and in the case of nutritionals, they are also audited by our Quality Assurance department and comply with our rigorous Quality Assurance Protocols (“QAP”s) and specifications as well as follow industry good manufacturing practices (“GMP”s) and food safety guidelines. We believe our contract manufacturers have the capacity to meet our current and near-term supply needs. We monitor capacity and performance of our manufacturing partners and will qualify alternate suppliers as needed. We receive finished products from our contract manufacturers, which includes all packaging and ingredients used, as well as an agreed-upon charge for each item produced.

To mitigate against the risks related to a single source of supply, we qualify alternative suppliers and manufacturers when possible, and develop contingency plans for responding to disruptions, including maintaining adequate inventory of products.

Storage and Distribution

We outsource the storage and distribution of finished goods to third-party logistics companies, with facilities geographically dispersed to help optimize shipping times to our customer base. In the United States, our nutrition and other products are currently distributed from Groveport, Ohio and shipped to United States.-based customers principally through FedEx or the U.S. Postal Service. In Canada, our nutrition and other products are distributed from Oshawa, Canada to customers via a third-party specialty shipper. In Europe, our products are distributed from Northampton, UK to customers via a European transport provider. Usual delivery time is approximately five to seven days.

Our connected fitness products are currently distributed from separate distribution centers in California, New Jersey, Illinois, and Georgia and shipped to U.S.-based customers principally through GXO Logistics covering the United States and Canada.

Utilizing multiple partners from geographically-distributed locations enhances our geographic reach and allows us to further scale our distribution system and maintain flexibility, while reducing order fulfillment time and shipping costs. With our commitment to our customer-first approach, we will continue to invest to strengthen our operations’ coverage in locations we identify as strategic and cost-effective delivery markets throughout the United States, Canada, Europe, and in new international regions.

Seasonality

Historically, we have experienced higher sales in the first and second quarters of the fiscal year compared to other quarters, due in large part to seasonal holiday demand, New Year’s resolutions, and cold weather. We also have historically incurred higher selling and marketing expenses during these periods. For example, in the year ended December 31, 2022, our first and second quarters combined represented 54.6% of revenue and 53.6% of our selling and marketing expenses.

Intellectual Property

We believe our success, competitive advantages, and growth prospects depend in part upon our ability to develop and protect our content, technology, and intellectual property rights. We rely upon a combination of patents, trademarks, trade secrets, copyrights, confidentiality agreements, contractual commitments and other legal rights to establish and protect our brands and intellectual property rights throughout the world. For example, we file for and register our trademarks and monitor third party trademarks worldwide and we have developed a robust enforcement program to protect our brands/trademarks, domains, and copyrights to protect our intellectual property rights on various platforms including the web, borders/customs, e-commerce and social channels to protect our brands, videos, DVDs and DVD kits, clothing, and accessories which have been and continue to be counterfeited. As of December 31, 2023, we have over 3,000 registered trademarks, over 200 registered copyrights and four patents (including 18 patents pending).

To minimize intellectual property infringement and counterfeiting, our team monitors domains, websites, eCommerce sites, social channels, distributors and other third parties through a third-party platform that monitors eBay, Amazon, Mercado Libre, YouTube, Vimeo, Instagram, Gumtree, Kijiji, Mercari and other platforms and sites in the U.S. and worldwide to identify third parties who purport to sell our products including DVDs and videos. Additionally, we enter into agreements with our commercial partners, supply chain vendors, employees and consultants to control access to, and clarify ownership of, our intellectual property and proprietary information.

Government Regulation

We are subject to many varying laws and regulations in the United States, Canada, the United Kingdom (the “UK”), the European Union (the “EU”) and throughout the world, including those related to data privacy, data protection, data breach notification, content regulation, foods and dietary supplements, imports and exports, intellectual property, consumer protection, e-commerce, multi-level marketing, advertising, messaging, rights of publicity, health and safety, employment and labor, product liability, accessibility, competition, and taxation. These laws often require companies to implement specific information security controls to protect certain types of information, such as personal data, “special categories of personal data” or health data. While we strive to comply and remain compliant with each of these laws and regulations, they are constantly evolving and may be interpreted, applied, created, or amended in a manner that could require a change to our current compliance footprint, or harm our current or future business and operations. In addition, it is possible that certain governments may seek to block or limit our products and services or otherwise impose other restrictions that may affect the accessibility or usability of any or all of our products and services for an extended period of time or indefinitely.

With respect to data privacy and protection laws and regulations, in the EU, the General Data Protection Regulation, (the “GDPR”), became effective in 2018. The GDPR is intended to create a single legal framework for privacy rights that applies across all EU member states, including France, which is currently the only country in the EU in which we operate. The GDPR created more stringent operational requirements for controllers and processors of personal data, including, for example, requiring enhanced disclosures to data subjects about how personal data is processed (including information about the profiling of individuals and automated individual decision-making), limiting retention periods of personal data, requiring mandatory data breach notification, and requiring additional policies and procedures to comply with the accountability principle under the GDPR. Similarly, other jurisdictions are instituting privacy and data security laws, rules, and regulations, which could increase our risk and compliance costs. As a result of Brexit, for example, we will need to continue compliance with the UK Data Protection Act of 2018 for privacy rights across the United Kingdom, the legal requirements of which largely follow the GDPR.

We are also subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to the transfer of personal data outside the European Economic Area, (“EEA”), and the UK. We rely on transfer mechanisms permitted under these laws, including the standard contract clauses and intracompany data transfer agreements, which mechanisms have been subject to regulatory and judicial scrutiny. If these existing mechanisms for transferring personal data from the EEA, the United Kingdom, or other jurisdictions are unavailable, we may be unable to transfer personal data of employees or customers in those regions to the United States.

In addition to European data privacy rules, we are subject to privacy laws in the U.S. and Canada, including the California Privacy Rights Act and California Consumer Privacy Act (collectively, “California Privacy Laws”). The California Privacy Laws require us to provide clear notice to consumers about what data is collected about them, honor requests to opt-out of the sale or sharing of their personal data and comply with certain requests related to their personal data, such as the right to access or delete their personal data.

Additionally, along with our contract manufacturers, distributors and ingredients and packaging suppliers, we are subject to laws and regulations related to our food and nutritional products. In the United States, the federal agencies governing the manufacture, distribution and advertising of our products include, among others, the Federal Trade Commission, the Food and Drug Administration, the United States Department of Agriculture (“USDA”), the U.S. Environmental Protection Agency and similar state and local agencies. Under various statutes, these agencies, among other things, prescribe the requirements and establish the standards for labeling, manufacturing, quality, and safety and regulate marketing and advertising to consumers. Certain of these agencies, in certain circumstances, must not only enforce regulations that apply to our food and nutritional products, but also review the manufacturing processes and facilities used to produce these products to ensure compliance with applicable regulations in the United States.

We may also be subject to increasing levels of regulation with respect to ESG matters. For example, the SEC and the State of California, have adopted, or are considering rules to require companies to provide significantly expanded climate related disclosures, which may require us to incur additional costs to comply, including the implementation of significant additional internal controls processes and procedures.

We are also subject to laws and regulations regarding automatically renewing subscriber products and services as well as the status and determination of independent contractor status for our distributors, affiliates and influencers. Any changes in the laws, regulations or interpretations of these laws, or increased enforcement of such laws and/or regulations, could adversely affect our ability to retain customers, promote sales, and harm our financial condition and operating performance.

Human Capital

Mission and Values

Like our brand, product and content offerings, our culture is dynamic, unique, and framed by our expansive vision and passion for community, collaboration, and success. For our people, the purpose and function of our culture is clear, and operates as a shared language of values and as a way of getting things done that permeates through the many areas in which we operate as a company. Our culture is shaped by our Core Purpose: to help people achieve their goals and lead healthy, fulfilling lives. Our Core Purpose informs what we do, the products we develop, the people we hire and the business decisions we make, which helps us collaborate and interact with candor, passion and heart.

In furthering our Core Purpose, we employ the following business tenets, among others, in the way we operate:

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Customers First: We have a customer-centered mindset that prioritizes a positive product and brand experience. We are proud to be innovators of a results-oriented, health and fitness-centered community.

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Constantly Moving Forward: We value innovation, continuous improvement, and challenging the status quo, all of which are keys to success in a competitive environment. We move quickly, take smart risks and learn from failures. We never let the fear of imperfection stop us from achieving great things.

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Team Members: We hire individuals who are great at what they do and encourage all our team members to think openly and creatively to solve tough, intricate problems. We empower our team members to think and act like owners.

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Diversity of Perspective: We know the importance and value of a team. We know our collective differences make us stronger and uphold the obligation to dissent and listen. We value inclusivity, and we are proud that everyone can work to help solve difficult problems and have an impact.

Our Culture

To foster these values, we have committed to promote a culture that is professional, collaborative and supportive. We are an inclusive group comprised of bright and talented people who are highly skilled and collaborative who work hard and are relentless about seizing opportunities and solving problems. We assess our culture and listen to our workforce through periodic employee engagement surveys. Our workplace policies are informed by the feedback we receive from our employees. We are an equal opportunity employer, with all qualified applicants receiving consideration for employment without regard to race, color, religion, sex, sexual orientation, gender identity or expression, national origin, disability or protected veteran status. Throughout our organization, including our Board, we are committed to equality and fostering a diverse and inclusive culture.

Team Member Total Rewards

We aim to provide team members a competitive total rewards program that includes competitive salaries and a broad range of sponsored benefits such as a 401 (k) plan with a Company match, healthcare and insurance benefits, parental leave, health and wellness offerings, product discounts, paid time off and learning and development opportunities, which we believe are competitive with others in our industry.

We are committed to fair and equal pay, respecting all people and all beliefs, and creating a positive social impact.

Employees

We are extremely proud of our team which embodies a diverse mix of backgrounds, industries, and levels of experience. We are a remote-first workplace, and as of September 30, 2023, we employed 609 full-time individuals. Our team members primarily work remotely, but also across our El Segundo, California, Van Nuys, California and Harpenden, United Kingdom locations. We do not have any material collective bargaining agreements and consider relations with our employees to be good.

Properties

Our corporate headquarters are located in El Segundo, California, where we occupy facilities totaling approximately 42,000 square feet under a lease that expires in 2024. In addition to our corporate headquarters, we currently own and operate a production facility of approximately 19,400 square feet in Van Nuys, California where we produce our content.

We intend to minimize our need to procure additional space as we add employees and expand geographically due to our emphasis on remote-first capabilities for our corporate workforce. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.

Legal Proceedings

On April 7, 2022, the Company received a letter addressed to its Board from a law firm on behalf of two purported stockholders. Among other matters, the stockholder letter addressed the approval of the Company’s Amended & Restated Certificate of Incorporation at the special meeting of stockholders held on June 24, 2021 (the “Company Charter”), which included (i) a 1.3 billion share increase in the number of authorized shares of Class A common stock (the “2021 Class A Increase Amendment”), and was approved by a majority of the then-outstanding shares of both the Company’s Class A and Class B common stock, par value $0.0001 per share, voting as a single class. The stockholder letter alleged that the 2021 Class A Increase Amendment required a separate vote in favor by at least a majority of the then outstanding shares of Class A common stock under Section 242(b)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), and that the 1.3 billion share increase was never properly approved in accordance with the DGCL.

The Company continues to believe that a separate vote of Class A common stock was not required to approve the 2021 Class A Increase Amendment. However, in December 2022, a decision of the Delaware Court of Chancery (“Court of Chancery”) created uncertainty regarding this issue, and on December 29, 2022, the Company received a second letter on behalf of the two purported stockholders reiterating the Court of Chancery’s recent decision. As previously reported on its Current Report on Form 8-K filed with the SEC on February 17, 2023, the Company filed a petition under Section 205 of the DGCL (the “Section 205 Petition”) on February 16, 2023, in the Court of Chancery seeking to validate the Company Charter including, among other things, the 2021 Class A Increase Amendment.

On March 14, 2023 the Court of Chancery granted the Section 205 Petition validating each of the following and eliminating the uncertainty with respect thereto: (1) the Company Charter and the 2021 Class A Increase Amendment as of the time of filing with the Delaware Secretary of State and (2) all shares of capital stock that the Company issued in reliance on the effectiveness of the 2021 Class A Increase Amendment and Company Charter as of the date such shares were issued.

In May 2023, a class of similarly situated individuals filed a class action complaint against the Company and certain of our executives in the Superior Court of California for the County of Los Angeles. The complaint alleged misclassification of the Company’s Partners as independent contractors, rather than as employees, under the California Labor Code and sought, among other things, recovery of unpaid wages, penalties and injunctive relief. The court’s first availability for an arbitration hearing on the matter has been delayed until April 2024. We continue to deny liability with respect to the claims set forth in the complaint, and intend to defend vigorously against any such claims. As of September 30, 2023, we cannot reasonably estimate a loss or a range of losses, for this matter.

In September 2023, DISH Technologies L.L.C. and Sling TV L.L.C. (collectively, “DISH”) filed a complaint against Beachbody, LLC, a wholly owned subsidiary of the Company, in the United States District Court for the District of Delaware. The complaint alleged infringement of various patents related to the distribution and playback of the Company’s fitness content via the internet. We continue to deny liability with respect to the claims set forth by DISH in the complaint, and intend to defend vigorously against any such claims. As of September 30, 2023, we cannot reasonably estimate a loss or a range of losses, for this matter.

From time to time, the Company may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of its business, including assertions by third parties relating to personal injuries sustained using the Company’s products and services, intellectual property infringement, breaches of contract or warranties or employment-related matters. Other than as set forth above, the Company is not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to the Company, would individually or in the aggregate have a material adverse effect on its business, financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF BEACHBODY

The following discussion and analysis of the financial condition and results of operations of Beachbody should be read together with our unaudited condensed interim consolidated financial statements for the three and nine months ended September 30, 2023 and 2022, and our audited consolidated financial statements for the years ended December 31, 2022, 2021 and 2020, in each case together with related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business”. The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” For the purposes of this section, “we,” “us,” “our,” “BODY,” “BODi,” “the Company” and “Beachbody” refers to The Beachbody Company, Inc., a Delaware Corporation.

Overview of Our Business and History

BODi is a leading subscription health and wellness company. We focus primarily on digital content, supplements, connected fitness and consumer health and wellness. Our goal is to continue to provide holistic health and wellness content and subscription-based services.

We are the creator of some of the world’s most popular fitness programs, including P90X®, Insanity® and 21 Day Fix®, which transformed the at-home fitness market and disrupted the global fitness industry by making it accessible for people to get results—anytime, anywhere. Our comprehensive nutrition-first programs, Portion Fix® and 2B Mindset®, teach healthy eating habits and promote healthy, sustainable weight loss. These fitness and nutrition programs are available through our BOD and BODi streaming services. In addition, we offer nutritional products such as Shakeology® nutrition shakes, Beachbody Performance supplements and BEACHBAR® snack bars as well a professional-grade stationary cycle with or without a 360-degree touch screen tablet and connected fitness software.

In the health, wellness and fitness industry, we focus primarily on digital content, supplements, connected fitness, and consumer health and wellness. Our goal is to continue to provide holistic health and wellness content and subscription-based solutions. Leveraging our history of fitness content creation, nutrition innovation, and our network of micro-influencers, whom we call Partners, we plan to continue market penetration into the health and wellness markets to reach a wider health, wellness and fitness audience.

Our revenue is generated primarily through our network of Partners, social media marketing channels, and direct response advertising. Components of revenue include recurring digital subscription revenue, revenue from the sale of nutritional and other products and connected fitness revenues. In addition to selling individual products on a one-time basis, we bundle digital and nutritional products together at discounted prices.

For the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022:

•	Total revenue was $408.1 million, a 25% decrease;

•	Digital revenue was $194.3 million, a 16% decrease;

•	Nutrition and other revenue was $197.7 million, a 29% decrease;

•	Connected fitness revenue was $16.0 million, a 52% increase;

•	Operating expenses was $329.7 million, compared to $440.0 million;

•	Net loss was $87.6 million, compared to a net loss of $149.3 million; and

•	Adjusted EBITDA loss was $11.5 million, compared to Adjusted EBITDA loss of $26.8 million.

For the year ended December 31, 2022, as compared to the year ended December 31, 2021:

•	Total revenue was $692.2 million, a 21% decrease;

•	Digital revenue was $300.7 million, an 18% decrease;

•	Nutrition and other revenue was $353.3 million, a 24% decrease;

•	Connected fitness revenue was $38.2 million, an 11% decrease;

•	Net loss was $194.2 million, compared to a net loss of $228.4 million; and

•	Adjusted EBITDA loss was $23.3 million, compared to Adjusted EBITDA loss of $86.1 million.

For the year ended December 31, 2021, as compared to the year ended December 31, 2020:

•	Total revenue was $873.6 million, a 1% increase;

•	Digital revenue was $365.4 million, a 9% increase;

•	Nutrition and other revenue was $465.5 million, a 12% decrease;

•	Net loss was $228.4 million, compared to a net loss of $21.4 million; and

•	Adjusted EBITDA loss was $86.1 million, compared to Adjusted EBITDA of $51.5 million.

See the section titled “—Non-GAAP Information” for information regarding our use of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA.

Recent Developments

Reverse Stock Split

On November 21, 2023, the Company effected the Reverse Stock Split of all issued and outstanding shares of the Company’s common stock. As a result of the Reverse Stock Split, every 50 outstanding shares of the Company’s common stock before the Reverse Stock Split represents one share of the applicable class of common stock after the Reverse Stock Split. On a pre-split basis, the Company had 312,162,129 and 309,583,773 shares of common stock issued and outstanding as of December 31, 2022 and 2021, respectively. On a post-split basis, the Company had 6,243,243 and 6,191,675 shares of common stock issued and outstanding as of December 31, 2022 and 2021, respectively.

Registered Direct Offering and Private Placement

On December 10, 2023, we entered into a securities purchase agreement with the selling shareholders for the issuance and sale of 420,769 shares of Class A Common Stock and Pre-funded Warrants to purchase up to an aggregate of 122,821 shares of Class A Common Stock in the Registered Direct Offering and Common Warrants to purchase 543,590 shares of Class A Common Stock in a Private Placement. The public offering price was $9.75 for each share of Class A Common Stock and $9.7499 for each Pre-funded Warrant. The Common Warrants have an exercise price of $11.24 per share, and are exercisable at any time beginning on June 13, 2024 and will expire on June 13, 2029. The closing of the issuance and sale of these securities was consummated on December 13, 2023. The gross proceeds from the offering, prior to deducting offering expenses and placement agent fees and expenses payable by us, were approximately $5.3 million. On January 10, 2024, the holder of the Pre-funded Warrants exercised such warrants in full for a nominal exercise price of $0.0001 per share of Class A Common Stock. As a result of such exercise, the Company delivered 122,821 shares of Class A Common Stock to the holder of the Pre-funded Warrants. This prospectus covers the resale or other disposition by the selling shareholders of the shares of Class A Common Stock issuable upon the exercise of the Common Warrants.

Consent and Amendment to Financing Agreement

On January 9, 2024, the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent, entered into the Consent and Amendment, which amended the Company’s existing Financing Agreement, by and among the Company, the Borrower, the lenders party thereto from time to time and Blue Torch, as collateral agent and as administrative agent, which provided for the Term Loan.

The Consent and Amendment, among other things, (i) consents to the sale of certain assets by the Borrower and (ii) amends certain terms of the Financing Agreement, including without limitation, to amend the minimum liquidity financial covenant thereunder, to adjust the minimum liquidity levels to (A) $19.0 million at all times from January 9, 2024 through March 31, 2024, and (B) $24.0 million at all times thereafter through the maturity of the Term Loan.

In connection with the Consent and Amendment, on January 9, 2024, the Borrower made a partial prepayment of the Term Loan in an aggregate principal amount of $1.0 million, together with accrued interest thereon and a related prepayment premium equal to $30,000.

Non-GAAP Information

This prospectus includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define and calculate Adjusted EBITDA as net loss adjusted for impairment of goodwill and intangible assets, depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income tax provision (benefit), equity-based compensation, and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business as described in the reconciliation below.

We include this non-GAAP financial measure because it is used by management to evaluate BODi’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-cash (for example, in the case of depreciation and amortization and equity-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense).

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest U.S. GAAP measure, for the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

	(in thousands)
Net loss	$(32,666)	$(33,859)	$(87,602)	$(149,259)
Adjusted for:
Impairment of intangible assets	—	1,000	—	1,000
Loss on partial debt extinguishment(1)	3,168	—	3,168	—
Depreciation and amortization	9,763	17,306	31,395	58,858
Amortization of capitalized cloud computing implementation costs	41	126	122	462
Amortization of content assets	5,467	5,493	16,487	18,673
Interest expense	2,074	1,152	6,773	1,174
Income tax provision (benefit)	63	(549)	99	(1,536)
Equity-based compensation	6,436	5,601	19,152	13,166
Employee incentives, expected to be settled in equity(2)	—	—	(5,466)	—
Inventory net realizable value adjustment(3)	—	(1,867)	—	23,569
Restructuring and platform consolidation costs(4)	1,270	1,745	7,222	11,718
Change in fair value of warrant liabilities	(1,072)	(2,362)	(1,504)	(4,696)
Non-operating(5)	(377)	(15)	(1,340)	63

Adjusted EBITDA	$(5,833)	$(6,229)	$(11,494)	$(26,808)

(1)	Represents the loss related to the $15.0 million partial debt prepayment that the Company made on July 24, 2023.
(2)

The non-cash charge for employee incentives which were expected to be settled in equity was recorded and included in the Adjusted EBITDA calculation during the year ended December 31, 2022. During the three months ended March 31, 2023, we reclassified the non-cash charge from employee incentives expected to be settled in equity to equity-based compensation because we settled certain employee incentives with restricted stock unit (“RSU”) awards during the period.

(3)

Represents a non-cash expense to reduce the carrying value of our connected fitness inventory and related future commitments. This adjustment was included during the three and nine months ended September 30, 2022 because of its unusual magnitude due to disruptions in the connected fitness market.

(4)

Includes restructuring expense and personnel costs associated with executing our key growth priorities during the three and nine months ended September 30, 2023 and with the consolidation of our digital platforms during the three and nine months ended September 30, 2022.

(5)	Primarily includes interest income.

	Year Ended December 31,
	2022	2021	2020

	(in thousands)
Net loss	$(194,192)	$(228,382)	$(21,432)
Adjusted for:
Impairment of goodwill and intangible assets	19,907	94,894	—
Depreciation and amortization	74,848	59,597	44,257
Amortization of capitalized cloud computing implementation costs	492	672	186
Amortization of content assets	24,276	14,838	7,485
Interest expense	3,368	536	527
Income tax provision (benefit)	(3,053)	(15,539)	15,269
Equity-based compensation	17,620	16,413	5,398
Employee incentives, expected to be settled in equity	5,466	—	—
Inventory net realizable value adjustments(1)	24,864	10,082	—
Transaction costs	—	3,028	1,467
Restructuring and platform consolidation costs(2)	11,718	(320)	(1,677)
Change in fair value of warrant liabilities	(8,322)	(50,729)	—
Other adjustment items(3)	—	11,701	—
Non-operating(4)	(257)	(2,899)	(20)

Adjusted EBITDA	$(23,265)	$(86,108)	$51,460

(1)

Represents a non-cash expense to adjust the carrying value of our connected fitness inventory and related future commitments. This adjustment is included because of its unusual magnitude due to disruptions in the connected fitness market.

(2)	Includes restructuring expense and non-recurring personnel costs associated primarily with the consolidation of our digital platforms.
(3)	Incremental costs associated with COVID-19.
(4)	Includes interest income and, during the year ended December 31, 2021, also includes the gain on investment on the Myx convertible instrument.

Key Operational and Business Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key operational and business metrics to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions.

	As of September 30,		As of December 31,
	2023	2022	2022	2021	2020
Digital Subscriptions (millions)	1.38	2.10	1.95	2.54	2.63
Nutritional Subscriptions (millions)	0.18	0.24	0.22	0.30	0.39

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2023	2022	2022	2021	2020
Average Digital Retention	96.2%	95.7%	95.7%	95.6%	95.9%	95.7%	95.5%
Total Streams (millions)	22.9	27.5	77.9	96.7	120.5	167.1	179.6
DAU/MAU	30.8%	29.5%	31.6%	30.4%	30.1%	31.4%	31.6%
Revenue (millions)	$128.3	$166.0	$408.1	$544.0	$692.2	$873.6	$863.6
Gross profit (millions)	$75.0	$104.7	$249.1	$285.0	$369.6	$545.0	$613.9
Gross margin	58.5%	63.1%	61.0%	52.4%	53%	62%	71%
Net loss (millions)	$(32.7)	$(33.9)	$(87.6)	$(149.3)	$(194.2)	$(228.4)	$(21.4)
Adjusted EBITDA (millions)(1)	$(5.8)	$(6.2)	$(11.5)	$(26.8)	$(23.3)	$(86.1)	$51.5

(1)	Please see the section titled “—Non-GAAP Information” for a reconciliation of net loss to Adjusted EBITDA and an explanation for why we consider Adjusted EBITDA to be a helpful metric for investors.

Digital Subscriptions

Our ability to expand the number of digital subscriptions is an indicator of our market penetration and growth. Digital subscriptions include BOD, BODi, and prior to July 2022, Openfit subscriptions. Digital subscriptions include paid and free-to-pay subscriptions with free-to-pay subscriptions representing approximately 1% of total digital subscriptions on average. Digital subscriptions are inclusive of all billing plans, currently for annual, quarterly and monthly billing intervals.

Nutritional Subscriptions

Nutritional subscriptions include monthly subscriptions for nutritional products such as Shakeology, Beachbody Performance, BEACHBAR, Bevvy, and Ladder Supplements. We also package and bundle the content experience of digital subscriptions with nutritional subscriptions to optimize customer results.

Average Digital Retention

We use month-over-month digital subscription retention, digital subscription retention, which is defined as the average rate at which the total subscriber file is retained for the next period, to measure customer retention. For example, a 95% average digital retention rate would correspond with retaining each month an average of 95% of digital subscribers existing at the beginning of such month. Additionally, a 95% average digital retention rate would translate into a loss at the end of the relevant quarter of approximately 15% of the subscribers existing at the beginning of such quarter. This calculation excludes new customer acquisitions or subscribers added in a specific month, so this calculation can never exceed 100%.

Total Streams

We use total streams to quantify the number of fitness, nutrition and mindset programs viewed, which is an indicator of customer engagement and retention. While the measure of a digital stream may vary across companies, to qualify as a stream on any of our digital platforms, a program must be viewed for a minimum of 25% of the total running time.

Daily Active Users to Monthly Active Users (DAU/MAU)

We use the ratio of daily active users to monthly active users to measure how frequently digital subscribers are utilizing our service in a given month. We define a daily active user as a unique user streaming content on our platform in a given day. We define a monthly active user as a unique user streaming content on our platform in that same month.

Components of our Operating Results and Results of Operations

Results of Operations

The Company has one operating segment. The following discussion of our results and operations is on a consolidated basis.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

	(in thousands)
Revenue:
Digital	$64,339	$72,228	$194,326	$231,988
Nutrition and other	58,981	90,416	197,729	278,596
Connected fitness	4,930	3,331	16,044	33,449

Total revenue	128,250	165,975	408,099	544,033

Cost of revenue:
Digital	16,429	16,078	47,732	50,909
Nutrition and other	26,699	40,486	84,940	127,262
Connected fitness	10,091	4,745	26,312	80,910

Total cost of revenue	53,219	61,309	158,984	259,081

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

	(in thousands)
Gross profit	75,031	104,666	249,115	284,952
Operating expenses:
Selling and marketing	69,127	93,145	222,195	286,213
Enterprise technology and development	18,879	25,686	56,625	83,516
General and administrative	14,759	19,532	44,362	59,189
Restructuring	1,270	1,492	6,550	10,047
Impairment of intangible assets	—	1,000	—	1,000

Total operating expenses	104,035	140,855	329,732	439,965

Operating loss	(29,004)	(36,189)	(80,617)	(155,013)
Other income (expense)
Loss on partial debt extinguishment	(3,168)	—	(3,168)	—
Change in fair value of warrant liabilities	1,072	2,362	1,504	4,696
Interest expense	(2,074)	(1,152)	(6,773)	(1,174)
Other income, net	571	571	1,551	696

Loss before income taxes	(32,603)	(34,408)	(87,503)	(150,795)
Income tax (provision) benefit	(63)	549	(99)	1,536

Net loss	$(32,666)	$(33,859)	$(87,602)	$(149,259)

(in thousands)	Year Ended December 31,
	2022	2021	2020
Revenue:
Digital	300,673	$365,412	$334,804
Nutrition and other	353,331	465,495	528,778
Connected fitness	38,195	42,738	—

Total revenue	692,199	873,645	863,582

Cost of revenue:
Digital	66,419	48,312	38,285
Nutrition and other	164,753	213,307	211,422
Connected fitness	91,454	67,043	—

Total cost of revenue	322,626	328,662	249,707

Gross profit	369,573	544,983	613,875
Operating expenses:
Selling and marketing	359,987	548,130	464,000
Enterprise technology and development	104,363	119,915	93,036
General and administrative	78,426	79,682	64,818
Restructuring	10,047	(320	(1,677
Impairment of goodwill and intangible assets	19,907	94,894	—

Total operating expenses	572,730	$842,301	$620,177

Operating loss	(203,157)	(297,318)	(6,302)
Change in fair value of warrant liabilities	8,322	50,729	—
Interest expense	(3,368	(536	(527
Other income, net	958	3,204	666

Loss before income taxes	(197,245	(243,921)	(6,163)
Income tax benefit (provision)	3,053	15,539	(15,269)

Net loss	(194,192)	(228,382)	(21,432)

Revenue

Revenue includes digital subscriptions, nutritional supplement subscriptions, one-time nutritional sales, connected fitness products, access to our online Partner business management platform, preferred customer program memberships and other fitness-related products. We often sell bundled products that combine digital subscriptions, nutritional products, and/or other fitness products. We consider these sales to be revenue arrangements with multiple performance obligations and allocate the transaction price to each performance obligation based on its relative stand-alone selling price. We defer revenue when we receive payments in advance of delivery of products or the performance of services. Digital subscriptions revenue is recognized ratably over the subscription period of up to 38 months.

	Three Months Ended September 30,		2023 to 2022
	2023	2022	$ Change	% Change

	(dollars in thousands)
Revenue
Digital	$64,339	$72,228	$(7,889)	(11)%
Nutrition and other	58,981	90,416	(31,435)	(35)%
Connected Fitness	4,930	3,331	1,599	48%

Total revenue	$128,250	$165,975	$(37,725)	(23)%

The decrease in digital revenue for the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, was primarily attributable to a $7.0 million decrease in revenue from our digital streaming services due to 34% fewer subscriptions on lower demand and a decrease of $0.9 million in fees from Partners as there was an 18% decrease in the number of Partners, partially offset by an increase in revenue per subscription.

The decrease in nutrition and other revenue for the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, was primarily attributable to a $25.8 million decrease in revenue from nutritional products due to 27% fewer nutritional subscriptions on lower demand, a $2.7 million decrease in revenue generated from our preferred customer fees as there was a 34% decrease in preferred customers and a $1.9 million decrease in ticket sales due primarily to Summit 2023 which occurred in June 2023 (in the prior year the Summit occurred in July).

The increase in connected fitness revenue for the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, was primarily due to a 183% increase in number of bikes delivered partially offset by a 42% decrease in the average sales price for a bike.

	Nine Months Ended September 30,		2023 to 2022
	2023	2022	$ Change	% Change

	(dollars in thousands)
Revenue
Digital	$194,326	$231,988	$(37,662)	(16)%
Nutrition and other	197,729	287,596	(80,867)	(29)%
Connected Fitness	16,044	33,449	(17,405)	(52)%

Total revenue	$408,099	$544,033	$(135,934)	(25)%

The decrease in digital revenue for the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, was primarily attributable to a $33.5 million decrease in revenue from our digital streaming services due to 34% fewer subscriptions on lower demand and a decrease of $3.8 million in fees from Partners due to a 24% decrease in the number of Partners, partially offset by an increase in revenue per subscription.

The decrease in nutrition and other revenue for the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, was primarily attributable to a $66.9 million decrease in revenue from nutritional products due to 27% fewer nutritional subscriptions on lower demand and a $6.8 million decrease in revenue generated from our preferred customer fees as there was a 30% decrease in preferred customers and a $3.4 million decrease in fitness accessories revenue.

The decrease in connected fitness revenue for the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, was primarily due to a 40% decrease in the number of bikes delivered and a 20% decrease in the average sales price for a bike.

	Year Ended December 31,
	2022	2021	$ Change	% Change

	(dollars in thousands)
Revenue
Digital	$300,673	$365,412	$(64,739)	(18)%
Nutrition and other	353,331	465,495	(112,164)	(24)%
Connected Fitness	38,195	42,738	(4,543)	(11)%

Total revenue	$692,199	$873,645	$(181,446)	(21)%

The decrease in digital revenue for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily due to a $40.9 million decrease in revenue generated from our online Partner business management platform as a result of fewer Partners. The decrease in Partners was primarily attributable to our preferred customer membership program, which launched at the end of Q3 2021, as certain Partners elected to become preferred customers rather than remain in our Partner network. The reduction in digital revenue was also due to a $21.4 million decrease in revenue from our digital streaming services which was due, in part, to 23% fewer digital subscriptions.

The decrease in nutrition and other revenue for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily due to a $123.0 million decrease in revenue from nutritional products and a $8.0 million decrease in revenue from accessories, along with a $9.9 million decrease in associated shipping revenue. Nutritional subscriptions decreased 27% compared to prior year. These decreases were partially offset by $26.9 million in revenue from our preferred customer membership program, which launched at the end of Q3 2021.

The decrease in connected fitness revenue for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily due to lower demand as a result of reduced promotional activity compared to at the launch of the BODi Bike in Q3 2021.

Cost of Revenue

Digital Cost of Revenue

Digital cost of revenue includes costs associated with digital content creation including amortization and revision of content assets, depreciation of streaming platforms, digital streaming costs, and amortization of acquired digital platform intangible assets. It also includes customer service costs, payment processing fees, depreciation of production equipment, live trainer costs, facilities, and related personnel expenses.

Nutrition and Other Cost of Revenue

Nutrition and other cost of revenue includes product costs, shipping and handling, fulfillment and warehousing, customer service, and payment processing fees. It also includes depreciation of nutrition-related e-commerce websites and social commerce platforms, amortization of acquired formulae intangible assets, facilities, and related personnel expenses.

Connected Fitness Cost of Revenue

Connected fitness cost of revenue consists of product costs, including bike and tablet hardware costs, duties and other applicable importing costs, shipping and handling costs, warehousing and logistics costs, costs associated with service calls and repairs of products under warranty, payment processing and financing fees, customer service expenses, and personnel-related expenses associated with supply chain and logistics.

	Three months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Cost of revenue
Digital	$16,429	$16,078	$351	2%
Nutrition and other	26,699	40,486	(13,787)	(34%)
Connected fitness	10,091	4,745	5,346	NM

Total cost of revenue	$53,219	$61,309	$(8,090)	(13%)

Gross profit
Digital	$47,910	$56,150	$(8,240)	(15%)
Nutrition and other	32,282	49,930	(17,648)	(35%)
Connected fitness	(5,161)	(1,414)	(3,747)	NM

Total gross profit	$75,031	$104,666	$(29,635)	(28%)

Gross margin
Digital	74.5%	77.7%
Nutrition and other	54.7%	55.2%
Connected fitness	(104.7%)	(42.4%)

Total gross margin	58.5%	63.1%

The increase in digital cost of revenue for the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, was primarily due to a $0.6 million increase in program revisions partially offset by a $0.4 million decrease in streaming costs due to lower platform usage. The decrease in digital gross margin for the three months ended September 30, 2023 compared to the three months ended September 30, 2022 was primarily as a result of fixed expenses on lower digital revenue.

The decrease in nutrition and other cost of revenue for the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, was primarily due to $4.3 million decrease in fulfillment and shipping expense and a $4.1 million decrease in product costs related to the decrease in nutrition and other revenue, lower inventory reserve adjustments of $1.8 million, a $0.9 million decrease in depreciation expense as a result of the end of the useful life of certain fixed assets and a $0.7 million decrease in customer service expense due to a decrease in the volume of contacts related to nutrition and other revenue. Nutrition and other gross margin were down slightly for the three months ended September 30, 2023 compared to the three months ended September 30, 2022.

The increase in connected fitness cost of revenue for the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, was driven by higher inventory reserve adjustments of $5.7 million and a $2.3 million increase in freight and shipping expenses as the result of a 183% increase in the number of bikes sold, partially offset by a $1.2 million decrease in product costs as a result of inventory reserves recorded. The connected fitness decrease in gross margin for the three months ended September 30, 2023 compared to the three months ended September 30, 2022 was primarily as a result of higher inventory reserves recorded and lower average sales price for a bike.

	Nine months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Cost of revenue
Digital	$47,732	$50,909	$(3,177)	(6%)
Nutrition and other	84,940	127,262	(42,322)	(33%)
Connected fitness	26,312	80,910	(54,598)	(68%)

Total cost of revenue	$158,984	$259,081	$(100,097)	(39%)

Gross profit
Digital	$146,594	$181,079	$(34,485)	(19%)
Nutrition and other	112,789	151,334	(38,545)	(26%)
Connected fitness	(10,268)	(47,461)	37,193	78%

Total gross profit	$249,115	$284,952	$(35,837)	(13%)

Gross margin
Digital	75.4%	78.1%
Nutrition and other	57.0%	54.3%
Connected fitness	(64.0%)	(141.9%)

Total gross margin	61.0%	52.4%

The decrease in digital cost of revenue for the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, was due to a $2.7 million decrease in depreciation expense as a result of the end of the useful life of certain fixed asset and a $2.2 million decrease in the amortization of content assets as a result of lower production spend. The decrease in digital gross margin for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 was primarily as a result of fixed expenses on lower digital revenue.

The decrease in nutrition and other cost of revenue for the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, was primarily due to a $14.1 million decrease in product costs and a $12.3 million decrease in fulfillment and shipping expense related to the decrease in nutrition and other revenue, lower inventory reserve adjustments of $4.6 million, a $4.4 million decrease in depreciation expense as a result of the end of the useful life of certain fixed assets and a $3.5 million decrease in customer service expense due to a decrease in the volume of contacts related to nutrition and other revenue. Nutrition and other gross margin increased for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 primarily as a result of lower product costs and shipping.

The decrease in connected fitness cost of revenue for the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, was driven by a $22.7 million decrease in product costs, lower inventory reserve adjustments of $21.3 million and a $5.5 million decrease in freight, fulfillment, and shipping expenses as the result of a 40% decrease in the number of bikes sold. The connected fitness negative gross margin improvement for the nine months ended September 30, 2023 compared to the nine months ended

September 30, 2022 was primarily as a result of lower inventory reserve adjustments and lower average sales price for a bike, partially offset by the impact of fixed warehousing expenses on lower connected fitness revenue.

	Year Ended December 31,
	2022	2021	$ Change	% Change

	(dollars in thousands)
Cost of revenue
Digital	$66,419	$48,312	$18,107	37%
Nutrition and other	164,753	213,307	(48,554)	(23%)
Connected fitness	91,454	67,043	24,411	36%

Total cost of revenue	$322,626	$328,662	$(6,036)	(2%)

Gross profit
Digital	$234,254	$317,100	$(82,846)	(26%)
Nutrition and other	188,578	252,188	(63,610)	(25%)
Connected fitness	(53,259)	(24,305)	(28,954)	(119%)

Total gross profit	$369,573	$544,983	$(175,410)	(32%)

Gross margin
Digital	78%	87%
Nutrition and other	53%	54%
Connected fitness	(139%)	(57%)

The increase in digital cost of revenue for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily driven by higher fixed costs. These include a $9.4 million increase in the amortization of content assets primarily related to BODi, which launched in Q4 2021, and content acquired from Myx in Q2 2021; a $6.2 million increase in depreciation expense primarily related to the BODi platform and a change in useful life of certain assets in connection with our digital platform consolidation; and a $6.3 million increase in personnel-related expenses as a result of a shift in headcount focused on our digital streaming services. The decrease in digital gross margin for the year ended December 31, 2022, compared to the year ended December 31, 2021, was primarily the result of these higher fixed expenses on lower digital revenue.

The decrease in nutrition and other cost of revenue for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily due to decreases in product cost, freight, fulfillment, shipping, customer service, and payment processing expenses as the result of the decrease in nutrition and other revenue. Nutrition and other gross margin was almost flat year over year.

The increase in connected fitness cost of revenue for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily due to an incremental $17.8 million in adjustments for excess and obsolete inventory and to reduce the carrying value of connected fitness inventory to its net realizable value and a $4.5 million increase in fulfillment costs. The decline in the connected fitness gross margin for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily due to higher inventory adjustments and higher fulfillment and warehousing costs due to supply chain surcharges and constraints.

Operating Expenses

Selling and Marketing

Selling and marketing expenses primarily include the cost of Partner compensation, advertising, royalties, promotions and events, and third-party sales commissions as well as the personnel expenses for employees and consultants who support these areas. Selling and marketing expenses also include depreciation of certain software and amortization of contract-based intangible assets. Selling and marketing expense as a percentage of total revenue may fluctuate from period to period based on total revenue, timing of new content and nutritional product launches, and the timing of our media investments to build awareness around launch activity.

	Three months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Selling and marketing	$69,127	$93,145	$(24,018)	(26)%
As a percentage of total revenue	53.9%	56.1%

The decrease in selling and marketing expense for the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, was primarily due to a $11.5 million decrease in Partner compensation as a result of lower commissionable revenue, a $7.8 million decrease in event expenses due primarily to Summit 2023 which occurred in June 2023 (in the prior year this event was held in July), a $2.7 million decrease in personnel-related expenses due to lower headcount primarily related to the restructuring activities that occurred in the first quarter of 2023 and in the prior year and a $2.5 million decrease in the amortization of intangible assets due to the impairment of certain assets in the fourth quarter of 2022 partially offset by a $2.9 million increase in online and television media expense.

Selling and marketing expense as a percentage of total revenue decreased by 220 basis points (“bps”) primarily due to the timing of Summit 2023, partially offset by the decrease in revenue.

	Nine months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Selling and marketing	$222,195	$286,213	$(64,018)	(22)%
As a percentage of total revenue	54.4%	52.6%

The decrease in selling and marketing expense for the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, was primarily due to a $37.7 million decrease in Partner compensation as a result of lower commissionable revenue, a $12.6 million decrease in personnel-related expenses due to lower headcount primarily related to the restructuring activities that occurred in the first quarter of 2023 and in the prior year and a $7.5 million decrease in the amortization of intangible assets due to the impairment of certain assets in the fourth quarter of 2022.

Selling and marketing expense as a percentage of total revenue increased by 180 bps primarily due to the decrease in revenue.

	Year Ended December 31,
	2022	2021	$ Change	% Change

	(dollars in thousands)
Selling and marketing	$359,987	$548,130	$(188,143)	(34)%
As a percentage of total revenue	52.0%	62.7%

The decrease in selling and marketing expense for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily due to a $123.0 million decrease in television media and online advertising expense and a $62.0 million decrease in Partner compensation, which was in line with the decrease in commissionable revenue.

Selling and marketing expense as a percentage of total revenue decreased by 11 percentage points primarily due to the decrease in media compared to 2021. We have reduced our media spend as part of our strategy to invest in media that meets a certain return on investment.

Enterprise Technology and Development

Enterprise technology and development expenses primarily relate to enterprise systems applications, hardware, and software that serve as the technology infrastructure for the Company and are not directly related to services provided or tangible goods sold. This includes maintenance and enhancements of the Company’s enterprise resource planning system, which is the core of our accounting, procurement, supply chain and other business support systems. Enterprise technology and development also includes reporting and business analytics tools, security systems such as identity management and payment card industry compliance, office productivity software, research and development tracking tools, and other non-customer facing applications. Enterprise technology and development expenses include personnel-related expenses for employees and consultants who create improvements to and maintain technology systems and are involved in the research and development of new and existing nutritional products, depreciation of enterprise technology-related assets, software licenses, hosting expenses, and technology equipment leases.

	Three months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Enterprise technology and development	$18,879	$25,686	$(6,807)	(27)%
As a percentage of total revenue	14.7%	15.5%

The decrease in enterprise technology and development expense for the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, was primarily due to a $3.8 million decrease in depreciation expense as a result of the end of the useful life of certain fixed assets and a $2.9 million decrease in personnel-related expenses due to lower headcount primarily related to the restructuring activities that occurred in the first quarter of 2023 and in the prior year.

Enterprise technology and development expense as a percentage of total revenue decreased by 80 bps due to lower fixed expenses.

	Nine months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Enterprise technology and development	$56,625	$83,516	$(26,891)	(32)%
As a percentage of total revenue	13.9%	15.4%

The decrease in enterprise technology and development expense for the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, was primarily due to a $17.0 million decrease in personnel-related expenses due to lower headcount primarily related to the restructuring activities that occurred in the first quarter of 2023 and in the prior year and a $9.8 million decrease in depreciation expense as a result of the end of the useful life of certain fixed assets.

Enterprise technology and development expense as a percentage of total revenue decreased by 150 bps due to lower fixed expenses.

	Year Ended December 31,
	2022	2021	$ Change	% Change

	(dollars in thousands)
Enterprise technology and development	$104,363	$119,915	$(15,552)	(13)%
As a percentage of total revenue	15.1%	13.7%

The decrease in enterprise technology and development expense for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily due to a $18.7 million decrease in personnel-related expenses as the result of lower headcount and a $0.4 million decrease in product development expenses, partially offset by a $3.5 million increase in depreciation expense related to technology initiatives that were completed in Q4 2021.

Enterprise technology and development expense as a percentage of total revenue increased by 140 basis points due to lower total revenue.

General and Administrative

General and administrative expense includes personnel-related expenses and facilities-related costs primarily for our executive, finance, accounting, legal and human resources functions. General and administrative expense also includes fees for professional services principally comprised of legal, audit, tax, and insurance.

	Three months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
General and administrative	$14,759	$19,532	$(4,773)	(24)%
As a percentage of total revenue	11.5%	11.8%

The decrease in general and administrative expense for the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, was primarily due to a $2.1 million decrease in personnel-related expenses as a result of lower headcount, primarily related to the restructuring activities that occurred in the first quarter of 2023 and in the prior year and a $1.4 million decrease in insurance expense as some of our insurance is based on the level of the Company’s revenues or the number of employees, which both have declined in the current period compared to the prior period.

General and administrative expense as a percentage of total revenue decreased by 30 bps due to lower fixed expenses.

	Nine months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
General and administrative	$44,362	$59,189	$(14,827)	(25)%
As a percentage of total revenue	10.9%	10.9%

The decrease in general and administrative expense for the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, was primarily due to a $8.8 million decrease in personnel-related expenses as a result of lower headcount primarily related to the restructuring activities that occurred in the first quarter of 2023 and in the prior year, and a $3.1 million decrease in insurance expense as some of our insurance is based on the level of the Company’s revenues or the number of employees, which both have declined in the current period compared to the prior period.

General and administrative expense as a percentage of total revenue was flat.

	Year Ended December 31,
	2022	2021	$ Change	% Change

	(dollars in thousands)
General and administrative	$78,426	$79,682	$(1,256)	(2)%
As a percentage of total revenue	11.3%	9.1%

The decrease in general and administrative expense for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily due to a $3.9 million decrease in depreciation expense due to lower depreciable assets resulting from the assignment of our Santa Monica office lease, a $3.2 million decrease in recruiting expenses due to fewer headcount additions, and a $3.0 million decrease in transaction costs as we had no acquisition activity in 2022 compared to the acquisition of Myx in 2021. These decreases were partially offset by a $4.0 million increase in insurance expense and a $4.0 million increase in professional fees as a result of operating as a public company.

General and administrative expense as a percentage of total revenue increased by 220 basis points due to higher fixed costs on lower total revenue.

Restructuring

In 2023, restructuring charges primarily relate to activities focused on aligning our operations with our key growth priorities, including a reduction in headcount. Restructuring charges in 2022 relate to the consolidation of our streaming fitness and nutrition offerings into a single Beachbody platform. The charges incurred primarily consist of employee termination costs.

	Three months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Restructuring	$1,270	$1,492	$(222)	(15)%

	Nine months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Restructuring	$6,550	$10,047	$(3,497)	(35)%

Restructuring charges relate to our 2022 strategic initiative to consolidate our streaming fitness and nutrition offerings into a single Beachbody platform. The charges incurred primarily relate to employee termination costs. The restructuring benefit for 2021 reflects adjustments to the estimated liability associated with the 2017 restructuring lease terminations.

	Year Ended December 31,
	2022	2021	$ Change	% Change

	(dollars in thousands)
Restructuring (gain) loss	$10,047	$(320)	$10,367	NM

Impairment of Intangible Assets

In testing for impairment of our indefinite-lived intangible asset, we compared the carrying value of the trade name to its estimated fair value. Fair value was estimated using an income approach, specifically the relief-from-royalty approach, and included significant assumptions related to the royalty rate and revenue growth. Based on this analysis, we recognized an impairment charge as the fair value of the indefinite-lived trade name was determined to be less than its carrying value primarily due to lower revenue in the current year and long-term forecast.

	Three months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Impairment of intangible assets	$—	$1,000	$(1,000)	(100%)

	Nine months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Impairment of intangible assets	$—	$1,000	$(1,000)	(100%)

	Year Ended December 31,
	2022	2021	$ Change	% Change

	(dollars in thousands)
Impairment of goodwill and intangible assets	$19,907	$94,894	$(74,987)	(79%)

During the year ended December 31, 2022, due to reduced revenue and operating income forecasts, we tested our definite-lived intangible asset for recoverability, and as a result recognized a $18.9 million impairment charge to reduce to reduce the carrying amounts of our trade names, customer relationships and developed technology intangible assets to their fair values.

During the year ended December 31, 2022, we also tested our indefinite-lived intangible asset for impairment by comparing its carrying value to its estimated fair value. Based on this analysis, we recognized a $1.0 million impairment charge as the fair value of the indefinite-lived trade name was determined to be less than its carrying value primarily due to lower revenue in the current year and long-term forecast.

During the year ended December 31, 2021, we recorded a goodwill impairment charge of $52.6 million as a result of the carrying value of the Other reporting unit exceeding its fair value and a $42.3 million impairment charge to reduce the carrying amounts of our trade names and talent and representation contracts to their fair values.

Other Income (Expense)

The change in fair value of warrant liabilities consists of the fair value changes of the public, private placement, and Term Loan warrants. Interest expense primarily consists of interest expense associated with our borrowings and amortization of debt discount and issuance costs for our Term Loan in 2023 and 2022 and our Credit Facility in 2021. Other income, net, consists of interest income earned on investments and gains (losses) on foreign currency.

	Three months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Loss on partial debt extinguishment	$(3,168)	$—	$(3,168)	NM
Change in fair value of warrant liabilities	1,072	2,362	(1,290)	(55%)
Interest expense	(2,074)	(1,152)	(922)	80%
Other income, net	571	571	—	—

The loss on partial debt extinguishment for the three months ended September 30, 2023 was due to the partial prepayment of $15.0 million on the Term Loan as of July 24, 2023. The decrease in change in fair value of warrant liabilities during the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, primarily resulted from a relatively lower decline in our stock price during the current quarter. The increase in interest expense was primarily due to borrowings under the Term Loan during the three months ended September 30, 2023 compared to borrowings outstanding for approximately half of the three months ended September 30, 2022.

	Nine months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Loss on partial debt extinguishment	$(3,168)	$—	$(3,168)	NM
Change in fair value of warrant liabilities	1,504	4,696	(3,192)	(68%)
Interest expense	(6,773)	(1,174)	(5,599)	NM
Other income, net	1,551	696	855	NM

The loss on partial debt extinguishment for the nine months ended September 30, 2023 was due to the partial prepayment of $15.0 million on the Term Loan as of July 24, 2023. The decrease in change in fair value of warrant liabilities during the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, primarily resulted from a relatively lower decline in our stock price during the current period. The increase in interest expense was primarily due to borrowings under the Term Loan during the nine months ended September 30, 2023 compared to borrowings outstanding for only approximately 1.5 months during the nine months ended September 30, 2022. The increase in other income was primarily due to higher interest income as a result of higher interest rates on our cash balances.

	Year Ended December 31,
	2022	2021	$ Change	% Change

	(dollars in thousands)
Change in fair value of warrant liabilities	$8,322	$50,729	$(42,407)	(84%)
Interest expense	(3,368)	(536)	(2,832)	528%
Other income, net	958	3,204	(2,246)	(70%)

The decrease in the change in fair value of warrant liabilities of $42.4 million during the year ended December 31, 2022 primarily resulted from a relatively lower decline in our stock price during 2022. The increase in interest expense was due to higher interest rates on higher borrowings outstanding during 2022 compared to 2021. The decrease in other income, net was primarily due to the gain on the investment in the convertible instrument from Myx prior to June 25, 2021; there was no similar investment in 2022.

Income Tax (Provision) Benefit

Income tax (provision) benefit consists of income taxes related to U.S. federal and state jurisdictions as well as those foreign jurisdictions where we have business operations.

	Three months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Income tax (provision) benefit	$(63)	$549	$(612)	NM

The income tax provision increase for the three months ended September 30, 2023, as compared to the three months ended September 30, 2022, was primarily driven by changes in our valuation allowance and a decrease in the net expense from discrete events.

	Nine months ended September 30,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Income tax (provision) benefit	$(99)	$1,536	$(1,635)	NM

The income tax provision increase for the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022, was primarily driven by changes in our valuation allowance and a decrease in the net expense from discrete events.

	Year Ended December 31,
	2022	2021	$ Change	% Change

	(dollars in thousands)
Income tax benefit	$3,053	$15,539	$(12,486)	(80%)

The income tax benefit during the year ended December 31, 2022, as compared to the income tax benefit during the year ended December 31, 2021 was primarily driven by a decrease in the net benefit from discrete events. During 2021, we recognized an income tax benefit as a result of the significant deferred tax liabilities recorded in connection with the acquisition of Myx, which in turn, partially reduced our need for a valuation allowance; there was no similar benefit recorded during 2022.

Liquidity and Capital Resources

	Nine months ended September 30,
	2023	2022

	(in thousands)
Net cash used in operating activities	$(14,583)	$(36,943)
Net cash used in investing activities	(9,749)	(23,236)
Net cash (used in) provided by financing activities	(17,727)	48,283)

As of September 30, 2023, we had cash and cash equivalents totaling $38.2 million.

Net cash used in operating activities was $14.6 million and $36.9 million for the nine months ended September 30, 2023 and 2022, respectively. The decrease in cash used in operating activities during the nine months ended September 30, 2023, compared to the prior year period, was primarily due to a decrease in net loss of $61.7 million and an increase in cash received attributable to deferred revenue of $10.7 million partially offset by a decrease in depreciation and amortization expense of $27.5 million and a decrease in provision for inventory and inventory purchase commitments of $25.8 million.

Net cash used in investing activities was $9.7 million and $23.2 million for the nine months ended September 30, 2023 and 2022, respectively. The decrease in net cash used in investing activities was due to a decrease in capital expenditures of $17.7 million due to increased focus by management on capital expenditures, in particular related to technology partially offset by $4.3 million of investment in restricted short-term investments. The current decrease of capital expenditures as compared to the prior period is expected to continue in future periods.

Net cash used in financing activities was $17.7 million for the nine months ended September 30, 2023 compared to net cash provided by financing activities of $48.3 million for the nine months ended September 30,

2022. The change in net cash from financing activities was primarily due to debt repayments on our Term Loan and taxes associated with the vesting of restricted stock during the nine months ended September 30, 2023 compared to proceeds from stock option exercises during the nine months ended September 30, 2022.

On August 8, 2022, the Company, the Borrower, and certain subsidiaries of the Company (together with the Company, the “Guarantors”), entered into the Financing Agreement with the lenders party thereto and Blue Torch, as administrative agent and collateral agent for such lenders, providing for the Term Loan. Obligations under the Financing Agreement are guaranteed by the Guarantors, and secured by a lien on and security interest in substantially all of the assets of the Borrower and the Guarantors (together with the Borrower, the “Loan Parties”), subject to customary exceptions. On July 24, 2023 the Company and Blue Torch entered into the Second Amendment. In connection with the Second Amendment, on the Second Amendment Effective Date, the Company made a partial prepayment on the Term Loan of $15.0 million. As of September 30, 2023, the principal balance outstanding (including capitalized paid in kind interest) under the Term Loan was $35.6 million. During the three and nine months ended September 30, 2023, the Term Loan was a secured overnight financing rate (“SOFR”) loan, with an effective interest rate of 19.21% and a cash interest rate of 12.21% for the nine months ended September 30, 2023.

The Financing Agreement contains financial covenants, customary representations, warranties, covenants and customary events of default. We were in compliance with the financial covenants as of September 30, 2023. See Note 9, Debt, to our condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022, included elsewhere in this prospectus, for additional information on the Term Loan.

As of September 30, 2023, we have $21.7 million of lease obligations and purchase commitments associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. See Note 8, Commitments and Contingencies, to our condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022, included elsewhere in this prospectus, for discussion of our contractual commitments that are primarily due within the next year.

Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth and overall economic conditions. We continue to assess and efficiently manage our working capital, and expect to generate additional liquidity through continued cost control initiatives. We believe that existing cash and cash equivalents and cost control initiatives will provide the Company with sufficient liquidity to meet our anticipated cash needs, including debt service requirements, for the next twelve months as well as for the longer-term (i.e., beyond the next twelve months).

We may explore additional equity or debt financing to supplement our anticipated working capital balances and further strengthen our financial position, but do not at this time know which form it will take or what the terms will be. The incurrence of additional debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. The sale of additional equity would result in additional dilution to our shareholders. There can be no assurances that we will be able to raise additional capital in amounts or on terms acceptable to us.

For the years ended December 31, 2022, 2021 and 2020, our net cash flows were as follows:

	Year Ended December 31,
	2022	2021	2020

	(dollars in thousands)
Net cash provided by (used in) operating activities	$(47,173)	$(215,249)	$61,430

	Year Ended December 31,
	2022	2021	2020

	(dollars in thousands)
Net cash used in investing activities	(26,493)	(125,191)	(46,686)
Net cash provided by financing activities	47,561	390,651	165

Net cash used in operating activities was $47.2 million for the year ended December 31, 2022, compared to $215.2 million for the year ended December 31, 2021. The decrease in cash used in operating activities was primarily due to reduced purchases of media and connected fitness inventory, in line with expectations. In 2022, we returned to a performance marketing model which drives in-quarter or next-quarter payback and which reduced media spend by $116.7 million compared to the prior year. We believe that our connected fitness inventory as of December 31, 2022 is sufficient to meet expected demand over the next 12 months and anticipate no material purchases of inventory in the short term.

Net cash used in investing activities was $26.5 million and $125.2 million for the year ended December 31, 2022 and 2021, respectively. The decrease in cash used in investing activities compared to the prior year was primarily due to a $51.4 million decrease in capital expenditures as the result of the completion of significant projects at the end of 2021. We expect to continue to reduce capital expenditures over the next 12 months as most of these projects are discretionary. The year-over-year decrease in net cash used in investing activities was also due to $47.3 million related to the Myx acquisition and other investments during the year ended December 31, 2021, compared to no similar acquisition or investment during the year ended December 31, 2022.

Net cash provided by financing activities was $47.6 million and $390.7 million for the year ended December 31, 2022 and 2021, respectively. The decrease in cash provided by financing activities was primarily due to completion of the Business Combination during the year ended December 31, 2021 compared to the Term Loan borrowing, net of debt issuance costs during the year ended December 31, 2022. See Note 12, Debt, to our consolidated financial statements as of and for the year ended December 31, 2022, included elsewhere in this prospectus, for additional discussion of the debt financing entered into during 2022.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Quantitative and Qualitative Disclosure About Market Risk

Foreign Currency Risk

We are exposed to foreign currency exchange risk related to transactions in currencies other than the U.S. Dollar, which is our functional currency. Our foreign subsidiaries, sales, certain inventory purchases and operating expenses expose us to foreign currency exchange risk. For the nine months ended September 30, 2023 and 2022, approximately 10% of our revenue was in foreign currencies. For the years ended December 31, 2022, 2021 and 2020, approximately 10%, 10%, and 9% of our revenue was in foreign currencies, respectively. These sales were primarily denominated in Canadian dollars and British pounds.

We may use derivative instruments to manage the effects of fluctuations in foreign currency exchange rates on our net cash flows. We primarily enter into option contracts to hedge forecasted payments, typically for up to 12 months, for cost of revenue, selling and marketing expenses, general and administrative expenses and intercompany transactions not denominated in the local currencies of our foreign operations. We designate some of these instruments as cash flow hedges and record them at fair value as either assets or liabilities within the consolidated balance sheets. Some of these instruments are freestanding derivatives for which hedge accounting does not apply.

In September 2023, management made a determination to cease entering into any further foreign exchange options at this time, which resulted in a decrease in the outstanding foreign exchange options to $10.0 million at September 30, 2023. The Company’s foreign exchange options that were outstanding at September 30, 2023 will all expire prior to March 31, 2024.

Changes in the fair value of cash flow hedges are recorded in accumulated other comprehensive income (loss) until the hedged forecasted transaction affects earnings. Deferred gains and losses associated with cash flow hedges of third-party payments are recognized in cost of revenue, selling and marketing or general and administrative expenses, as applicable, during the period when the hedged underlying transaction affects earnings. Changes in the fair value of certain derivatives for which hedge accounting does not apply are immediately recognized directly in earnings to cost of revenue.

A hypothetical 10% change in exchange rates as of September 30, 2023, with the U.S. dollar as the functional and reporting currency, would result in an approximate $1.5 million increase or decrease in cost of revenue and operating expenses.

The aggregate notional amount of foreign exchange derivative instruments at September 30, 2023 and year ended December 31, 2022 and December 31, 2021 was $10.0 million, $17.6 million and $30.4 million, respectively.

Interest Rate Risk

Our exposure to interest rate risk is primarily associated with our Term Loan borrowings, which were SOFR loans during the nine months ended September 30, 2023 and the year ended December 31, 2022 and subject to variability in the SOFR rate. If the interest rate on our Term Loan were to increase or decrease by 1% for the year and our indebtedness remained constant throughout the period, our annual interest expense would not change materially. Further, our exposure to interest rate volatility is partially mitigated by interest income on our highly liquid investments. At this point, we do not believe that our liquidity has been materially affected by the debt market uncertainties noted in the last few years, and we do not believe that our liquidity will be significantly impacted in the near future.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. In preparing the consolidated financial statements, we make estimates and judgments that impact the reported amounts of assets and liabilities, revenue and expenses, and related disclosures. We re-evaluate our estimates on an on-going basis. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates and could differ based upon other assumptions or conditions. The critical accounting policies that reflect our more difficult and subjective judgments and estimates used in the preparation of our consolidated financial statements include those noted below.

Inventory

Inventory consists of raw materials, work in process, and finished goods, is accounted for by using the first-in, first-out method, and is valued at the lower of cost or net realizable value. We record adjustments against the carrying value of inventory based on assumptions regarding future demand for our products, anticipated margin, planned product discontinuances, and the physical condition (e.g. age and quality) of the inventory. During the year ended December 31, 2022 and 2021, we recorded a $39.8 million and a $17.5 million charge, respectively, to reduce the carrying value of inventory on hand and inventory purchase commitments to net realizable value and to adjust for excess and obsolete inventory. These adjustments are included as a component of connected fitness cost of revenue and nutrition and other cost of revenue. During the year ended December 31, 2020, we recorded adjustments of $2.8 million for excess inventory. The 2020 adjustment is included as a component of nutrition and other cost of revenue. Actual future write-offs of inventory may differ from estimates and calculations used to determine inventory adjustments due to changes in customer demand or other market conditions.

Goodwill and Intangible Assets Impairment

Goodwill and intangible assets deemed to have an indefinite life are not amortized, but instead are assessed for impairment annually at October 1 and between annual tests if an event or change in circumstances occurs that would more likely than not reduce the fair value of a reporting unit (“RU”) below its carrying value or indicate that it is more likely than not that an indefinite-lived intangible asset is impaired. We carry our definite-lived intangible assets at cost less accumulated amortization. If an event or change in circumstances occurs that indicates the carrying value may not be recoverable, we would evaluate our definite-lived intangible assets for impairment at that time.

Due to the sustained decline in the Company’s market capitalization and macro-economic conditions observed in the three months ended June 30, 2023, the Company performed an interim test for impairment of its goodwill as of June 30, 2023. In performing the interim impairment test as of June 30, 2023 for goodwill, we elected to bypass the qualitative assessment and proceeded to performing the quantitative test. We compared the carrying value of the RU to its estimated fair value. Fair value was estimated using a combination of a market approach and an income approach, with significant assumptions related to guideline company financial multiples used in the market approach and significant assumptions about revenue growth, long-term growth rates, and discount rates used in a discounted cash flow model in the income approach. As of June 30, 2023, the RUs fair value exceeded the carrying value by approximately 11%.

Due to reduced revenue and margin forecasts we tested the related asset group for recoverability as of June 30, 2023. In testing for recoverability, we compared the carrying value of the asset group to its forecasted undiscounted cash flows to determine whether it was recoverable. Because the carrying value of the asset group did not exceed its future undiscounted cash flows, we determined that the carrying value of the asset group was recoverable and thus no impairment was recognized.

Due to the sustained decline in our market capitalization and macro-economic conditions observed in the second quarter of 2022, we performed an interim test for goodwill impairment as of June 30, 2022. We were required to assess our long-lived assets for impairment, which resulted in no impairment, prior to our goodwill impairment test. In performing this interim impairment test for goodwill, we elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of the Beachbody RU to its estimated fair value. There was no goodwill held by the Other RU. Fair value was estimated using a combination of a market approach and an income approach, with significant assumptions related to guideline company financial multiples used in the market approach and significant assumptions about revenue growth, long-term growth rates, and discount rates used in a discounted cash flow model in the income approach. The results of our interim test for impairment at June 30, 2022 concluded that the fair value of our Beachbody RU exceeded its carrying value, resulting in no impairment.

In connection with the consolidation of the Openfit streaming fitness offering onto the Beachbody digital platform, we changed our segment reporting as we determined that there is one operating segment. As a result of this change in segment reporting during the third quarter of 2022, we completed a qualitative test for goodwill impairment by RU both prior to and subsequent to the change. The qualitative assessment is an evaluation of whether it is more likely than not that the fair value of a RU is less than its carrying amount. In performing our qualitative assessment, we considered the significant margin by which the fair value of the Beachbody reporting unit exceeded carrying value in the most recent quantitative test in addition to events and changes in circumstances since the most recent quantitative test that could have significantly impacted the assumptions used in the valuation. Based on this qualitative assessment, we concluded that no impairment indicators existed for goodwill both prior to and subsequent to the change in segment reporting.

Due to reduced revenue and margin forecasts for certain products, we performed an interim test for impairment of our indefinite-lived intangible asset as of September 30, 2022. In testing for impairment of the indefinite-lived trade name, we compared the carrying value of the asset to its estimated fair value. Fair value was estimated using an income approach, specifically the relief-from-royalty approach, and included significant assumptions related to the royalty rate and revenue growth. The fair value of the indefinite-lived trade name was determined to be lower than its carrying value, primarily as a result of reduced revenue and margin forecasts for certain supplements. As a result, we recorded a $1.0 million non-cash impairment charge for this intangible asset.

We completed the required annual impairment test for goodwill as of October 1, 2022. We performed a quantitative assessment, in which we estimated the fair value of our RU and determined that the fair value of our RU was greater than its carrying value, resulting in no impairment. Fair value was estimated using a combination of a market approach and an income approach, with significant assumptions related to guideline company financial multiples used in the market approach and significant assumptions about revenue growth, long-term growth rates, and discount rates used in a discounted cash flow model in the income approach.

Due to reduced revenue and operating income forecasts and sustained decline in our market capitalization during the fourth quarter of 2022, we performed an interim test for goodwill impairment as of December 31, 2022. We assessed our long-lived assets for impairment prior to our goodwill impairment test. In assessing our long-lived assets, we tested the related asset group for recoverability by comparing the carrying value of the asset group to its forecasted undiscounted cash flows. Because the carrying value of the asset group did not exceed its future undiscounted cash flows, we determined that it may not be recoverable. The fair value of the assets within the asset group was then calculated to determine whether an impairment loss should be recognized. The fair values of the customer-related, technology-based, and trade name intangible assets were estimated primarily using a relief-from-royalty approach and calculated to be lower than the carrying value. As a result, we recorded an aggregate impairment charge of $18.9 million. In testing for goodwill impairment, we elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of our RU to estimated fair value. Fair value was estimated using a combination of a market approach and an income approach, with significant assumptions related to guideline company financial multiples used in the market approach and significant assumptions about revenue growth, long-term growth rates, and discount rates used in a discounted cash flow model in the income approach. The results of our interim test for impairment at December 31, 2022 concluded that the fair value of our reporting unit exceeded its carrying value, resulting in no impairment. Our RU’s fair value exceeded carrying value by approximately 21%.

Due to the sustained decline in our market capitalization, and reduced revenue and operating income forecast observed in the fourth quarter of 2021, we performed an interim test for impairment of our goodwill and indefinite-lived intangible assets and tested our definite-lived intangible assets for recoverability as of December 31, 2021. In performing both the annual and interim impairment tests for goodwill and indefinite-lived intangible assets, we elected to bypass the qualitative assessment and proceed to performing the quantitative test for each.

In testing for impairment of our indefinite-lived intangible assets, we compared the carrying value of each asset to its estimated fair value. Fair value was estimated using an income approach, specifically the relief-from-royalty approach, and included significant assumptions related to the royalty rate and revenue growth. Based on this analysis, we recognized an aggregate impairment charge of $35.2 million to reduce the carrying amounts of our trade names to their fair values during the year ended December 31, 2021.

In testing for impairment of our definite-lived intangible assets, we first compared the carrying value of each asset group to its undiscounted cash flows to determine whether it was recoverable. Because the carrying value of one of our asset groups did not exceed its future undiscounted cash flows, we then calculated the fair value of the asset group as the present value of the estimated future cash flows and determined that the carrying value exceeded the fair value. Based on this analysis, we recognized an impairment charge of $7.1 million on our acquired talent and representation contracts during the year ended December 31, 2021.

Management will continue to monitor its RU for changes in the business environment that could impact its fair value. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in our goodwill impairment tests, and ultimately impact the estimated fair value of our reporting unit may include the demand for at-home fitness solutions, our subscriber growth rates, adverse macroeconomic conditions, and volatility in the equity and debt markets which could result in higher weighted-average cost of capital. Changes in any of the assumptions used in the valuation of the RU, or changes in the business environment could materially impact the expected cash flows, and such impacts could potentially result in a material non-cash impairment charge.

Income Taxes

We are subject to income taxes in the United States, Canada, and the United Kingdom. We record a provision or benefit for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of results that have been included in the financial statements. Specifically, deferred income taxes are determined on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We must also assess the likelihood that we will be able to recover our deferred tax assets. In this evaluation, we consider all available positive and negative evidence, including historical and current operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. If, based on all available evidence, it is more likely than not that a portion of our deferred tax assets will not be realized, we reduce the carrying amount of our deferred tax assets by recording a valuation allowance. Based on the level of our losses, we established a valuation allowance of $16.2 million during the year ended December 31, 2020 and recorded an additional $47.1 million and $47.6 million valuation allowance during the year ended December 31, 2021 and 2022, respectively. The valuation allowance was adjusted by $4.8 million and $0.8 million during the year ended December 31, 2021 and 2022, respectively, for acquisitions and deferred taxes related to tax deductible transaction costs included in additional paid-in capital in our consolidated financial statements. Our judgment regarding future recoverability of our deferred tax assets may change due to various factors, including changes in tax laws and changes in market conditions and their impact on our assessment of taxable income in future periods. These changes, if any, may require adjustments to the valuation allowances and an accompanying increase or decrease in net income (loss) in the period when such determination is made.

We record uncertain tax positions on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. As of December 31, 2022 and 2021, our estimated unrecognized tax benefits were immaterial.

MANAGEMENT

Directors

The following table and biographical information sets forth certain information for each director of the Company’s board of directors (“Board”). Such information is current as of December 31, 2023. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director is qualified to serve on our Board in light of our business.

	Age	Director Since	Committee Membership
Name			Audit	Compensation	Nominating
Carl Daikeler	60	1998	—	—	—
Mary Conlin	59	2021	✓	✓	—
Kristin Frank	58	2021	—	✓	✓
Mark Goldston	69	2023	—	—	—
Michael Heller	59	2012	—	—	Chair
Ann Lundy	53	2023	Chair	—	—
Kevin Mayer	61	2021	✓	—	—
John Salter	46	2018	—	—	✓
Ben Van de Bunt	61	2019	—	Chair	✓

Carl D. Daikeler has served as our Chairman and CEO since he co-founded Beachbody in 1998. Prior to Beachbody, Mr. Daikeler worked at Guthy-Renker assisting with new products for infomercials. He also runs the Beachbody Foundation, a non-profit organization contributing to a number of foundations such as the International Justice Mission, Hope Of The Valley, NAACP, The Lakota Tribe, Upward Bound House, Go Campaign, and Save-A-Warrior (SAW). Mr. Daikeler obtained a B.A. from Ithaca College. We believe Mr. Daikeler is qualified to serve as a member of our Board because of his extensive business and leadership experience and, in particular, his experience leading Beachbody.

Mark Goldston has served as our Executive Chairman since June 2023. Mr. Goldston has served as the chairman, chief executive officer and founder of The Goldston Group, a venture capital and strategic advisory firm, since November 2013. Mr. Goldston has also served as general partner of Athletic Propulsion Labs, a luxury performance athletic footwear company, since March 2009 and as co-founder and general partner of Javergo Partners, LLC, a strategic advisory firm, since March 2020. Mr. Goldston has also served as a board member, strategic advisor and investor of TuneGO, a technology platform and interactive community for music artists, since March 2015 and as a strategic advisor and shareholder of Fresh Brothers Pizza. Prior to that, from March 1999 to November 2013 Mr. Goldston served as the chairman and chief executive officer of United Online, a former public Internet access company, and its predecessor company, NetZero. Mr. Goldston obtained a B.S. in business administration from The Ohio State University and an M.B.A. from the Northwestern University Kellogg School of Management. We believe Mr. Goldston is qualified to serve on our Board due to his extensive financial and leadership experience with public companies and fitness brands.

Mary Conlin has served as a member of our Board since June 2021. From 2001-2007 Ms. Conlin served as Director and Head of Marketing & Corporate Communications for Pixar Animation Studios, a computer animation studio which was acquired in 2006 by The Walt Disney Company, and has since retired. Prior to Pixar, from 1990-1996 and again from 1998-1999 she served as Director of International Distribution and Director of Worldwide Promotions for the theatrical division at Warner Bros. Pictures, a multinational film production company. Ms. Conlin started her career in advertising at VMLY&R, formerly known as Young & Rubicam. Since May 2020 she has served on the board of directors for Daily Journal Corp, a public publishing and technology company. Ms. Conlin obtained a B.A. from Princeton University 1986 and an M.B.A. from Harvard University 1990. We believe Ms. Conlin is qualified to serve on our Board due to her extensive leadership and marketing experience.

Kristin Frank has served as a member of our Board since November 2021. Ms. Frank has served as Chief Executive Officer of AdPredictive since March 2020 a customer intelligence platform that connects data and machine learning to business outcomes to help marketers deliver efficient and effective results and sustainable growth for companies. She also currently sits on the boards of Brightcove, Inc., a leading global provider of cloud services for video, and Gaia, Inc., a global video streaming service and community. Before joining AdPredictive, from 1995 to 2017 Ms. Frank served at Viacom, a former media conglomerate now operating as Paramount Global, in various capacities as a member of its executive and regional teams, serving most recently as the Chief Operating Officer of the division overseeing revenue, strategy, and operations for MTV. Ms. Frank also served as the Executive Vice President and Head of Digital for the Music and Entertainment Division, in which she developed scaled digital, product, and content businesses for MTV, Comedy Central, VH1, CMT, LOGO, and MTV2. Additionally, she served as the Regional Vice President of Content Distribution and Marketing, the Chief Operating Officer of LOGO, and the General Manager of MTV and VH1 Digital Media. Ms. Frank obtained a B.B.A. degree in Finance from the University of Iowa. We believe Ms. Frank is qualified to serve on our Board due to her extensive leadership, board governance, and marketing experience.

Michael Heller has served as a member of our Board since November 2012. Since 1994 Mr. Heller has served at Cozen O’Connor, an international law firm, currently as the Executive Chairman and Chief Executive Officer. He has served as a member of the board of directors of Hanover Fire and Casualty Co., a property and casualty insurance carrier since May 2004. Mr. Heller also sits on several nonprofit boards, including Thomas Jefferson University Hospital, Villanova Law School, CEO’s vs Cancer, Greater Philadelphia Chamber of Commerce and Philadelphia Alliance for Capital and Technologies. Mr. Heller obtained a B.A. with high honors from The Pennsylvania State University and a J.D. from Villanova University. We believe Mr. Heller is qualified to serve on our Board due to his extensive leadership experience and board governance experience.

Ann Lundy has served as a member of our Board since January 2023. Ms. Lundy has served as Senior Vice President, Corporate Finance and Internal Audit of Activision Blizzard, a public video game holding company, since November 2021 and before that served as Vice President, Internal Audit from September 2019. Prior to Activision Blizzard, in 2019 Ms. Lundy was an executive consultant in finance, accounting and project management services and before that served as Senior Vice President and Chief Accounting Officer of MH Sub I, LLC (d/b/a Internet Brands), a company operating online media, community and e-commerce sites, in 2018. Prior to that, from March 2003 to August 2018 Ms. Lundy served various leadership positions at Mattel, Inc., including as Senior Vice President Finance & Strategy, Global Development and Product Supply. Ms. Lundy obtained a B.S. in Accounting from Oakland University and is licensed as an inactive certified public accountant in Michigan since October 1994. We believe Ms. Lundy is qualified to serve on our Board to her extensive financial and public company experience.

Kevin Mayer has served as a member of our Board since June 2021. Mr. Mayer has served since January 2022 as Co-Chief Executive Officer and founder of Candle Media, a next generation media company, home to category-defining brands including Hello Sunshine, Moonbug Entertainment, Faraway Road Productions and Westbrook Media. Mr. Mayer is also co-founder and managing director of Smash Capital, serves as Chairman of DAZN Group, a major global sports media company, and is on the Board of the Forest Road Company. Prior to founding Candle and Smash Capital, from June 2020 to August 2020, Mr. Mayer served as Chief Executive Officer of TikTok Inc. and Chief Operating Officer of ByteDance Ltd., TikTok’s parent company. Before that, from 2015 to 2020 Mr. Mayer served as Chief Strategy Officer at The Walt Disney Company where he oversaw strategy and new business development as well mergers and acquisitions for the company, and subsequently served as Chairman for its Direct-to-Consumer and International segment which included developing or overseeing global streaming platforms including Disney+, ESPN+ and Hulu. Mr. Mayer has been an advisory board member at Salesforce since November 2020 and has served on the board of Tinuiti, a private performance marketing agency since April 2021. Mr. Mayer holds a Bachelor of Science in Mechanical Engineering from MIT, a Master of Science in Electrical Engineering from San Diego State University and a Master of Business Administration from Harvard University. We believe Mr. Mayer is qualified to serve on our Board due to his extensive leadership and media industry experience.

John S. Salter has served as a member of our Board since December 2018. He is a co-founder and partner of The Raine Group LLC (“Raine”), since May 2009, an integrated merchant bank advising and investing in high growth sectors of technology, media and telecommunications, where he is responsible for Raine’s digital media and gaming practice. Prior to co-founding Raine, he was the Global Head of Digital Media at UBS Investment Bank in the Technology, Media and Telecommunications Group. Prior to joining UBS Investment Bank, Mr. Salter worked in the Internet and New Media Group at Volpe, Brown, Whelan & Co. in San Francisco. Mr. Salter has served as a member of a number of boards of directors including as a director for Huuuge Games, a video game developer on mobile devices and PCs, since October 2017, Play Games 24x7, a leading Indian gaming company, since October 2019 and as an observer for DraftKings, a leading digital sports entertainment and gaming company, August 2014. Mr. Salter obtained a B.A. from Stanford University. We believe Mr. Salter is qualified to serve on our Board due to his extensive leadership, industry, and board governance experience.

Ben Van de Bunt has served as a member of our Board since March 2019. Since 2013 Mr. Van de Bunt has been an entrepreneur and co-owner of Silver Creek, Paramount Equity, LoanPal, FHR, Inspire Energy, Nestidd, Omni Energy, Good Finch and Rosewood Homes. Previously, Mr. Van de Bunt was Chief Executive Officer and President at Guthy-Renker from 1993 through 2013. He previously served as a member of the board of directors of Houlihan Lokey from September 2018 to July 2019, Solar City from 2013-2015, Guthy-Renker since 1995, Inspire Energy, GivePower and St. John’s Hospital since 2014. Mr. Van de Bunt obtained a B.A. of the University of California, Los Angeles, and a J.D. from Harvard Law School. We believe Mr. Van de Bunt is qualified to serve on our Board due to his extensive venture capital, leadership, and board governance experience.

Executive Officers

Below is biographical information for each of our current executive officers as of December 31, 2023, other than Carl Daikeler (whose biographical information is shown under “Directors” above). Each executive officer serves at the discretion of the Board and the Chief Executive Officer.

Name	Age	Position(s)
Carl Daikeler	60	Co-Founder, Chairman and Chief Executive Officer
Mark Goldston	69	Executive Chairman
Marc Suidan	50	Chief Financial Officer
Michael Neimand	58	President, Beachbody
Kathy Vrabeck	60	Chief Operating Officer

Marc Suidan has served as our Chief Financial Officer since May 2022. Prior to Beachbody, Mr. Suidan served as a Partner at PricewaterhouseCoopers since 2011 and served as their Global Tech, Media and Telecom Leader. Prior to PricewaterhouseCoopers, he served as Co-Founder and CFO of several startups. Mr. Suidan obtained an MBA from the Kellogg School of Management at Northwestern University, a Bachelor of Management from McGill University, and is an active CPA in Canada.

Michael Neimand has served as President, Beachbody since 2016 and is responsible for our direct selling activities, Team Beachbody, and the direct selling division’s international expansion efforts. Mr. Neimand joined Beachbody in 2006 and has held various positions including Executive Vice-President. Prior to Beachbody, he served as Vice President of Sales and Initiatives at Herbalife and was at the company from 1995 through 2006 and also worked at BAE Systems, a global defense, security and aerospace company. Mr. Neimand obtained a B.A. from the University of California, Los Angeles.

Kathy Vrabeck has served as our Chief Operating Officer since April 2022 after serving as our Chief Strategy Officer from April 2021 to April 2022. Prior to Beachbody, from October 2015 to April 2021 Ms. Vrabeck served as a Senior Client Partner at Korn Ferry, a global talent and organizational advisory firm, where she led Korn Ferry’s Consumer Digital sector. Prior to joining Korn Ferry in October 2015, she was a

Partner at Heidrick & Struggles International, Inc., an executive search firm, where she served as both Global Sector Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to Heidrick & Struggles, Ms. Vrabeck held a number of leadership positions in digital media companies, including President, Legendary Digital at Legendary Entertainment from March 2009 to March 2011 where she was responsible for the creation, management and delivery of digital entertainment, with a focus on video games. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc., a developer, marketer, publisher and distributor of video games, where she served as President, EA Casual Entertainment. Prior to that, Ms. Vrabeck held executive roles at Activision, Inc. from August 1999 to April 2006, including President, Activision Publishing. Ms. Vrabeck serves as Chair of the board of directors of MediaAlpha, Inc. (NYSE: MAX), a public company specializing in end customer acquisition for insurance carriers, and as a member of the board of directors of United Talent Agency Acquisition Corporation (NASDAQ: UTAA). Ms. Vrabeck received a B.A. in French and economics from DePauw University and an M.B.A. from Indiana University.

Corporate Governance Guidelines and Code of Ethics and Business Conduct

The Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. Additionally, we have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board. The code of ethics, Corporate Governance Guidelines and business conduct is available at our website at https://investors.thebeachbodycompany.com/governance/governance-documents. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

Board Composition

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Company’s Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Controlled Company Exemption

Carl Daikeler, our Chairman and CEO, beneficially owns 94.4% of the Company’s Class X Common Stock and controls a majority of the voting power of all outstanding capital stock of the Company. As a result, the Board has determined the Company is a “controlled company” within the meaning of corporate governance standards of the NYSE. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We have elected to take advantage of the exemptions pertaining to the independence of our Board’s Nominating and Corporate Governance Committee (the “Nominating Committee”). If we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with all applicable NYSE corporate governance standards and, depending on the Board’s independence determination with respect to its then-current directors, we may be required to add additional directors to the Board in order to achieve such compliance within the applicable transition periods.

Director Independence

NYSE listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of our Board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director. Our Board has determined that Mmes. Conlin, Frank and Lundy and Messrs. Heller, Mayer and Van de Bunt are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board

The Company’s Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the Board and standing committees. The Company has a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific issues. Current copies of the Company’s committee charters are posted on its website, www.TheBeachbodyCompany.com under the “Investors” section, as required by applicable SEC and the NYSE rules. Copies of the information identified above may be obtained without charge from us by writing to The Beachbody Company, Inc., 400 Continental Blvd., Suite 400, El Segundo, CA 90245, Attention: Corporate Secretary. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

The Company’s audit committee consists of Ms. Conlin, Mr. Mayer and Ms. Lundy, as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our audit committee be composed entirely of independent members. The Company’s Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Each member of the company’s audit committee meets the requirements for financial literacy under the applicable the NYSE rules. In arriving at this determination, the Board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

In addition, our Board has determined that Ms. Lundy qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. In making this determination, the Company’s board has considered Ms. Lundy’s formal education and previous and current experience in financial and accounting roles. Both the Company’s independent registered public accounting firm and management periodically will meet privately with the Company’s audit committee.

The audit committee’s responsibilities will include, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the Board in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the Board in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the Board in monitoring our compliance with legal and regulatory requirements;

•	assisting the Board in monitoring the performance of our internal audit function;

•	monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Our audit committee also reviews the related party transaction policy described under “Related Person Policy of the Company.” Our audit committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Compensation Committee

The Company’s compensation committee consists of Ms. Conlin and Messrs., Ms. Frank, and, Mr. Van de Bunt, as the Chair. Ms. Conlin and Messrs. and Mr. Van de Bunt are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The Company’s Board has determined that Ms. Conlin and Mr. Van de Bunt are “independent” as defined under the applicable the NYSE listing standards, including the standards specific to members of a compensation committee. We believe that the composition and functioning of the Company’s compensation committee meets the requirements for independence under the current the NYSE listing standards.

The compensation committee’s responsibilities include, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluating the performance of the Company’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of the Company’s Chief Executive Officer;

•	reviewing and setting or making recommendations to the Company’s Board regarding the compensation of the Company’s other executive officers;

•	making recommendations to the Company’s Board regarding the compensation of the Company’s directors;

•	reviewing and approving or making recommendations to the Company’s Board regarding the Company’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee consists of Ms. Frank, Mr. Salter, Mr. Van de Bunt, and Mr. Heller, as the Chair. The Company’s Board has determined that each of Ms. Conlin and Mr. Van de Bunt is “independent” as defined under the applicable listing standards of the NYSE and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of the Company’s Board, consistent with criteria approved by the Company’s Board;

•	recommending to the Company’s Board the nominees for election to the Company’s Board at annual meetings of the Company’s stockholders;

•	overseeing an evaluation of the Company’s Board and its committees; and

•

developing and recommending to the Company’s Board a set of corporate governance guidelines. We believe that the composition and functioning of the Company’s nominating and corporate governance committee meets the requirements for independence under the current the NYSE listing standards.

The Company’s board of directors may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Beachbody, that has one or more executive officers serving as a member of the Company’s Board.

Related Person Policy of the Company

The Company’s Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of the Company’s Board;

•	any person who is known by the Company to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Company has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related person transactions.

Limitation on Liability and Indemnification Matters

The Company’s Certificate of Incorporation contain provisions that limit the liability of the Company’s directors for damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

•

it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for the Company’s executive officers who are named in the “2023 Summary Compensation Table” below. In 2023, the “named executive officers” or “NEOs” and their positions with the Company were as follows:

•	Carl Daikeler, Co-Founder, Chairman, and Chief Executive Officer;

•	Mark Goldston, Executive Chairman;

•	Michael Neimand, President, Beachbody;

•	Marc Suidan, Chief Financial Officer; and

•	Kathy Vrabeck, Chief Operating Officer.

Summary Compensation Table

The following table contains information about the compensation earned by our NEOs during the fiscal years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Carl Daikeler	2023
Co-Founder, Chairman and Chief Executive Officer	2022	1	2,400	—	—	—	27,302	29,703
	2021	751,923	2,300	—	5,006,083	—	90,200	5,850,506
Marc Suidan	2023
Chief Financial Officer	2022	375,411	—	1,000,000	1,000,000	140,779	18,277	2,534,467
Mark Goldston	2023
Executive Chairman
Michael Neimand	2023
President, Beachbody	2022	550,000	1,600	—	145,966	183,343	41,986	922,895
	2021	550,000	1,500	—	1,668,693	—	21,293	2,241,486
Kathy Vrabeck	2023
Chief Operating Officer	2022	525,000	100	—	632,673	190,891	18,612	1,367,276
	2021	353,366	—	1,149,994	1,149,996	—	15,469	2,668,825

(1)

Amounts reflect payment of a service-based anniversary bonus for each NEO. We provide a description of these bonuses above under the section titled, “Cash Incentive Compensation-Other Cash Compensation”.

(2)

Amounts reflect the full grant-date fair value of option and RSU awards granted during fiscal 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. We will provide information regarding the assumptions used to calculate the value of all option and RSU awards made to our NEOs in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)

Amounts reported include actual annual bonuses earned by our NEOs with respect to the applicable year under our annual bonus program. We provide additional information regarding the annual bonuses in the section above titled “-Cash Incentive Compensation-Annual Bonus Program.” Under our 2023 program, the Compensation Committee decided to pay the annual bonuses in fully vested RSUs. The number of RSUs subject to the award was determined based on the closing price of our Common Stock on the grant date.

(4)	For 2022, “All Other Compensation” consists of the following:

Name	401(k) Plan Matching Contributions	Car Allowance	Mobile Phone Allowance & Benefits	Work from Home Allowance	Life and AD&D Insurance	Company- Paid Health & Welfare Benefits	Taxable Fringe Benefits(a)	Severance Payments & Benefits(b)	Consulting Payments(c)	Legal Fee Reimbursement
Carl Daikeler	—	12,000	5,316	600	104	9,282	—	—	—	—
Marc Suidan	9,150	—	1,800	400	72	6,855	—	—	—
Sue Collyns	6,240	5,000	1,210	300	60	3,479	—	847,698	10,000	5,000
Blake Bilstad	9,150	—	2,100	600	104	11,889	—	—	—	—
Michael Neimand	9,150	—	546	600	104	11,889	19,697	—	—	—
Kathy Vrabeck	9,150	—	2,400	600	104	6,358	—	—	—	—

Grants of Plan-Based Awards in Fiscal 2023

The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2023 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards made during fiscal 2023.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Carl Daikeler
Marc Suidan
Mark Goldston
Michael Neimand
Kathy Vrabeck

(1)

Amounts reflect potential payouts under our 2023 annual bonus program at threshold, target and maximum amounts based on 2023 base salaries. Please see the description of the annual bonus program under the section above titled, “Cash Incentive Compensation-Annual Bonus Program”. Under our 2023 program, the Compensation Committee decided to pay the annual bonuses in fully vested RSUs. The number of RSUs subject to the award will be determined based on the closing price of our Common Stock on the grant date.

(2)

Amounts reflect the full grant-date fair value of options and RSUs granted during 2023 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)

Represents the number of options granted to the named individual during fiscal year 2023 under our 2021 Incentive Award Plan (the “2021 Plan”). Each option will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

(4)

Represents an award of RSUs granted to the named individual during fiscal year 2023 under the 2021 Plan. This RSU award will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Named Executive Officer Agreements

We have entered into offers of employment letters or employment agreements with certain of our NEOs, the material terms of which are described below. The Company has not entered into a written offer of employment letter or employment agreement with Mr. Daikeler.

Mark Goldston

In connection with Mr. Goldston’s appointment as Executive Chairman, the Company and Mr. Goldston entered into an employment offer letter, dated as of June 15, 2023, pursuant to which Mr. Goldston commenced employment as the Company’s Executive Chairman of the Board on June 15, 2023.

Mr. Goldston’s employment under the Offer Letter is “at-will”, and will continue until terminated in accordance with his offer letter.

In connection with entering into the offer letter, on Mr. Goldston’s start date, he will be granted a stock option under the Company’s 2023 Employment Inducement Incentive Award Plan, covering an aggregate of 23,883,265 shares of the Company’s Class A common stock, par value $0.0001 per share.

Marc Suidan

On April 15, 2022, we entered into an employment offer letter with Mr. Suidan. Pursuant to the offer letter, Mr. Suidan served in an advisory capacity from April 15, 2022, until May 10, 2022, at which time Mr. Suidan began serving as the Company’s Chief Financial Officer. Mr. Suidan’s employment under the offer letter is at-will and will continue until terminated at any time by any party in accordance with the terms of the offer letter. Under the offer letter, Mr. Suidan reports to the Company’s Chief Executive Officer.

The offer letter provides for: (i) an annual base salary of $525,000 per year; (ii) participation in the health, welfare and retirement benefit plans and programs maintained by the Company for the benefit of the Company’s similarly situated employees; (iii) a monthly phone allowance of $200 per month, pursuant to Company policy; and (iv) annual cash bonuses under the Company’s bonus program, with a target bonus opportunity equal to 75% of Mr. Suidan’s annual base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Mr. Suidan’s continued employment through the applicable payment date, and will be pro-rated for any partial year of employment.

In connection with entering into the offer letter, Mr. Suidan was granted an option to purchase shares of our Class A common stock, as well as an award of RSUs, under the 2021 Plan. The awards each have an aggregate dollar-denominated grant-date value equal to approximately $1,000,000. Each award will vest and, as applicable, become exercisable, as to 25% of the shares underlying the award on each of the first four anniversaries of the grant date, subject to Mr. Suidan’s continued employment through the applicable vesting date.

The severance benefits and payments payable to Mr. Suidan upon certain qualifying terminations of his employment are summarized below under the section entitled, “-Potential Payments Upon Termination or Change in Control”.

As a condition to Mr. Suidan’s employment under the Offer Letter, Mr. Suidan also entered into the Company’s standard form of Confidentiality and Non-Solicitation Agreement and a Dispute Resolution Agreement.

Michael Neimand

On August 30, 2006, we entered into an offer letter with Michael Neimand. Mr. Neimand’s employment under the offer letter is at-will and will continue until terminated at any time by either party. Pursuant to his offer letter, Mr. Neimand is entitled to receive an annual base salary of $180,000 per year; the actual base salary earned by Mr. Neimand for services during the last completed fiscal year is set forth above in the Summary Compensation Table. In addition, Mr. Neimand (and his eligible dependents) are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees.

Under the offer letter, Mr. Neimand is also eligible to earn (i) a discretionary bonus of up 20% of his year-end base salary, and (ii) a cash bonus of up to $30,000 per calendar quarter, subject to Mr. Neimand’s continued employment through the end of the applicable quarter. Mr. Neimand’s target bonus opportunity for the last completed fiscal year is set forth and described above under the section titled, “Cash Incentive Compensation-Annual Bonus Program”.

The severance benefits and payments payable to Mr. Neimand upon a qualifying termination of his employment are summarized below under the section entitled, “-Potential Payments Upon Termination or Change in Control”.

In connection with his offer letter, Mr. Neimand also entered into the Company’s standard form of confidentiality agreement.

Kathy Vrabeck

On March 27, 2021, we entered into an employment offer letter with Ms. Vrabeck to serve as our Chief Strategy Officer. Ms. Vrabeck’s employment under the offer letter, which began on April 26, 2021, is at-will and will continue until terminated at any time by either party. Pursuant to the offer letter, Ms. Vrabeck is entitled to receive an annual base salary of $525,000 per year. In addition, Ms. Vrabeck (and her beneficiaries) are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, the full cost of which is paid by the Company.

Under the offer letter, Ms. Vrabeck is also eligible to earn annual cash bonuses under our bonus program, with an annual target bonus opportunity equal to 67% of her base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Ms. Vrabeck’s continued employment through the applicable payment date.

In connection with entering into the offer letter, Ms. Vrabeck was awarded options and/or RSUs having an aggregate grant-date fair value of approximately $2,300,000. The awards will vest annually over four years, with respect to 25% of the shares underlying the award on each of the first four anniversaries of April 26, 2021, subject to continued employment.

The severance benefits and payments payable to Ms. Vrabeck upon certain qualifying terminations of her employment are summarized below under the section entitled, “-Potential Payments Upon Termination or Change in Control”.

In connection with her offer letter, Ms. Vrabeck also entered into the Company’s standard form of confidentiality agreement and arbitration agreement.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for our NEOs as of December 31, 2023.

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Carl Daikeler
Marc Suidan
Mark Goldston
Michael Neimand
Kathy Vrabeck

(1)

Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our Common Stock on December 29, 2023 (i.e., the last trading day of our last completed fiscal year), which was $8.29.

(2)

Each of these option awards was granted under our 2021 Plan and will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(3)

Each of these RSU awards was granted under our 2021 Plan and will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(4)

Each of these option awards was granted under our Amended and Restated 2020 Equity Compensation Plan (“2020 Plan”) and will vest and become exercisable as to 20% of the shares subject thereto on each of the first five anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(5)	Each of these option awards was granted under our 2020 Plan and vested in full as of December 31, 2023.

Option Exercises and Stock Vested in Fiscal 2023

The following table sets forth certain information concerning RSUs vested for our NEOs during the year ended December 31, 2023. None of our NEOs exercised any portion of their respective options during 2023.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Carl Daikeler
Marc Suidan
Mark Goldston
Michael Neimand
Kathy Vrabeck

(1)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

Executive Employment Agreements

The Company has entered into offer letters or employment agreements with certain of its NEOs, which provide for (among other things) severance benefits and payments to be paid upon certain qualifying terminations of employment, including in connection with a “change in control” of the Company, as summarized below.

Marc Suidan

Under the offer letter with Mr. Suidan, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the applicable offer letter), then the executive will be entitled to receive the following severance payments and benefits:

•

an amount equal to one times the executive’s highest agreed upon annual base salary or, to the extent the Company implemented a proportionate reduction in the base salaries of other members of the Company’s executive team during the year in which the termination occurs, the executive’s base salary as in effect on the termination date, payable in substantially equal installments over the 12-month period following the termination date;

•

an amount equal to the executive’s target annual bonus for the year of termination, prorated through the date of termination (the “Pro-Rated Target Bonus”), payable in substantially equal installments over the 12-month period following the termination date;

•	continued healthcare coverage for 12 months following the termination date, at the same levels as in effect on the termination date; and

•

an additional 12 months of vesting for each outstanding and unvested time-vesting Company equity award then-held by the executive or, if the termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), full accelerated vesting of all outstanding and unvested time-vesting Company equity awards then-held by the executive.

The severance payments and benefits described above are subject to the applicable executive’s timely execution and non-revocation of a general release of claims in favor of the Company.

In addition to the severance payments and benefits described above, if the executive’s employment is terminated due to his death or disability, then the executive will be entitled to receive (A) the Pro-Rated Target Bonus and (B) an additional 12 months of vesting for each outstanding and unvested time-vesting Company equity award then-held by the executive.

Michael Neimand

Under Mr. Neimand’s offer letter, upon a termination of Mr. Neimand’s employment by the Company without cause, he is entitled to a cash severance payment equal to 90 days of his then-current base salary, paid in accordance with the Company’s regular payroll practices.

Kathy Vrabeck

Under Ms. Vrabeck’s offer letter, if Ms. Vrabeck’s employment is terminated by the Company without “cause” or by Ms. Vrabeck for “good reason” (each, as defined in the offer letter), then she will be entitled to receive the following severance payments and benefits:

•

an amount equal to one-half times (or, if such termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), one times) her annual base salary as in effect at the time of termination, payable in substantially equal installments over the six-month (or, as applicable, 12-month) period following the termination date; and

•

a lump sum payment in an amount equal to (i) six times (or, if such termination occurs on or within 12 months following a change in control, 12 times) the estimated monthly cost to continue healthcare coverage under COBRA, at the same levels as in effect on the termination date, plus (ii) to the extent any taxes are imposed on the foregoing COBRA payment, an additional amount sufficient to cover any such taxes.

The severance payments and benefits described above are subject to Ms. Vrabeck’s timely execution and non-revocation of a general release of claims in favor of the Company.

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2023. However, for Ms. Collyns, amounts shown reflect the actual severance payments and benefits provided to Ms. Collyns in connection with her termination of employment in 2022. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by our NEO during their employment that are available to all salaried employees.

Name	Benefit	Termination Without Cause or for Good Reason (no Change in Control) ($)(1)	Termination due to Death or Disability ($)	Change in Control (no Termination) ($)(2)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($)
Carl Daikeler	Cash
Equity Acceleration(2)
Healthcare
Total(3)
Marc Suidan	Cash
Equity Acceleration(2)
Healthcare
Total(3)
Mark Goldston	Cash
Equity Acceleration(2)
Healthcare
Total(3)
Michael Neimand	Cash
Equity Acceleration(2)
Healthcare
Total(3)
Kathy Vrabeck	Cash
Equity Acceleration(2)
Healthcare
Total(3)

(1)	With respect to option and RSU awards, amounts assume the awards are assumed or substituted in connection with the change in control.
(2)

With respect to option and RSU awards, amounts were calculated by (i) multiplying the number of accelerated shares of Common Stock underlying the awards by $8.29, the closing trading price of our Common Stock on December 29, 2023 (i.e., the last trading day of our last completed fiscal year) and (ii) for the option awards, subtracting the exercise price. With respect to options with an exercise price greater than $8.29 (the closing trading price of our Common Stock on December 29, 2023), no value has been included in the table above.

(3)	Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2023.

2023 DIRECTOR COMPENSATION

Director Compensation Program

We maintain a non-employee director compensation program (the “Director Compensation Program”), which provides for annual cash retainer fees and long-term equity awards for each of our non-employee directors (each, an “Eligible Director”). The Director Compensation Program consists of the following components:

Cash Compensation:

•	Annual Retainer: $45,000

•	Annual Committee Chair Retainer:

•	Audit: $20,000

•	Compensation: $15,000

•	Nominating and Corporate Governance: $10,000

•	Annual Committee Member (Non-Chair) Retainer:

•	Audit: $10,000

•	Compensation: $7,500

•	Nominating and Corporate Governance: $5,000

The annual cash retainers will be paid in quarterly installments in arrears. Annual cash retainers will be pro-rated for any partial calendar quarter of service.

Equity Compensation:

•

Initial Grant: Each Eligible Director who is initially elected or appointed to serve on our Board automatically shall be granted, on the date on which such Eligible Director is appointed or elected to serve on the Board, an RSU award with an aggregate value of $200,000, pro-rated for the number of days that have elapsed since the last occurring annual meeting.

Each Initial Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

•

Annual Grant: An Eligible Director who is serving on our Board as of the date of an annual meeting of stockholders shall be granted, on the date of such annual meeting, an RSU award with an aggregate value of $200,000.

Each Annual Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

Award Terms:

The number of RSUs subject to an Initial Grant and/or Annual Grant will be determined by dividing the value of the award by the closing price of the Company’s Class A Common Stock on the applicable grant date.

In addition, each equity award granted to an Eligible Director under the Director Compensation Program will vest in full immediately prior to the occurrence of a “change in control” (as defined in the 2021 Plan).

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

Director Deferred Compensation Plan

On February 24, 2023 we adopted The Beachbody Company, Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), which permits our non-employee directors to defer the settlement of all or a portion of any RSU awards granted under the Director Compensation Program.

Director Compensation Table

The following table sets forth compensation paid to or earned by our non-employee directors during the year ended December 31, 2023.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Mary Conlin
Kristin Frank
Michael Heller
Kevin Mayer
John Salter
Ben Van de Bunt
Mark Goldston

(1)

Carl Daikeler, our Chief Executive Officer, did not receive any compensation for his services as a member of our Board in 2023; the compensation paid to Mr. Daikeler for the services he provided to our Company during 2023 is reflected in the section entitled, “Executive Compensation Tables-Summary Compensation Table.”

(2)	Reflects the aggregate dollar amounts of all fees earned and/or paid in cash for serves as a director.
(3)

Amounts reflect the full grant-date fair value of RSU awards granted during 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all such awards made to our directors in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

The following table shows the aggregate numbers of options (exercisable and unexercisable) and outstanding RSU awards held as of December 31, 2023 by each non-employee director.

Name	Option Awards Outstanding at 2023 Fiscal Year End (#)	RSU Awards Outstanding at 2023 Fiscal Year End (#)
Mary Conlin
Kristin Frank
Michael Heller
Kevin Mayer
John Salter
Ben Van de Bunt

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our other employees.

The annual total compensation for 2023 for our Chief Executive Officer was             , as reported in the Summary Compensation Table. The annual total compensation for 2023 for our median employee, identified as discussed below, was             , calculated in accordance with the rules applicable to the Summary Compensation Table. Based on this information, for 2023, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees was approximately             .

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

We chose December 31, 2023 as the date for establishing the employee population used in identifying the median employee and used calendar year 2023 as the measurement period. As of such date, our employee count consisted of approximately              individuals, with approximately              of these individuals based in the United States and the other seven based in the United Kingdom. We identified the median employee using the consistently applied compensation measure of base pay plus overtime and bonus for each employee employed as of December 31, 2023 (other than our Chief Executive Officer). We annualized the compensation measure for permanent employees who joined in 2023. We captured all full-time and part-time employees, excluding non-US employees (all of whom are based in the United Kingdom), as they represent less than 1% of our employee population.

The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported above should not be used as a basis for comparison between companies by other companies. In addition, we expect the Company’s annually reported pay ratio may vary significantly year over year, given the size of the Company and the potential variability in Company employee compensation.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2023 for:

•	each person known to be the beneficial owner of more than 5% of the outstanding shares of common stock;

•	each director and each of the Company’s named executive officers; and

•	all current executive officers and directors as a group.

The information below is based on an aggregate of 3,978,356 shares of Class A Common Stock and 2,729,003 shares of Class X Common Stock issued and outstanding as of December 31, 2023. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Rights to acquire shares of Class A Common Stock, such as stock options and restricted stock units that are vested or exercisable as of or within 60 days following December 31, 2023, and shares of Class X Common Stock, are deemed to be outstanding and beneficially owned by the person holding those securities for the purpose of computing shares held and percentage ownership of Class A Common Stock of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 3,978,356 shares of Class A Common Stock outstanding as of December 31, 2023. Except as affected by applicable community property laws, or as set forth in the footnotes, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(3)	Class A Common Stock	Percentage of Class	Class X Common Stock	Percentage of Class(1)	Combined Voting Power(2)
Named Executive Officers and Directors
Carl Daikeler(4)			2,576,991	94.4%	82.0%
Marc Suidan(5)
Michael Neimand(7)		*	—	—	*
Kathy Vrabeck(8)			—	—	*
Mary Conlin(9)		*	—	—	*
Kristin Frank(10)		*	—	—	*
Michael Heller(11)		*	—	—	*
Ann Lundy			—	—	*
Kevin Mayer(12)		*	—	—	*
John Salter(13)		*	—	—	*
Ben Van de Bunt(14)		*	—	—	*
		*	—	—	*

All Executive Officers and Directors as a Group (11 Persons)
Five Percent Stockholders
Raine Entities(15)
Jon Congdon(16)			—	—

*	Means less than 1%
(1)	Based on shares of Class X Common Stock outstanding as of December 31, 2023.
(2)

Based on 3,978,356 shares of Class A Common Stock and 2,729,003 shares of Class X Common Stock outstanding as of December 31, 2023, and the shares of Class A Common Stock and Class X Common Stock held by such person (or group) on December 31, 2023, exclusive of any stock options or RSUs outstanding on December 31, 2023. Each share of our Class A Common Stock outstanding on the record date is entitled to one vote per share and each share of our Class X Common Stock outstanding on the record date is entitled to ten votes per share.

(3)	Unless otherwise noted, the business address for each of the following entities or individuals is c/o The Beachbody Company, 400 Continental Blvd., 4th Floor, El Segundo, CA 90245.
(4)

Represents 2,576,991 shares of Class X Common Stock held by the Carl Daikeler & Isabelle Brousseau Daikeler Revocable Trust that are convertible into shares of Class A Common Stock on a one-for-one basis.

(5)

Represents              shares of Class A Common Stock, and              shares of Class A Common Stock subject to options, and              shares of Class A Common Stock subject to RSUs, that are currently vested or will vest within 60 days following December 31, 2023.

(6)	Represents shares of Class A Common Stock and shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following December 31, 2023.
(7)	Represents shares of Class A Common Stock and shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following December 31, 2023.
(8)

Represents              shares of Class A Common Stock, and              shares of Class A Common Stock subject to options, and              shares of Class A Common Stock subject to RSUs, that are currently vested or will vest within 60 days following December 31, 2023.

(9)	Represents shares of Class A Common Stock and shares of Class A Common Stock subject to RSUs that will vest within 60 days following December 31, 2023.
(10)	Represents shares of Class A Common Stock and shares of Class A Common Stock subject to RSUs that will vest within 60 days following December 31, 2023.
(11)	Represents shares of Class A Common Stock and shares of Class A Common Stock subject to RSUs that will vest within 60 days following December 31, 2023.
(12)

Represents (i)              shares of Class A Common Stock, of which              shares of Class A Common Stock are restricted and subject to performance conditions and forfeiture, and (ii)              shares of Class A Common Stock subject to RSUs that will vest within 60 days following December 31, 2023.

(13)

Represents              shares of Class A Common Stock and              shares of Class A Common Stock subject to RSUs that will vest within 60 days following December 31, 2023. Mr. Salter has assigned his rights, title and interests in these shares and the RSUs to the Raine Group. See Footnote 15.

(14)

Represents              shares of Class A Common Stock, and              shares of Class A Common Stock subject to options, and              shares of Class A Common Stock subject to RSUs, that are currently vested or will vest within 60 days following December 31, 2023.

(15)

Based on (i) an amendment to Schedule 13D filed with the SEC on February 1, 2023 reporting ownership as of January 19, 2022 by RPIII Rainsanity LP, a Delaware limited partnership (Rainsanity), RPIII Rainsanity Co-Invest 1 LLC, a Delaware limited liability company (RPIII Co-Invest 1), RPIII Corp SPV Management LLC, a Delaware limited liability company (SPV Management), RPIII Corp Aggregator LP, a Delaware limited partnership (Corp Aggregator); Raine Associates III Corp (AIV 2) GP LP, a Cayman Islands limited partnership (Raine Associates); Raine Management LLC, a Delaware limited liability company (Raine Management), The Raine Group LLC, a Delaware limited liability company (The Raine Group), and Raine Holdings LLC, a Delaware limited liability company (Raine Holdings) and (ii) the Company’s calculations to reflect the effects of the Reverse Stock Split. Rainsanity holds 671,067 shares and RPIII Co-Invest 1 holds 78,321 shares of Class A Common Stock. SPV Management is the general partner of Rainsanity. Corp Aggregator is the sole manager of SPV Management. Raine Associates is the general partner of Corp Aggregator and RPIII Co-Invest 1’s manager. Raine Management is the general partner of Raine Associates. Raine Group is the manager of Raine Management. Raine Holdings is the majority member of Raine Group. John Salter has assigned all rights, title, and interest in his grants of equity for his service as a director of the Issuer, to Raine Group or its affiliates. As a result, Raine Management may also be deemed to beneficially own 4,331 shares of Class A Common Stock held by Mr. Salter. Accordingly, each of Raine Group and Raine Holdings may be deemed to beneficially own the shares of Class A Common Stock underlying the securities held of record by Mr. Salter, each of Raine Associates and Raine Management may be deemed to beneficially own the shares of Class A Common. Stock held by Rainsanity and RPIII Co-Invest 1, and SPV Management and Corp Aggregator may be deemed to beneficially own the shares of Class A Common Stock held by Rainsanity. Each of these entities has expressly disclaimed beneficial ownership of the shares other than those shares held of record by such entity. The principal office and business address of each entity is 65 East 55th Street, 24th Floor, New York, NY 10022.

(16)	Based on information known as of December 31, 2022, which was Mr. Congdon’s last date of employment with us.

SELLING SHAREHOLDERS

This prospectus covers the resale or other disposition by the selling shareholders identified in the table below of up to an aggregate of 543,590 shares of Class A Common Stock issuable upon the exercise of our outstanding Common Warrants.

The Common Warrants held by the selling shareholders contain limitations which prevent the holders from exercising their respective Common Warrants if such exercise would cause the applicable selling shareholder, together with certain related parties, to beneficially own a number of shares of Class A Common Stock which would exceed 4.99% of our then outstanding Class A Common Stock following such exercise.

The table below sets forth, as of January 4, 2024, the following information regarding each selling shareholder:

•	the name of each selling shareholder;

•	the number of shares of Class A Common Stock owned by each selling shareholder prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

•	the number of shares of Class A Common Stock to be offered by each selling shareholders in this offering;

•

the number of shares of Class A Common Stock to be owned by each selling shareholders assuming the exercise of all of the Common Warrants and the sale of all of the shares of Class A Common Stock covered by this prospectus; and

•

the percentage of our issued and outstanding Class A Common Stock to be owned by each selling shareholder assuming the exercise of all of the Common Warrants and the sale of all of the shares of Class A Common Stock covered by this prospectus based on the number of shares of Class A Common Stock issued and outstanding as of January 4, 2024.

Except as described above, the number of shares of Class A Common Stock beneficially owned by each selling shareholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Class A Common Stock that each selling shareholder has the right to acquire within 60 days of January 4, 2024.

All information with respect to the Class A Common Stock ownership of the selling shareholders have been furnished by or on behalf of the selling shareholder. We believe, based on information supplied by the selling shareholder, that except as may otherwise be indicated in the footnotes to the table below, the selling shareholders have sole voting and dispositive power with respect to the shares of Class A Common Stock reported as beneficially owned by it. Because the selling shareholders identified in the table may sell some or all of the shares of Class A Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Class A Common Stock, no estimate can be given as to the number of shares of Class A Common Stock available for resale hereby that will be held by the selling shareholders upon termination of this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling shareholders will sell all of the Class A Common Stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of Class A Common Stock that they presently own. The selling shareholders have not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our Class A Common Stock or other securities.

Name of Selling Shareholder	Shares Owned prior to Offering	Shares Offered by this Prospectus	Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering(1)
Armistice Capital Master Fund Ltd.(2)	955,821	512,821	443,000	9.8%
Roth Capital Partners, LLC(3)	61,538	30,769	30,769	0.7%

(1)

Percentage is based on 4,521,946 shares of Class A Common Stock outstanding as of January 4, 2024, assuming the exercise of all of the Common Warrants and the resale of all of the shares of Class A Common Stock covered by this prospectus.

(2)

Consists of (i) 320,179 shares of Class A Common Stock (ii) Pre-funded Warrants to purchase up to 122,821 shares of Class A Common Stock, and (iii) Common Warrants to purchase up to 512,821 shares of Class A Common Stock. The exercise of the Common Warrants held by Armistice Capital Master Fund Ltd. (the “Master Fund”) are subject to a 4.99% beneficial ownership limitation, which prohibits the Master Fund from exercising any portion of those Warrants to the extent that, following such exercise, the Master Fund would own a number of shares of our Class A Common Stock exceeding the applicable beneficial ownership limitation. On January 10, 2024, Master Fund as the holder of the Pre-funded Warrants exercised such warrants in full for a nominal exercise price of $0.0001 per share of Class A Common Stock. As a result of such exercise, the Company delivered 122,821 shares of Class A Common Stock to Master Fund. The number of shares of Class A Common Stock listed in the second and fourth columns are based on the number of shares of Class A Common Stock and Common Warrants held by the Master Fund, assuming exercise in full of the Common Warrants and without regard to any limitations on exercise. The securities are directly held by the Master Fund, a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)

Consists of (i) 30,769 shares of Class A Common Stock and (ii) Common Warrants to purchase up to 30,769 shares of Class A Common Stock. The exercise of the Common Warrants held by Roth Capital Partners, LLC( “Roth”) are subject to a 4.99% beneficial ownership limitation, which prohibits Roth from exercising any portion of those Common Warrants to the extent that, following such exercise, the Roth would own a number of shares of our Class A Common Stock exceeding the applicable beneficial ownership limitation. The number of shares of Class A Common Stock listed in the second and fourth columns are based on the number of shares of Class A Common Stock and Common Warrants held by Roth, assuming exercise in full of the Common Warrants and without regard to any limitations on exercise. The address of Roth Capital Partners, LLC is 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660.

We cannot advise you as to whether the selling shareholders will in fact sell any or all of such shares of Class A Common Stock.

Selling shareholder information for each additional selling shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling shareholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling shareholder and the number of shares of common stock or warrants registered on its behalf. A selling shareholder may sell or otherwise transfer all, some or none of such shares of Class A Common Stock in this offering. See “Plan of Distribution.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2023, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Executive Compensation” and the transactions described below.

Legal Services with Cozen O’Connor

Michael Heller, a minority shareholder and member of the Board is also a shareholder and Chief Executive Officer of a law firm, Cozen O’Connor P.C., that provides legal services to the Company. Total payments to Cozen O’Connor were $0.5 million during the nine months ended September 30, 2023. The Company’s accounts payable related to the firm was $4,200 as of September 30, 2023.

Payments under Royalty Agreement

The Company has a royalty agreement with a company related to Carl Daikeler, our controlling stockholder, Chairman and CEO. The company related to Mr. Daikeler assisted us with the development of several products and receives royalties based on the sales of these products. Total payments to the company related to Mr. Daikeler were approximately $0.3 million for the nine months ended September 30, 2023. As of September 30, 2023, there were no amounts due to the company related to Mr. Daikeler pursuant to the royalty agreement.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

Our Certificate of Incorporation authorizes the issuance of 2,000,000,000 shares, of which 1,600,000,000 shares will be shares of Class A common stock, par value $0.0001 per share, 200,000,000 shares will be shares of Class X common stock, par value $0.0001 per share, 100,000,000 shares will be shares of Class C common stock, par value $0.0001 per share, and 100,000,000 shares will be shares of preferred stock, par value $0.0001 per share.

As of January 17, 2024, the Company has approximately 4,101,477 shares of Class A Common Stock outstanding and approximately 2,729,003 shares of Class X Common Stock outstanding.

Class A Common Stock

Voting Rights

Holders of the Company’s Class A Common Stock will be entitled to cast one vote per Class A share. Generally, holders of all classes of the Company’s common stock vote together as a single class, and an action is approved by the Company’s stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of the Company’s Class A common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of the Company’s Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the Company’s Board of Directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Company’s Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of the Company’s Class A common stock will be entitled, pro rata on a per share basis of total outstanding common stock of the Company, to all assets of the Company of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of the Company then outstanding.

Other Matters

No shares of the Company’s Class A Common Stock will be subject to redemption (except as described below under “Special Meeting – Redemption Rights”) or have preemptive rights to purchase additional shares of Class A Common Stock. Holders of shares of the Company’s Class A Common Stock do not have subscription, redemption or conversion rights. All the outstanding shares of the Company’s Class A Common Stock re validly issued, fully paid and non-assessable.

Common Warrants

Exercisability.

The Common Warrants are exercisable beginning on June 13, 2024 and will expire on June 13, 2029. The Common Warrants were issued in certificated form only.

Exercise Limitations.

A holder of a Common Warrant does not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our Class A Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants provided that at the election of a holder and notice to us such percentage ownership limitation shall be 4.99% of the number of shares of our Class A Common Stock outstanding immediately after giving effect to the exercise. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price.

Each Common Warrant has an initial exercise price per share equal to $11.24. The holder may exercise each Common Warrant for cash. The Common Warrants are exercisable beginning on June 13, 2024 and will expire on June 13, 2029. The exercise price and number of shares of Class A Common Stock issuable upon exercise is subject to adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class A Common Stock.

Transferability.

Subject to compliance with any applicable securities laws, the Common Warrants were separately tradeable immediately after issuance at the option of the holders and may be transferred at the option of the holders.

No Listing.

There is no established public trading market for the Common Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Common Warrants on any securities exchange or recognized trading system, including the NYSE. Without an active market, the liquidity of the Common Warrants will be limited.

Fundamental Transactions.

In the event of a fundamental transaction, as described in the Common Warrants, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder.

Except for the right to participate in certain dividends and distributions and as otherwise provided in the Common Warrant or by virtue of a holder’s ownership of shares of our common stock, the holders of the Common Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Common Warrants.

Amendments.

Amendments and waivers of the terms of Common Warrants require the written consent of the holders of the Common Warrants then outstanding and us.

Exclusive Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative form, the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action, suit or proceeding brought on our behalf; (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders owed to us or our stockholders; (3) any action, suit or proceeding asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws (as either may be amended from time to time); or (4) any action, suit or proceeding asserting a claim against us governed by the internal affairs doctrine.

Our Certificate of Incorporation provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any such foreign action is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Our Certificate of Incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences for our shareholders.

Anti-Takeover Effects of Provisions of the Company’s Charter and Bylaws and Applicable Law

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under our Certificate of Incorporation, we opted out of Section 203 of the DGCL, but provide other similar restrictions regarding takeovers by interested stockholders.

Limitations on Liability and Indemnification of Officers and Directors

See the section captioned “Management —Limitation on Liability and Indemnification Matters.”

Transfer Agent

The transfer agent for the Company’s common stock will be American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling the shares of Class A Common Stock, or interests in the shares of Class A Common Stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of any or all of their shares of Class A Common Stock or interests in the shares of Class A Common Stock on any stock exchange, market or trading facility on which the shares of Class A Common Stock are traded or in private transactions. Each selling shareholder may sell all or a portion of the shares of Class A Common Stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Class A Common Stock are sold through underwriters or broker-dealers, the applicable selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders;

•	short sales effected after the date the registration statement of which this prospectus is a part was declared effective by the SEC;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The aggregate proceeds to each selling shareholder from the sale of the shares of Class A Common Stock offered by it will be the purchase price of the shares of Common Stock less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of Class A Common Stock to be made directly or through agents. We will not receive any of the proceeds from the resale or other disposition of shares of Class A Common Stock by the selling shareholders.

The selling shareholders may also sell shares of Class A Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the Class A Common Stock by other means not described in this prospectus. If the selling shareholders effect such transactions by selling shares of Class A Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Class A Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved but, except as set forth in a supplement to this prospectus to the extent required, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110).

In connection with sales of the shares of Class A Common Stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of Class A Common Stock short and deliver shares of Class A Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of Class A Common Stock to broker-dealers that in turn may sell such shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Class A Common Stock offered by this prospectus, which shares of Class A Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each selling shareholder may pledge or grant a security interest in some or all of the shares of Class A Common Stock owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of Class A Common Stock in other circumstances as permitted by applicable law, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholders and any broker-dealer participating in the distribution of the shares of Class A Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act. In such event, any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are deemed to be “underwriters” under the Securities Act (if any) will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

A selling shareholder, Armistice Capital Master Fund Ltd., has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to engage in a distribution of the shares of Class A Common Stock. Upon us being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the distribution of shares of Class A Common Stock, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Class A Common Stock being distributed and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Class A Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class A Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholders may sell all, some or none of the shares of Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part. If sold under the registration statement of which this prospectus forms a part, the shares of Class A Common Stock registered hereunder will be freely tradable in the hands of persons other than our affiliates that acquire such shares.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Class A Common Stock in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Class A Common Stock against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Latham & Watkins LLP, Los Angeles, California, has passed upon the validity of the securities of Beachbody offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of The Beachbody Company, Inc. as of December 31, 2022, 2021 and 2020, and for each of the three years in the period ended December 31, 2022, included in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

On April 11, 2023, the audit committee of the Board approved the appointment of Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm, subject to satisfactory completion of their client acceptance procedures. Accordingly, also on April 11, 2023, the Company dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm.

Other than the material weaknesses described below, the audit reports of EY on the Company’s consolidated financial statements for each of the two years ended December 31, 2022, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2022 and 2021 and in the subsequent interim period through April 11, 2023, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in connection with EY’s report.

During the fiscal years ended December 31, 2022 and 2021 and in the subsequent interim period through April 11, 2023, there were no “reportable events” (as defined under Item 304(a)(1)(v) of Regulation S-K), except that, as previously reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Company identified material weaknesses in internal control over financial reporting that existed as of December 31, 2022. For the Company’s ITGCs over information systems and applications that are relevant to the preparation of the consolidated financial statements, the Company did not maintain (i) sufficient user access controls to ensure appropriate segregation of duties and to restrict access to financial applications, programs and data to only authorized users, and (ii) program change management controls to ensure that information technology program and data changes affecting financial information technology applications and underlying accounting records are appropriately authorized and implemented. Business process controls that are dependent on the ineffective ITGCs, or that rely on data produced from systems impacted by the ineffective ITGCs, were also deemed ineffective. Additionally, the Company did not maintain effective controls over its impairment analyses for goodwill and long-lived assets as it did not retain sufficient contemporaneous documentation to demonstrate the operation of review controls over the forecasts used in developing estimates of fair value.

During the fiscal years ended December 31, 2021 and 2022 and the subsequent interim period through April 11, 2023, neither the Company nor anyone on its behalf consulted with D&T with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that D&T concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” or a “reportable event,” each as defined in Regulation S-K Item 304(a)(1)(iv) and 304(a)(1)(v), respectively.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

The Beachbody Company, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,191	$80,091
Restricted short-term investments	4,250	—
Inventory, net	31,747	54,060
Prepaid expenses	8,753	13,055
Other current assets	47,733	39,248

Total current assets	130,674	186,454
Property and equipment, net	50,328	74,147
Content assets, net	26,605	34,888
Goodwill	125,166	125,166
Intangible assets, net	4,370	8,204
Right-of-use assets, net	3,541	5,030
Other assets	6,640	9,506

Total assets	$347,324	$443,395

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,116	$17,940
Accrued expenses	46,190	64,430
Deferred revenue	101,812	95,587
Current portion of lease liabilities	2,089	2,150
Current portion of Term Loan	1,250	1,250
Other current liabilities	5,307	3,283

Total current liabilities	172,764	184,640
Term Loan	27,742	39,735
Long-term lease liabilities, net	1,698	3,318
Deferred tax liabilities	60	181
Other liabilities	3,989	3,979

Total liabilities	206,253	231,853

Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized, none issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value, 1,900,000,000 shares authorized (1,600,000,000 Class A, 200,000,000 Class X and 100,000,000 Class C);
Class A: 3,525,297 and 3,418,237 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively;	1	1
Class X: 2,729,005 a nd 2,825,006 shares issu ed and outstanding at September 30, 2023 and December 31, 2022, respectively;	1	1
Class C: no shares issu ed and outstanding at September 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	648,101	630,738
Accumulated deficit	(506,837)	(419,235)
Accumulated other comprehensive income (loss)	(195)	37

Total stockholders’ equity	141,071	211,542

Total liabilities and stockholders’ equity	$347,324	$443,395

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

The Beachbody Company, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Revenue:
Digital	$64,339	$72,228	$194,326	$231,988
Nutrition and other	58,981	90,416	197,729	278,596
Connected fitness	4,930	3,331	16,044	33,449

Total revenue	128,250	165,975	408,099	544,033
Cost of revenue:
Digital	16,429	16,078	47,732	50,909
Nutrition and other	26,699	40,486	84,940	127,262
Connected fitness	10,091	4,745	26,312	80,910

Total cost of revenue	53,219	61,309	158,984	259,081
Gross profit	75,031	104,666	249,115	284,952
Operating expenses:
Selling and marketing	69,127	93,145	222,195	286,213
Enterprise technology and development	18,879	25,686	56,625	83,516
General and administrative	14,759	19,532	44,362	59,189
Restructuring	1,270	1,492	6,550	10,047
Impairment of intangible assets	—	1,000	—	1,000

Total operating expenses	104,035	140,855	329,732	439,965

Operating loss	(29,004)	(36,189)	(80,617)	(155,013)
Other income (expense):
Loss on partial debt extinguishment	(3,168)	—	(3,168)	—
Change in fair value of warrant liabilities	1,072	2,362	1,504	4,696
Interest expense	(2,074)	(1,152)	(6,773)	(1,174)
Other income, net	571	571	1,551	696

Loss before income taxes	(32,603)	(34,408)	(87,503)	(150,795)
Income tax (provision) benefit	(63)	549	(99)	1,536

Net loss	$(32,666)	$(33,859)	$(87,602)	$(149,259)

Net loss per common share, basic and diluted	$(5.29)	$(5.50)	$(14.09)	$(24.30)

Weighted-average common shares outstanding, basic and diluted	6,179	6,159	6,216	6,144

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

The Beachbody Company, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net loss	$(32,666)	$(33,859)	$(87,602)	$(149,259)
Other comprehensive income (loss):
Change in fair value of derivative financial instruments, net of tax	31	555	(358)	405
Reclassification of (losses) gains on derivative financial instruments included in net loss	157	(2)	131	141
Foreign currency translation adjustment	(50)	(129)	(5)	(176)

Total other comprehensive income (loss)	138	424	(232)	370

Total comprehensive loss	$(32,528)	$(33,435)	$(87,834)	$(148,889)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

The Beachbody Company, Inc.
Unaudited Condensed Consolidated Statements of Stockholders’ Equity
(in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2021	6,192	$2	$610,447	$(225,043)	$(21)	$385,385
Net loss	—	—	—	(73,533)	—	(73,533)
Other comprehensive loss	—	—	—	—	(112)	(112)
Equity-based compensation	—	—	4,564	—	—	4,564
Options exercised, net of tax withholdings	22	—	1,923	—	—	1,923

Balances at March 31, 2022	6,214	$2	$616,934	$(298,576)	$(133)	$318,227

Net loss	—	—	—	(41,867)	—	(41,867)
Other comprehensive income	—	—	—	—	58	58
Equity-based compensation	4	—	3,001	—	—	3,001
Options exercised, net of tax withholdings	12	—	737	—	—	737

Balances at June 30, 2022	6,230	$2	$620,672	$(340,443)	$(75)	$280,156

Net loss	—	—	—	(33,859)	—	(33,859)
Other comprehensive income	—	—	—	—	424	424
Equity-based compensation	13	—	5,601	—	—	5,601
Options exercised, net of tax withholdings	3	—	194	—	—	194
Tax withholdings on vesting of restricted stock	(3)	—	(183)	—	—	(183)

Balances at September 30, 2022	6,243	$2	$626,284	$(374,302)	$349	$252,333

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2022	6,243	$2	$630,738	$(419,235)	$37	$211,542
Net loss	—	—	—	(29,188)	—	(29,188)
Other comprehensive loss	—	—	—	—	(224)	(224)
Equity-based compensation	195	—	9,555	—	—	9,555
Tax withholdings on vesting of restricted stock	(73)	—	(2,128)	—	—	(2,128)

Balances at March 31, 2023	6,365	$2	$638,165	$(448,423)	$(187)	$189,557

Net loss	—	—	—	(25,748)	—	(25,748)
Other comprehensive loss	—	—	—	—	(146)	(146)
Equity-based compensation	27	—	3,161	—	—	3,161
Forfeiture of shares per the Forfeiture Agreement	(160)	—	—	—	—	—
Issuance of shares due to Employee Stock Purchase Plan	20	—	384	—	—	384
Tax withholdings on vesting of restricted stock	—	—	(31)	—	—	(31)

Balances at June 30, 2023	6,252	$2	$641,679	$(474,171)	$(333)	$167,177

Net loss	—	—	—	(32,666)	—	(32,666)
Other comprehensive income	—	—	—	—	138	138
Equity-based compensation	3	—	6,436	—	—	6,436
Tax withholdings on vesting of restricted stock	(1)	—	(14)	—	—	(14)

Balances at September 30, 2023	6,254	$2	$648,101	$(506,837)	$(195)	$141,071

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

The Beachbody Company, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(87,602)	$(149,259)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of intangible assets	—	1,000
Depreciation and amortization expense	31,395	58,858
Amortization of content assets	16,487	18,673
Provision for inventory and inventory purchase commitments	9,370	35,195
Realized (gains) losses on hedging derivative financial instruments	131	141
Change in fair value of warrant liabilities	(1,504)	(4,696)
Equity-based compensation	19,152	13,166
Deferred income taxes	(166)	(1,754)
Amortization of debt issuance costs	1,288	262
Paid-in-kind interest expense	1,042	221
Non-cash component of loss on partial debt extinguishment	2,418	—
Other non-cash items	—	311
Changes in operating assets and liabilities:
Inventory	11,884	31,676
Content assets	(8,201)	(16,111)
Prepaid expenses	4,302	8,681
Other assets	(4,531)	4,496
Accounts payable	(1,471)	(30,379)
Accrued expenses	(15,809)	(209)
Deferred revenue	6,995	(3,690)
Other liabilities	237	(3,525)

Net cash used in operating activities	(14,583)	(36,943)

Cash flows from investing activities:
Purchase of property and equipment	(5,499)	(23,236)
Investment in restricted short-term investments	(4,250)	—

Net cash used in investing activities	(9,749)	(23,236)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	3,162
Remittance of taxes withheld from employee stock awards	—	(308)
Debt borrowings	—	50,000
Debt repayments	(15,938)	(313)
Proceeds from issuance of common shares in the Employee Stock Purchase Plan	384	—
Tax withholding payments for vesting of restricted stock	(2,173)	(183)
Payment of debt issuance costs	—	(4,075)

Net cash (used in) provided by financing activities	(17,727)	48,283

Effect of exchange rates on cash and cash equivalents	159	(1,095)
Net decrease in cash and cash equivalents	(41,900)	(12,991)
Cash, cash equivalents and restricted cash, beginning of period	80,091	107,054

Cash and cash equivalents, end of period	$38,191	$94,063

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$4,177	$738
Cash (received) paid during the period for income taxes, net	(10)	365
Supplemental disclosure of noncash investing activities:
Property and equipment acquired but not yet paid for	$267	$789
Supplemental disclosure of noncash financing activities:
Warrants issued in relation to Term Loan	$—	$5,236
Change in fair value of Term Loan warrants due to amended exercise price	802	—
Debt issuance costs, accrued but not paid	—	136
Paid-in-kind fee recorded as incremental debt issuance cost	488	—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

The Beachbody Company, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
1. Description of Business and Summary of Significant Accounting Policies
Business
The Beachbody Company, Inc. (“BODi” or the “Company”) is a leading subscription health and wellness company and the creator of some of the world’s most popular fitness programs. The Company’s fitness programs are available for streaming through subscription to Beachbody On Demand (“BOD”) and, together with the Company’s live fitness and comprehensive nutrition programs, through subscription to Beachbody On Demand Interactive (“BODi”). During the three months ended March 31, 2023, the Company launched an improved BODi experience and began migrating all
BOD-only
members to BODi on their renewal dates. BODi offers nutritional products such as Shakeology nutrition shakes, BEACHBAR snack bars, and Ladder premium supplements, which have been designed and clinically tested to help customers achieve their goals. BODi also offers a professional-grade stationary cycle with a
360-degree
touch screen tablet and connected fitness software. The Company’s revenue has historically been generated primarily through a network of micro-influencers (“Partners”) (previously known as “Coaches”), social media marketing channels, and direct response advertising. References to “Coaches” throughout this report have been updated to “Partners.”
Basis of Presentation and Principles of Consolidation
The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that may affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Significant estimates in our condensed consolidated financial statements include, but are not limited to, the useful life and recoverability of long-lived assets, the valuation of warrant liabilities, the recognition and measurement of income tax assets and liabilities, the valuation of intangible assets, impairment of goodwill, and the net realizable value of inventory. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities. Actual results could differ from those estimates.
The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual audited consolidated financial statements and, in the opinion of management, include all normal recurring adjustments necessary for the fair statement of the Company’s financial position, results of operations, and cash flows. All intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated. The financial data and other financial information disclosed in the notes to these unaudited condensed consolidated financial statements are also unaudited. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes included in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2022. Interim results are not necessarily indicative of the results that may be expected for the full fiscal year or any other period.
Summary of Changes in Significant Accounting Estimates
Goodwill and Long-Lived Assets, Net
Interim Impairment Test
Goodwill represents the excess of the fair value of the consideration transferred in a business combination over the fair value of the underlying identifiable assets and liabilities acquired. Goodwill and intangible assets deemed to have an indefinite life are not amortized, but instead are assessed for impairment annually as of October 1 and between annual tests if an event or change in circumstances occurs that would more likely than not reduce the fair value of a reporting unit (“RU”) below its carrying value or indicate that it is more likely than not that the indefinite-lived asset is impaired. As of September 30, 2023 the Company has no indefinite-lived intangible assets.
Due to the sustained decline in the Company’s market capitalization and macro-economic conditions observed in the three months ended June 30, 2023, the Company performed an interim test for impairment of its goodwill as of June 30, 2023. In performing the interim impairment test for goodwill, the Company elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of its RU to its estimated fair value. The Company previously tested its RU for impairment as of December 31, 2022. The results of the Company’s interim test for impairment at June 30, 2023 concluded that the fair value of its RU exceeded its carrying value, resulting in no impairment.
Indefinite-lived Intangible Assets
During the three months ended March 31, 2022, the Company determined that one of its acquired trade names no longer has an indefinite life. The Company tested the trade name for impairment before changing the useful life and determined there was no impairment based on its assessment of fair value. The Company is prospectively amortizing the trade name over its remaining estimated useful life of two years beginning January 1, 2022. The Company recorded $0.1 million and $0.2 million of amortization expense for this trade name as a component of selling and marketing expenses during the three and nine months ended September 30, 2023, respectively. The Company recorded $1.8 million and $5.6 million of amortization expense for this trade name as a component of selling and marketing expenses during the three and nine months ended September 30, 2022, respectively.
Due to reduced revenue and margin forecasts for certain products, the Company performed an interim test for impairment of indefinite-lived intangible assets as of September 30, 2022. The fair value of the indefinite-lived trade name was calculated using a relief-from-royalty approach and was determined to be lower than its carrying value, primarily due to the reduced revenue and margin forecasts for certain supplements. The Company recorded a $1.0 million non-cash
impairment charge for these intangible assets during the three and nine months ended September 30, 2022.
Long-Lived Assets
Management reviews long-lived assets (including property and equipment, content assets, and definite-lived intangible assets) for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Recoverability of assets is determined by comparing their carrying value to the forecasted undiscounted cash flows associated with the assets. If the evaluation of the forecasted cash flows indicates that the carrying value of the assets is not recoverable, the assets are written down to their fair value. The Company performed a test for recoverability at June 30, 2023 and concluded that the carrying value of its long-lived assets is recoverable.
Recently Adopted Accounting Pronouncements
In October 2021, the FASB issued ASU
2021-08,
Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers
, which requires an acquirer to apply ASC 606 to recognize and measure contract assets and liabilities from contracts with customers acquired in a business combination on the acquisition date rather than the general guidance in ASC 805. The Company adopted this new accounting guidance on a prospective basis on January 1, 2023, and the adoption did not have a material effect on its unaudited condensed consolidated financial statements.
In September 2022, the FASB issued
ASU
2022-04
,
Liabilities-Supplier Finance Programs (Topic
405-50)—Disclosure
of Supplier Finance Program Obligations,
which requires that a buyer in a supplier finance program

disclose sufficient information about the program to allow a user of financial statements to understand the program’s nature, activity during the period, changes from period to period, and potential magnitude. The Company adopted this new accounting guidance on a prospective basis on January 1, 2023, and the adoption did not have a material effect on its unaudited condensed consolidated financial statements.
2. Revenue
The Company’s revenue disaggregated by geographic region is as follows (in thousands):

	Three months ended September 30,
	2023	2022
Geographic region:
United States	$114,735	$149,132
Rest of world 1	13,514	16,843

Total revenue	$128,250	$165,975

	Nine months ended September 30,
	2023	2022
Geographic region:
United States	$366,680	$487,760
Rest of world 1	41,419	56,273

Total revenue	$408,099	$544,033

(1)
Consists of Canada, United Kingdom, and France. Other than the United States, no single country accounted for more than 10% of total revenue during the three and nine months ended September 30, 2023 and 2022.

The Company determined that, in addition to the preceding table, the disaggregation of revenue by revenue type as presented in the unaudited condensed consolidated statements of operations achieves the disclosure requirement to disaggregate revenue into categories that depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.
Deferred Revenue
Deferred revenue is recorded for nonrefundable cash payments received for the Company’s performance obligation to transfer, or stand ready to transfer, goods or services in the future. Deferred revenue consists of subscription fees billed that have not been recognized and physical products sold that have not yet been delivered. During the three and nine months ended September 30, 2023, the Company recognized $13.0 million and $90.9 million, respectively, of revenue that was included in the deferred revenue balance as of December 31, 2022. During the three and nine months ended September 30, 2022, the Company recognized $14.1 million and $102.2 million, respectively, of revenue that was included in the deferred revenue balance as of December 31, 2021.

3. Fair Value Measurements
The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows (in thousands):

	September 30, 2023
	Level 1	Level 2	Level 3
Assets
Derivative assets	$—	$39	$—
Restricted short-term investments	—	4,250	—

Total assets	$—	$4,289	$—

Liabilities
Public warrants	$190	$—	$—
Private placement warrants	—	—	6
Term Loan warrants	—	—	849

Total liabilities	$190	$—	$855

	December 31, 2022
	Level 1	Level 2	Level 3
Assets
Derivative assets	$—	$462	$—

Total assets	$—	$462	$—

Liabilities
Public Warrants	$415	$—	$—
Private Placement Warrants	—	—	107
Term Loan Warrants	—	—	1,226

Total liabilities	$415	$—	$1,333

Fair values of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate the recorded value due to the short period of time to maturity. Restricted short-term investments of $4.3 million at September 30, 2023 consist of a one-year
certificate of deposit (“CD”) that matures on July 26, 2024 with an interest rate of 4.8%. The fair value of the public warrants, which trade in active markets, is based on quoted market prices. The fair value of derivative instruments is based on Level 2 inputs such as observable forward rates, spot rates, and foreign currency exchange rates. The Company’s private placement and Term Loan Warrants (defined later) are classified within Level 3 of the fair value hierarchy because their fair values are based on significant inputs that are unobservable in the market.
Private Placement Warrants
The Company determined the fair value of the private placement warrants using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A Common Stock. Volatility was based on the implied volatility derived primarily from the average of the actual market activity of the Company’s peer group. The expected life was based on the remaining contractual term of the private placement warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the private placement warrants expected life. The significant unobservable input used in the fair value measurement of the private placement warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively.

The following table presents significant assumptions utilized in the valuation of the private placement warrants on September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Risk-free rate	4.9%	4.2%
Dividend yield rate	—	—
Volatility	75.0%	75.0%
Contractual term (in years)	2.74	3.49
Exercise price	$575.00	$575.00
The following table presents changes in the fair value of the private placement warrants for the three and nine months ended September 30, 2023 and 2022 (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Balance, beginning of period	$53	$800	$107	$2,133
Change in fair value	(47)	(160)	(101)	(1,493)

Balance, end of period	$6	$640	$6	$640

For the three and nine months ended September 30, 2023 and 2022, the change in the fair value of private placement warrants resulted from the change in price of the Company’s Class A Common Stock, remaining contractual term and risk-free rate. The changes in fair value are included in the unaudited condensed consolidated statements of operations as a component of change in fair value of warrant liabilities and in the unaudited condensed consolidated balance sheets as other liabilities.
Term Loan Warrants
The Company determined the fair value of the Term Loan Warrants (defined later) using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A Common Stock. Volatility was based on the implied volatility derived primarily from the average of the actual market activity of the Company’s peer group. The expected life was based on the remaining contractual term of the Term Loan Warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the Term Loan Warrants expected life. The significant unobservable input used in the fair value measurement of the Term Loan Warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively. See Note 9,
Debt
, for additional information regarding the Term Loan Warrants.
The following table presents significant assumptions utilized in the valuation of the Term Loan Warrants at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Risk-free rate	4.6%	4.0%
Dividend yield rate	—	—
Volatility	75.0%	75.0%
Contractual term (in years)	5.86	6.61
Exercise price	$20.50	$92.50

The following table presents changes in the fair value of the Term Loan Warrants for the three and nine months ended September 30, 2023 and 2022 (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Balance, beginning of period	$802	$—	$1,226	$—
Issued in connection with Term Loan	—	5,236	—	5,236
Amended in connection with Second Amendment	802	—	802	—
Change in fair value	(755)	(2,123)	(1,179)	(2,123)

Balance, end of period	$849	$3,113	$849	$3,113

For the three and nine months ended September 30, 2023, the change in the balance of the Term Loan Warrants was due to the amendment of the Term Loan Warrants, which reduced the exercise price from $92.50 per share to $20.50 per share which resulted in an increase in the fair value of the Term Loan Warrants of $0.8 million as of the Second Amendment Effective Date (defined later) and the change in the fair value of the Term Loan Warrants resulting from the change in price of the Company’s Class A Common Stock, the remaining contractual term and the risk-free rate. The changes in fair value are included in the unaudited condensed consolidated statements of operations as a component of change in fair value of warrant liabilities and in the unaudited condensed consolidated balance sheets as other liabilities.
4. Inventory, Net
Inventory, net consists of the following (in thousands):

	September 30, 2023	December 31, 2022
Raw materials and work in process	$13,529	$13,380
Finished goods	18,218	40,680

Total inventory, net	$31,747	$54,060

Adjustments to the carrying value of excess inventory and inventory on hand to net realizable value were $4.3 million and $9.4 million during the three and nine months ended September 30, 2023, respectively, and $0.3 million and $32.3 million during the three and nine months ended September 30, 2022, respectively. These adjustments are included in the unaudited condensed consolidated statements of operations as a component of nutrition and other cost of revenue and connected fitness cost of revenue. The Company recorded $0.9 million and $2.3 million of these adjustments in nutrition and other cost of revenue for the three and nine months ended September 30, 2023, respectively, and $2.6 million and $7.0 million during the three and nine months ended September 30, 2022, respectively. The Company also recorded $3.4 million and $7.1 million of these adjustments in connected fitness cost of revenue for the three and nine months ended September 30, 2023 respectively, and $(2.3) million and $25.3 million during the three and nine months ended September 30, 2022, respectively.

5. Other Current Assets
Other current assets consist of the following (in thousands):

	September 30, 2023	December 31, 2022
Deferred partner costs	$37,073	$31,270
Deposits	7,381	4,527
Accounts receivable, net	1,484	866
Other	1,795	2,585

Total other current assets	$47,733	$39,248

6. Property and Equipment, Net
Property and equipment, net consists of the following (in thousands):

	September 30, 2023	December 31, 2022
Computer software and web development	$230,758	$236,533
Computer equipment	23,539	24,240
Buildings	5,158	5,158
Leasehold improvements	4,600	4,600
Furniture, fixtures and equipment	1,207	1,222
Computer software and web development projects in-process	1,045	5,147

Property and equipment, gross	266,307	276,900
Less: Accumulated depreciation	(215,979)	(202,753)

Total property and equipment, net	$50,328	$74,147

During the three and nine months ended September 30, 2022, primarily due to the consolidation of the Company’s digital platforms and office lease assignment, the Company disposed of certain property and equipment no longer in use. The Company recognized a net loss of $0.3 million and $0.7 million during the three and nine months ended September 30, 2022, respectively. There were no similar dispositions in the three and nine months ended September 30, 2023.
The Company recorded depreciation expense related to property and equipment in the following expense categories of its unaudited condensed consolidated statements of operations as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Cost of revenue	$4,582	$5,068	$14,791	$21,892
Selling and marketing	—	—	—	381
Enterprise technology and development	3,902	7,676	12,768	22,611
General and administrative	1	1	2	242

Total depreciation	$8,485	$12,745	$27,561	$45,126

7. Accrued Expenses
Accrued expenses consist of the followings (in thousands):

	September 30, 2023	December 31, 2022
Partner costs	$14,086	$14,535
Inventory, shipping and fulfillment	7,258	11,687
Employee compensation and benefits	8,561	20,584
Sales and other taxes	3,992	4,818
Information technology	2,025	2,207
Advertising	1,715	1,176
Customer service expenses	658	956
Other accrued expenses	7,895	8,467

Total accrued expenses	$46,190	$64,430

Advertising costs, which are primarily comprised of social media, television media, and internet advertising expenses and also include print, radio, and infomercial production costs, were $8.9 million and $26.0 million for the three and nine months ended September 30, 2023, respectively, and $7.2 million and $29.8 million for the three and nine months ended September 30, 2022, respectively.
On September 29, 2023, the Company entered into a financing agreement with IPFS Corporation of California (“IPFS”) to finance certain of its annual insurance premiums. The Company financed $2.6 million, which will be paid over a ten month period with the first payment due on November 1, 2023. The financing has an interest rate of 8.83% and IPFS has a security interest in the underlying policies that have been financed. The $2.6 million outstanding as of September 30, 2023 is recorded in other current liabilities and prepaid expenses in the condensed consolidated balance sheet.
8. Commitments and Contingencies
Inventory Purchase and Service Agreements
The Company has noncancelable inventory purchase and service agreements with multiple service providers which expire at varying dates through 2028. During the three and nine months ended September 30, 2023 there were no losses on inventory purchase commitments. During the three and nine months ended September 30, 2022, the Company recorded losses on inventory purchase commitments related to connected fitness hardware of approximately zero and $2.3 million, respectively. These losses are included in connected fitness cost of revenue in the unaudited condensed consolidated statements of operations. Service agreement obligations include amounts related to fitness and nutrition trainers, future events, information systems support, and other technology projects.
Future minimum payments under noncancelable service and inventory purchase agreements for the periods succeeding September 30, 2023 are as follows (in thousands):

Three months ending December 31, 2023	$12,216
Year ending December 31, 2024	3,567
Year ending December 31, 2025	1,475
Year ending December 31, 2026	100
Year ending December 31, 2027	75
Thereafter	75

$17,508

The preceding table excludes royalty payments to fitness trainers, talent, and others that are based on future sales as such amounts cannot be reasonably estimated. During the nine months ended September 30, 2023 the Company paid $3.5 million of royalty payments exclusive of guaranteed payments.
Lease Commitments
The Company leases facilities under noncancelable operating leases expiring through 2027 and certain equipment under a finance lease expiring in 2024. These lease obligations will require payments of approximately $0.6 million during the three months ending December 31, 2023, $2.1 million for the year ending December 31, 2024 and $1.5 million in total thereafter through 2027.
Contingencies
The Company is subject to litigation from time to time in the ordinary course of business. Such claims typically involve its products, intellectual property, and relationships with suppliers, customers, distributors, employees, and others. Contingent liabilities are recorded when it is both probable that a loss has occurred and the amount of the loss can be reasonable estimated. Although it is not possible to predict how litigation and other claims will be resolved, the Company does not believe that any currently identified claims or litigation matters will have a material adverse effect on its consolidated financial position or results of operations.
9. Debt
On August 8, 2022 (the “Effective Date”), the Company, Beachbody, LLC as borrower (a wholly owned subsidiary of the Company), and certain other subsidiaries of the Company as guarantors (the “Guarantors”), the lenders (the “Lenders”), and Blue Torch Finance, LLC, (“Blue Torch”) as administrative agent and collateral agent for such lenders (the “Term Loan Agent”) entered into a financing agreement which was subsequently amended (collectively with any amendments thereto, the “Financing Agreement”). The Financing Agreement provides for senior secured term loans on the Effective Date in an aggregate principal amount of $50.0 million (the “Term Loan”) which was drawn on the Effective Date. In addition, the Financing Agreement permits the Company to borrow up to an additional $25.0 million, subject to the terms and conditions set forth in the Financing Agreement. Borrowings under the Term Loan are unconditionally guaranteed by the Guarantors, and all present and future material U.S. and Canadian subsidiaries of the Company. Such security interest consists of a first-priority perfected lien on substantially all property and assets of the Company and subsidiaries, including stock pledges on the capital stock of the Company’s material and direct subsidiaries, subject to customary carveouts. In connection with the Financing Agreement, the Company incurred $4.2 million of third-party debt issuance costs which are recorded in the unaudited condensed consolidated balance sheets as a reduction of long-term debt as of September 30, 2023 and December 31, 2022 and are being amortized over the term of the Term Loan using the effective-interest method.
The Term Loan borrowings may take the form of base rate (“Reference Rate”) loans or Secured Overnight Financing Rate (“SOFR Rate”) loans. Reference Rate loans bear interest at a rate per annum equal to the sum of an applicable margin of 6.15% per annum, plus the greater of (a) 2.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the SOFR Rate (based upon an interest period of 1 month) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal. SOFR Rate loans bear interest at a rate per annum equal to the sum of an applicable margin of 7.15% and the SOFR Rate (based upon an interest period of three months). The SOFR Rate is subject to a floor of 1.00%. In addition, the Term Loan borrowings bear additional interest at 3.00% per annum, paid in kind by capitalizing such interest and adding such capitalized interest to the outstanding principal amount of the Term Loan on each anniversary of the Effective Date. The Term Loan was a SOFR Rate loan, with a cash interest rate of 12.21% for the nine months ended September 30, 2023. The Company recorded $2.1 million and $6.8 million of interest related to the Term Loan during the three and nine months ended September 30, 2023, respectively.

On July 24, 2023 (the “Second Amendment Effective Date”), the Company and Blue Torch entered into Amendment No. 2 to the Financing Agreement (the “Second Amendment”), which amended the Company’s existing Financing Agreement. The Second Amendment, among other things, amended certain terms of the Financing Agreement including, but not limited to, (1) amended the minimum revenue financial covenant to test revenue levels for each fiscal quarter on a standalone basis, and to adjust the minimum revenue levels to (a) $100.0 million, commencing with the fiscal quarter ended June 30, 2023, for each fiscal quarter ending on or prior to March 31, 2024 and (b) $120.0 million for each fiscal quarter thereafter and or prior to December 31, 2025; (2) amended the minimum liquidity financial covenant to adjust the minimum liquidity levels to (a) $20.0 million at all times from the Second Amendment Effective Date through March 31, 2024 and (b) $25.0 million at all times thereafter through the maturity of the Term Loan; (3) modified the maturity date of the Term Loan from August 8, 2026 to February 8, 2026; and (4) amended certain financial definitions, reporting covenants and other covenants thereunder. The Company was in compliance with these covenants as of September 30, 2023.
In connection with the Second Amendment, on the Second Amendment Effective Date, the Company made a partial prepayment on the Term Loan of $15.0 million along with the related prepayment premium of 5% ($0.8 million) and accrued interest ($0.1 million). The Company also incurred a 1% fee as paid in kind on the outstanding Term Loan balance prior to the prepayment (fee of $0.5 million) which is recorded as incremental third party debt issuance costs and is being amortized over the amended term of the Term Loan using the effective-interest method. The partial prepayment of $15.0 million was accounted for as a partial debt extinguishment and the Company wrote off the proportionate amount of unamortized debt discount and debt issuance costs as of the Second Amendment Effective Date ($2.4 million) which in addition to the prepayment premium ($0.8 million) was recorded as a loss on partial debt extinguishment of $3.2 million in the three and nine months ended September 30, 2023. As of September 30, 2023, the principal balance outstanding (including capitalized paid in kind interest) under the Term Loan was $35.6 million.
If there is an event of default, including not being in compliance with either of the financial covenants, the Term Loan will bear interest from the date of such event of default until the event of default is cured or waived in writing by the Lenders at the Post Default Rate, which is the rate of interest in effect pursuant to the Financing Agreement plus 2.00%. In the event of default, or voluntary prepayment of a portion of the Term Loan by the Company, the Lenders could also require repayment of the outstanding balance of the Term Loan including the prepayment premium of (a) 5.0% if repaid before the 1st anniversary of the Effective Date, (b) 3.0% if repaid before the 2nd anniversary of the Effective Date, (c) 2.0% if repaid before the 3rd anniversary date of the Effective Date, and (d) 0.0% if repaid after the 3rd anniversary date of the Effective Date.
The Financing Agreement also contains customary representations, warranties, and covenants, which include, but are not limited to, restrictions on indebtedness, liens, restricted payments, asset sales, affiliate transactions, changes in line of business, investments, negative pledges and amendments to organizational documents and material contracts. The Financing Agreement contains customary events of default, which among other things include (subject to certain exceptions and cure periods): (1) failure to pay principal, interest, or any fees or certain other amounts when due; (2) breach of any representation or warranty, covenant, or other agreement in the Financing Agreement and other related loan documents; (3) the occurrence of a bankruptcy or insolvency proceeding with respect to any Loan Party; (4) any failure by a Loan Party to make a payment with respect to indebtedness having an aggregate principal amount in excess of a specified threshold; and (5) certain other customary events of default.
In connection with the Term Loan, the Company issued to certain holders affiliated with Blue Torch warrants for the purchase of 94,335 shares of the Company’s Class A Common Stock at an exercise price of $92.50 per share (the “Term Loan Warrants”). The Term Loan Warrants vest on a monthly basis over four years, with 30%, 30%, 20% and 20% vesting in the first, second, third and fourth years, respectively. The Term Loan Warrants have a seven-year term from the Effective Date. See Note 3,
Fair Value Measurements
, for information on the valuation of the Term Loan Warrants. The Term Loan Warrants were recorded in the unaudited condensed consolidated

balance sheets as warrant liabilities. The initial fair value of the Term Loan Warrants, of $5.2 million, is being amortized as a debt discount over the term of the Term Loan using the effective-interest method. In connection with the Second Amendment, the Company also amended and restated the Term Loan Warrants. The amendment of the Term Loan Warrants amended the exercise price from $92.50 per share to $20.50 per share. The amended exercise price increased the fair value of the Term Loan Warrants as of the Second Amendment Effective Date by $0.8 million and was recorded as of the Second Amendment Effective Date as an incremental debt discount, and in addition to the remaining debt discount is being amortized over the amended term of the Term Loan using the effective-interest method.
The aggregate amounts of payments due for the periods succeeding September 30, 2023 and reconciliation of the Company’s debt balances, net of debt discount and debt issuance costs, are as follows (in thousands):

Three months ending December 31, 2023	$313
Year ending December 31, 2024	1,563
Year ending December 31, 2025	2,500
Year ending December 31, 2026	31,033

Total debt	$35,409
Less current portion	(1,250)
Less unamortized debt discount and debt issuance costs	(6,572)
Add capitalized paid-in-kind interest	155

Total long-term debt	$27,742

Principal payments on the Term Loan are $1.3 million per year from the Effective Date to September 30, 2024, payable on a quarterly basis, and thereafter, are $2.5 million per year, payable on a quarterly basis, with the remaining principal amount due on the maturity date of the Term Loan.
10. Stockholders’ Equity
As of September 30, 2023, 2,000,000,000 shares, $0.0001 par value per share are authorized, of which, 1,600,000,000 shares are designated as Class A Common Stock, 200,000,000 shares are designated as Class X Common Stock, 100,000,000 shares are designated as Class C Common Stock and 100,000,000 shares are designated as Preferred Stock.
Holders of each share of each class of Common Stock are entitled to dividends when, as, and if declared by the Company’s board of directors, subject to the rights and preferences of any holders of Preferred Stock outstanding at the time. The holder of each Class A Common Stock is entitled to one vote, the holder of each share of Class X Common Stock is entitled to ten votes and except as otherwise required by law, the holder of each share of Class C Common Stock is not entitled to any voting powers.
On June 15, 2023, the Company and Carl Daikeler, the Company’s
co-founder
and chief executive officer (“CEO”) entered into a forfeiture agreement (“the Forfeiture Agreement”), pursuant to which Mr. Daikeler as of June 15, 2023 forfeited 160,000 shares of the Company’s common stock that he owned, comprised of 63,999 shares of Class A common stock and 96,001 shares of Class X Common stock, each with a par value of $0.0001. No consideration was provided to Mr. Daikeler for the forfeiture of these shares. The forfeiture of the shares resulted in the reduction of each of common stock and additional paid in capital by $800 in the September 30, 2023 condensed consolidated balance sheets.

Accumulated Other Comprehensive Income (Loss)
The following tables summarize changes in accumulated other comprehensive income (loss) by component during the three months ended September 30, 2023 and 2022 (in thousands):

	Unrealized Gain (Loss) on Derivatives	Foreign Currency Translation Adjustment	Total
Balances at June 30, 2022	$(39)	$(36)	$(75)
Other comprehensive income (loss) before reclassifications	444	(129)	315
Amounts reclassified from accumulated other comprehensive income (loss)	(2)	—	(2)
Tax effect	111	—	111

Balances at September 30, 2022	$514	$(165)	$349

Balances at June 30, 2023	$(284)	$(49)	$(333)
Other comprehensive income (loss) before reclassifications	(7)	(50)	(57)
Amounts reclassified from accumulated other comprehensive income (loss)	157	—	157
Tax effect	38	—	38

Balances at September 30, 2023	$(96)	$(99)	$(195)

The following tables summarize changes in accumulated other comprehensive income (loss) by component during the nine months ended September 30, 2023 and 2022 (in thousands):

	Unrealized Gain (Loss) on Derivatives	Foreign Currency Translation Adjustment	Total
Balances at December 31, 2021	$(32)	$11	$(21)
Other comprehensive loss before reclassifications	295	(176)	119
Amounts reclassified from accumulated other comprehensive income (loss)	141	—	141
Tax effect	110	—	110

Balances at September 30, 2022	$514	$(165)	$349

Balances at December 31, 2022	$131	$(94)	$37
Other comprehensive income (loss) before reclassifications	(314)	(5)	(319)
Amounts reclassified from accumulated other comprehensive income (loss)	131	—	131
Tax effect	(44)	—	(44)

Balances at September 30, 2023	$(96)	$(99)	$(195)

11. Equity-Based Compensation
Equity Compensation Plans
A summary of the option activity under the Company’s equity compensation plans is as follows:

	Options Outstanding
	Number of Options	Weighted- Average Exercise Price (per option)	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2022	968,292	$132.50	6.35	$—
Granted	546,935	23.00
Forfeited	(183,993)	126.50
Expired	(83,588)	130.00

Outstanding at September 30, 2023	1,247,646	$35.50	7.45	$—

Exercisable at September 30, 2023	424,504	$52.00	4.01	$—

A summary of restricted stock unit (“RSU”) activity is as follows:

	RSUs Outstanding
	Number of RSUs	Weighted- Average Fair Value (per RSU)
Outstanding at December 31, 2022	63,184	$72.50
Granted	462,423	29.00
Vested	(225,062)	34.00
Forfeited	(19,483)	37.00

Outstanding at September 30, 2023	281,062	$33.00

The fair value of RSUs vested during the three and nine months ended September 30, 2023 was $0.1 million and $7.7 million, respectively. $0.7 million and $2.2 million was the fair value of RSUs vested during the three and nine months ended September 30, 2022, respectively.
On January 1, 2023, the number of shares available for issuance under the 2021 Incentive Award Plan (the “2021 Plan”) increased by 15,608,106 pursuant to the terms of the 2021 Plan. As of September 30, 2023, 14,805,017 shares of Class A Common Stock were available for issuance under the 2021 Plan.
Vested RSUs included shares of common stock that the Company withheld on behalf of certain employees to satisfy the minimum statutory tax withholding requirements, as defined by the Company. The Company withheld shares of common stock with an aggregate fair value and remitted taxes of $2.2 million during the nine months ended September 30, 2023, which were classified as financing cash outflows in the unaudited condensed consolidated statements of cash flows. The Company canceled and returned these shares to the 2021 Plan, which are available under the plan terms for future issuance.
On June 14, 2023, the Board of Directors of the Company (“the Board”) adopted the Company’s 2023 Employment Inducement Incentive Award Plan (the “Inducement Plan”) for the grant of non-qualified
stock options, stock appreciation rights, restricted stock, RSU’s, dividend equivalents and other stock or cash-based awards to prospective employees. The Board reserved 477,665 shares of the Company’s common stock for issuance pursuant to the awards granted under the Inducement Plan.

Effective as of June 15, 2023, the Company appointed Mark Goldston as Executive Chairman, replacing the service of Mr. Daikeler in his capacity as Chairman of the Board. Mr. Daikeler continues to serve as the Company’s CEO and as a director. In connection with the employment offer letter to Mr. Goldston, he was granted a stock option under the Inducement Plan, covering an aggregate of 477,665 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Option”). Of this amount, 159,222 shares subject to the Option will vest based on continued service (the “Time-Vesting Options”) and 318,443 shares will vest based on the attainment of applicable performance goals and continued service (the “Performance-Vesting Options”). The Time-Vesting Options will vest and become exercisable with respect to 25% of the Time-Vesting Options subject to the Option on each of the first four anniversaries of June 15, 2023. The Performance-Vesting Options will vest and become exercisable based on both (1) the achievement of pre-determined
price per share goals and (2) Mr. Goldston’s service through the applicable vesting date. Any earned Performance-Vesting Options will vest and become exercisable as of the later of (1) June 15, 2024, and (2) the date on which the applicable price per share goal is achieved. The weighted average exercise price of the Performance-Vesting Options was $22.00 per option and none of the Performance-Vesting Options were exercisable as of September 30, 2023.
Vesting tranche Number of Performance -Vesting Options Price per share goal
Tranche 1 79,611 $50.00
Tranche 2 79,611 $75.00
Tranche 3 79,611 $100.00
Tranche 4 79,610 $125.00
The share price is measured by averaging the fair market value (as defined in the Inducement Plan) per share over any 30 consecutive trading-day
period.
Employee Stock Purchase Plan
In May 2022, the Company established an employee stock purchase plan (the “ESPP”), the terms of which allow for qualified employees to participate in the purchase of designated shares of the Company’s common stock at a price equal to 85% of the lower of the closing price at the beginning or ending of each six-month
purchase period.
During the nine months ended September 30, 2023, 19,637 shares of the Company’s common stock were issued pursuant to the ESPP at an average price of $23.00 per share.
Stock-based compensation expense associated with the Company’s ESPP is based on fair value estimated on the date of grant using the Black-Scholes option pricing valuation model and the following weighted-average assumptions for grants during the nine months ended September 30, 2023:

Nine months ended September 30, 2023
Risk-free rate	4.6%
Dividend yield rate	—
Volatility	55.3%
Expected term (in years)	0.50
Weighted-average grant date fair value	$7.00

Equity-Based Compensation Expense
The fair value of each award that vests solely based on time as of the date of grant is estimated using a Black-Scholes option-pricing model. The following table summarizes the weighted-average assumptions used to determine the fair value of time vested option grants:

	Nine months ended September 30,
	2023	2022
Risk-free rate	3.8%	2.9%
Dividend yield rate	—	—
Volatility	54.8%	52.5%
Expected term (in years)	5.92	6.08
Weighted-average grant date fair value	$13.50	$31.50
The fair value of the Performance-Vesting Options as of the date of grant is estimated using a Monte Carlo simulation. The following table summarizes the weighted average assumptions used to determine the fair value of the Performance-Vesting Options:

Nine months ended September 30, 2023
Risk-free rate	3.7%
Dividend yield rate	—
Volatility	53.7%
Expected term (in years)	10.00
Weighted-average grant date fair value	$13.00
Equity-based compensation expense for the three and nine months ended September 30, 2023 and 2022 was as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Cost of revenue	$795	$413	$2,551	$1,130
Selling and marketing	2,689	2,578	7,846	5,235
Enterprise technology and development	394	364	1,097	1,274
General and administrative	2,558	2,246	7,658	5,527

Total equity-based compensation	$6,436	$5,601	$19,152	$13,166

In connection with the restructuring activities that took place during the three and nine months ended September 30, 2023, the Company modified certain stock awards of terminated employees (approximately 25 employees in the three month period ended September 30, 2023 and approximately 100 employees in the three months ended March 31, 2023). The modifications included accelerating the vesting of any options that would have vested within three months of the employees termination date, and all vested options will be available for exercise for a total of six months after the employees’ termination date (that is, three months in addition to the standard three months per original agreement). As a result of these modifications, the Company recognized approximately zero and $1.0 million reduction to equity-based compensation expense within general and administrative expense in the unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2023, respectively.
Repricing of Stock Options
The Company determined that a significant portion of the outstanding stock options had an exercise price per share that was significantly higher than the current fair market value of the Company’s common stock (the

“Underwater Options”). In order to help retain and motivate holders of Underwater Options, and align their interests with those of stockholders, on September 14, 2023, the Compensation Committee of the Board of Directors resolved that it was in the best interests of the Company and its stockholders to amend certain of the Underwater Options (the “Amended Underwater Options”) for current employees and consultants of the Company that were either (1) not maturing in fiscal 2023 or (2) that had not been issued at an exercise price of less than $50.00 in the prior twelve months, to reduce the exercise price of each Amended Underwater Option to the closing per share price of the Company’s common stock on September 14, 2023 (the “Repricing”). The Company had 531,515 Amended Underwater Options which had their exercise price amended to $17.35 per option.
Excluded from the Repricing were, among others, Underwater Options held by members of the Board of Directors, the Company’s CEO and Executive Chairman; any Underwater Options with an exercise price less than $50.00; and options granted to consultants who are no longer providing services to the Company. Except for the modification of the exercise price, all other terms and conditions of the Amended Underwater Options remain in effect.
The Company determined that the Repricing represented a modification of share-based awards under ASC 718. Accordingly, the Company recognized incremental stock-based compensation of $1.6 million which was recorded in the three and nine months ended September 30, 2023, related to 225,174 vested Amended Underwater Options. At September 30, 2023, $1.5 million incremental unrecognized compensation expense related to 276,341 unvested Amended Underwater Options will be recognized as expense over the requisite service period in which the options vest, or 1.6 years.
As of September 30, 2023, the total unrecognized equity-based compensation expense was $37.4 million, which will be recognized over a weighted-average remaining period of 2.66 years.
12. Derivative Financial Instruments
As of September 30, 2023 and December 31, 2022, the notional amount of the Company’s outstanding foreign exchange options was $10.0 million and $17.6 million, respectively. There were no outstanding forward contracts as of September 30, 2023 and December 31, 2022.
The following table shows the
pre-tax
effects of the Company’s derivative instruments on its unaudited condensed consolidated statements of operations (in thousands):

		Three months ended September 30,		Nine months ended September 30,
	Financial Statement Line Item	2023	2022	2023	2022
Unrealized gains (losses)	Other comprehensive income (loss)	$(7)	$444	$(314)	$295

Gains (losses) reclassified from accumulated other comprehensive income (loss) into net loss	Cost of revenue	$(67)	$3	$(56)	$(59)
	General and administrative	(90)	(1)	(75)	(82)

Total amounts reclassified		$(157)	$2	$(131)	$(141)

Gains (losses) recognized on derivatives not designated as hedging instruments	Cost of revenue	$(3)	$159	$(98)	$114
13. Restructuring
In 2023, restructuring charges primarily relate to activities focused on aligning the Company’s operations with its key growth priorities. Restructuring charges in 2022 relate to the consolidation of our streaming fitness and nutrition offerings into a single Beachbody platform. The Company recognized restructuring costs of $1.3 million and $6.6 million during the three and nine months ended September 30, 2023, respectively, comprised primarily of termination benefits related to headcount reductions, of which $1.3 million is included in accrued expenses in the unaudited condensed consolidated balance sheets at September 30, 2023 which are expected to be completed by December 31, 2023. The Company recognized restructuring costs of $1.5 million and $10.0 million during the three and nine months ended September 30, 2022, respectively, comprised primarily of termination benefits related to headcount reductions. In accordance with GAAP, employee termination benefits were recognized at the date employees were notified and post-employment benefits were accrued as the obligation was probable and estimable. Benefits for employees who provided service greater than 60 days from the date of notification were recognized ratably over the service period.
The following table summarizes activity in the Company’s restructuring-related liability during the three months ended September 30, 2023 and 2022, respectively (in thousands):

	Balance at June 30, 2023	Restructuring Charges	Payments / Utilizations	Liability at September 30, 2023
Employee-related costs	$256	$1,270	$(215)	$1,311

Total costs	$256	$1,270	$(215)	$1,311

	Balance at June 30, 2022	Restructuring Charges	Payments / Utilizations	Liability at September 30, 2022
Employee-related costs	$1,320	$1,492	$(879)	$1,933

Total costs	$1,320	$1,492	$(879)	$1,933

The following table summarizes the activity in the Company’s restructuring related liability during the nine months ended September 30, 2023 and 2022, respectively (in thousands):

	Balance at December 31, 2022	Restructuring Charges	Payments / Utilizations	Liability at September 30, 2023
Employee-related costs	$469	$6,550	$(5,708)	$1,311

Total costs	$469	$6,550	$(5,708)	$1,311

	Balance at December 31, 2021	Restructuring Charges	Payments / Utilizations	Liability at September 30, 2022
Employee-related costs	$—	$10,047	$(8,114)	$1,933

Total costs	$—	$10,047	$(8,114)	$1,933

During the nine months ended September 30, 2022, the Company determined that the useful life of certain computer software and web development assets and content assets would end upon the completion of its platform consolidation. The Company accelerated depreciation of these computer software and web development assets and recorded no accelerated depreciation and $3.4 million of additional depreciation expense as a component of digital cost of revenue and nutrition and other cost of revenue during the three and nine months ended September 30, 2022, respectively. The Company also accelerated amortization of these content assets and recorded $0.1 million and $2.7 million of additional amortization as a component of digital cost of revenue during the three and nine months ended September 30, 2022, respectively.

14. Income Taxes
The Company recorded a provision for income taxes of $0.1 million for the three and nine months ended September 30, 2023, and a benefit for income taxes of $0.5 million and $1.5 million for the three and nine months ended September 30, 2022, respectively. The effective tax rate was (0.2)% and (0.1)% for the three and nine months ended September 30, 2023, respectively, and the effective tax rate was 1.6% and 1.0% for the three and nine months ended September 30, 2022, respectively.
The tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items arising in that quarter. The Company’s effective tax rate differs from the U.S. statutory tax rate in the three and nine months ended September 30, 2023 primarily due to changes in valuation allowances on deferred tax assets as it is more likely than not that some or all of the Company’s deferred tax assets will not be realized.
The Company evaluates its tax positions on a quarterly basis and revises its estimate accordingly. There were no material changes to the Company’s uncertain tax positions, interest, or penalties during the three and nine months ended September 30, 2023.
15. Earnings (Loss) per Share
The computation of loss per share of Class A and Class X Common Stock is as follows (in thousands, except share and per share information):

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Numerator:
Net loss	$(32,666)	$(33,859)	$(87,602)	$(149,259)
Denominator:
Weighted-average common shares outstanding, basic and diluted	6,178,622	6,158,987	6,215,874	6,143,563
Net loss per common share, basic and diluted	$(5.29)	$(5.50)	$(14.09)	$(24.30)
Basic net loss per common share is the same as dilutive net loss per common share for each of the three and nine months ended September 30, 2023 and 2022 as the inclusion of all potential common shares would have been antidilutive. The weighted average common shares outstanding (basic and diluted) in the above table exclude the 160,000 shares that were forfeited by Mr. Daikeler for the period of time after they were forfeited (June 15, 2023).
The following table presents the common shares that are excluded from the computation of diluted net loss per common share as of the periods presented because including them would have been antidilutive:

	September 30,
	2023	2022
Options	1,247,646	1,018,373
RSUs	281,062	63,184
Compensation warrants	79,613	79,613
Public and private placement warrants	306,667	306,667
Term Loan warrants	94,335	94,335
Earn-out shares	75,000	75,000

	2,084,323	1,637,172

See Note 11,
Equity-Based Compensation
, for additional information on the Performance-Vesting Options.

16. Reverse Stock Split
On November 21, 2023, the Company effected a
1-for-50
reverse stock split of all issued and outstanding shares of the Company’s common stock. The reverse stock split did not change the authorized number of shares or the par value of the Company’s common stock ($0.0001). All applicable share data, per share amounts and related information in the condensed consolidated financial statements and notes thereto have been adjusted retroactively to give effect to the 1-for-50 reverse stock split.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of The Beachbody Company, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of The Beachbody Company, Inc. (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2022, the related notes and the financial statement schedules listed in the Index at Item 15(a)2 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 16, 2023 expressed an adverse opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Goodwill and Long-lived Assets Impairment

Description of the Matter	As disclosed in Notes 1 and 10 to the consolidated financial statements, goodwill is tested by the Company for impairment at least annually. In addition, management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Management evaluates the recoverability of goodwill for its reporting unit by comparing the fair value to its carrying value. Fair value is determined using a combination of market multiples approaches and a discounted cash flow analysis based upon historical and projected financial information. Recoverability of long-lived assets is determined by comparing their carrying value to the forecasted undiscounted cash flows associated with the assets. If the evaluation of the undiscounted forecasted cash flows indicates that the carrying value of the assets are not recoverable, the assets are written down to their fair value. No impairment charges were recorded related to goodwill during the year. During 2022, the Company recorded $18.9 million of impairment charges to definite-lived assets.

Auditing the Company’s goodwill and long-lived assets impairment analyses was complex due to the significant judgment in estimating the fair value of the reporting unit and long-lived assets. The fair value estimates of the reporting unit and long-lived assets were sensitive to assumptions including the discount rate, revenue and EBITDA margin which are affected by expectations about future market or economic conditions.

How We Addressed the Matter in Our Audit	To test the goodwill and long-lived assets impairment analyses, we performed audit procedures with the assistance of our valuation specialists that included, among others, assessing the methodologies used, and testing the significant assumptions discussed above and the underlying data used by the Company in its analyses. We compared the significant assumptions used by management to current industry and economic trends. We performed sensitivity analyses of significant assumptions and assessed the historical accuracy of management’s estimates.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2011.
Los Angeles, California
March 16, 2023, except for Note 24, as to which the date is January 24, 2024

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of The Beachbody Company, Inc.
Opinion on Internal Control Over Financial Reporting
We have audited The Beachbody Company, Inc’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, because of the effect of the material weaknesses described below on the achievement of the objectives of the control criteria, The Beachbody Company, Inc (the Company) has not maintained effective internal control over financial reporting as of December 31, 2022, based on the COSO criteria.
A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment.
The Company did not maintain effective information technology general controls (ITGCs) over information systems and applications that are relevant to the preparation of the consolidated financial statements. Specifically, the Company did not maintain (i) sufficient user access controls to ensure appropriate segregation of duties and to restrict access to financial applications, programs and data to only authorized users, and (ii) program change management controls to ensure that information technology (IT) program and data changes affecting financial information technology applications and underlying accounting records are appropriately authorized and implemented. Business process controls that are dependent on ITGCs, or that rely on data produced from systems impacted by the ineffective ITGCs, are also deemed ineffective. The Company also did not maintain effective controls over its impairment analyses for goodwill and long-lived assets as sufficient contemporaneous documentation was not retained to demonstrate the operation of review controls over the forecasts used in developing estimates of fair value.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of The Beachbody Company, Inc. (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2022, the related notes and the financial statement schedules listed in the Index at Item 15(a)2 (collectively referred to as the “consolidated financial statements”). This material weaknesses were considered in determining the nature, timing and extent of audit tests applied in our audit of the financial statements, and this report does not affect our report dated March 16, 2023, which expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s report on internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Ernst & Young LLP
Los Angeles, California
March 16, 2023

The Beachbody Company, Inc.
Consolidated Balance Sheets
(in thousands, except par value and share data)

	As of December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$80,091	$104,054
Restricted cash	—	3,000
Inventory, net	54,060	132,730
Prepaid expenses	13,055	15,861
Other current assets	39,248	43,727

Total current assets	186,454	299,372
Property and equipment, net	74,147	113,098
Content assets, net	34,888	39,347
Goodwill and intangible assets, net	133,370	171,533
Right-of-use assets, net	5,030	6,613
Other assets	9,506	7,649

Total assets	$443,395	$637,612

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,940	$48,379
Accrued expenses	64,430	74,525
Deferred revenue	95,587	107,095
Current portion of lease liabilities	2,150	2,307
Current portion of Term Loan	1,250	—
Other current liabilities	3,283	3,926

Total current liabilities	184,640	236,232
Term Loan	39,735	—
Long-term lease liabilities, net	3,318	4,823
Deferred tax liabilities	181	3,165
Other liabilities	3,979	8,007

Total liabilities	231,853	252,227

Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized, none issued and outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value, 1,900,000,000 shares authorized (1,600,000,000 Class A, 200,000,000 Class X and 100,000,000 Class C);
Class A: 3,418,237 and 3,366,669 shares issued and outstanding at December 31, 2022 and 2021, respectively;	1	1
Class X: 2,825,006 shares iss ued and outstanding at December 31, 2022 and 2021, respectively;	1	1
Class C: no shares iss ued and outstanding at December 31, 2022 and 2021	—	—
Additional paid-in capital	630,738	610,447
Accumulated deficit	(419,235)	(225,043)
Accumulated other comprehensive income (loss)	37	(21)

Total stockholders’ equity	211,542	385,385

Total liabilities and stockholders’ equity	$443,395	$637,612

The accompanying notes are an integral part of these consolidated financial statements.

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The Beachbody Company, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Year Ended December 31,
	2022	2021	2020
Revenue:
Digital	$300,673	$365,412	$334,804
Nutrition and other	353,331	465,495	528,778
Connected fitness	38,195	42,738	—

Total revenue	692,199	873,645	863,582
Cost of revenue:
Digital	66,419	48,312	38,285
Nutrition and other	164,753	213,307	211,422
Connected fitness	91,454	67,043	—

Total cost of revenue	322,626	328,662	249,707
Gross profit	369,573	544,983	613,875
Operating expenses:
Selling and marketing	359,987	548,130	464,000
Enterprise technology and development	104,363	119,915	93,036
General and administrative	78,426	79,682	64,818
Restructuring	10,047	(320)	(1,677)
Impairment of goodwill and intangible assets	19,907	94,894	—

Total operating expenses	572,730	842,301	620,177

Operating loss	(203,157)	(297,318)	(6,302)
Other income (expense)
Change in fair value of warrant liabilities	8,322	50,729	—
Interest expense	(3,368)	(536)	(527)
Other income, net	958	3,204	666

Loss before income taxes	(197,245)	(243,921)	(6,163)
Income tax benefit (provision)	3,053	15,539	(15,269)

Net loss	$(194,192)	$(228,382)	$(21,432)

Net loss per common share, basic and diluted	$(31.58)	$(41.47)	$(4.47)

Weighted-average common shares outstanding, basic and diluted	6,150	5,507	4,791

The accompanying notes are an integral part of these consolidated financial statements.

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The Beachbody Company, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended December 31,
	2022	2021	2020
Net loss	$(194,192)	$(228,382)	$(21,432)
Other comprehensive income (loss):
Change in fair value of derivative financial instruments, net of tax	55	(336)	(239)
Reclassification of losses on derivative financial instruments included in net loss	108	550	92
Foreign currency translation adjustment	(105)	(33)	(67)

Total other comprehensive income (loss)	58	181	(214)

Total comprehensive loss	$(194,134)	$(228,201)	$(21,646)

The accompanying notes are an integral part of these consolidated financial statements.

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The Beachbody Company, Inc.
Consolidated Statements of Stockholders’ Equity
(in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated) (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2019	4,763	$2	$62,617	$24,771	$12	$87,402
Net loss	—	—	—	(21,432)	—	(21,432)
Other comprehensive loss	—	—	—	—	(214)	(214)
Equity-based compensation	—	—	5,398	—	—	5,398
Tax asset contribution	—	—	(135)	—	—	(135)
Holdings downstream merger	—	—	350	—	—	350
Common shares issued in connection with acquisition	97	—	27,889	—	—	27,889

Balances at December 31, 2020	4,860	2	96,119	3,339	(202)	99,258
Net loss	—	—	—	(228,382)	—	(228,382)
Other comprehensive income	—	—	—	—	181	181
Equity-based compensation	—	—	16,413	—	—	16,413
Options exercised, net of tax withholdings	28	—	1,526	—	—	1,526
Business Combination, net of redemptions and equity issuance costs of $47.0 million	1,033	—	333,831	—	—	333,831
Common shares issued in connection with acquisition	271	—	162,558	—	—	162,558

Balances at December 31, 2021	6,192	2	610,447	(225,043)	(21)	385,385
Net loss	—	—	—	(194,192)	—	(194,192)
Other comprehensive income	—	—	—	—	58	58
Equity-based compensation	17	—	17,620	—	—	17,620
Options exercised, net of tax withholdings	37	—	2,854	—	—	2,854
Shares withheld for tax withholdings on vesting of restricted stock	(3)	—	(183)	—	—	(183)

Balances at December 31, 2022	6,243	$2	$630,738	$(419,235)	$37	$211,542

The accompanying notes are an integral part of these consolidated financial statements.

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The Beachbody Company, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net loss	$(194,192)	$(228,382)	$(21,432)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment of goodwill and intangible assets	19,907	94,894	—
Depreciation and amortization	74,848	59,597	44,257
Amortization of content assets	24,276	14,838	7,485
Provision for inventory and inventory purchase commitments	39,757	17,488	2,759
Realized losses on hedging derivative financial instruments	108	550	92
Gain on investment in convertible instrument	—	(3,114)	(288)
Change in fair value of warrant liabilities	(8,322)	(50,729)	—
Gain on lease assignment	—	(6,500)	—
Equity-based compensation	17,620	16,413	5,398
Deferred income taxes	(2,961)	(15,862)	15,595
Amortization of debt issuance costs	733	—	—
Paid-in-kind interest	598	—	—
Other non-cash items	1,219	—	93
Changes in operating assets and liabilities:
Inventory	41,510	(74,257)	(27,754)
Content assets	(19,787)	(31,349)	(15,555)
Prepaid expenses	2,806	(6,761)	5,732
Other assets	4,241	(2,023)	(1,772)
Accounts payable	(26,705)	8,307	10,619
Accrued expenses	(8,673)	(11,273)	21,804
Deferred revenue	(9,563)	7,435	24,770
Other liabilities	(4,593)	(4,521)	(10,373)

Net cash provided by (used in) operating activities	(47,173)	(215,249)	61,430

Cash flows from investing activities:
Purchase of property and equipment	(26,493)	(77,911)	(37,933)
Investment in convertible instrument	—	(5,000)	(10,000)
Other investment	—	(5,000)	—
Cash paid for acquisition, net of cash acquired	—	(37,280)	1,247

Net cash used in investing activities	(26,493)	(125,191)	(46,686)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,162	4,680	—
Remittance of taxes withheld from employee stock awards	(308)	(3,154)	—
Debt borrowings	50,000	42,000	32,000
Debt repayments	(625)	(42,000)	(32,000)
Business combination, net of issuance costs paid	—	389,125	—
Shares withheld for tax withholdings on vesting of restricted stock	(183)	—	—
Payment of debt issuance costs	(4,485)	—	—
Deferred financing costs	—	—	(240)
Holdings downstream merger	—	—	405

Net cash provided by financing activities	47,561	390,651	165

Effect of exchange rates on cash	(858)	16	354
Net increase (decrease) in cash, cash equivalents and restricted cash	(26,963)	50,227	15,263
Cash, cash equivalents and restricted cash, beginning of year	107,054	56,827	41,564

Cash, cash equivalents and restricted cash, end of year	$80,091	$107,054	$56,827

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$2,082	$466	$206
Cash paid during the year for income taxes, net	389	385	333
Supplemental disclosure of noncash investing activities:
Property and equipment acquired but not yet paid for	2,025	9,657	5,614
Common shares issued in connection with acquisition	—	162,558	27,889
Supplemental disclosure of noncash financing activities:
Tax asset contribution	—	—	(135)
Deferred financing costs, accrued but not paid	—	—	1,593
Warrants issued in relation to Term Loan	5,236	—	—
The accompanying notes are an integral part of these consolidated financial statements.

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The Beachbody Company, Inc.
Notes to Consolidated Financial Statements
Note 1. Description of Business and Summary of Significant Accounting Policies
Organization
On June 25, 2021 (the “Closing Date”), Forest Road Acquisition Corp. (“Forest Road”), a special purpose acquisition company, consummated the Business Combination Agreement (the “Business Combination Agreement”) dated as of February 9, 2021, by and among Forest Road, The Beachbody Company Group, LLC (“Old Beachbody”), BB Merger Sub, LLC (“BB Merger Sub”), MFH Merger Sub, LLC (“Myx Merger Sub”), and Myx Fitness Holdings, LLC (“Myx”).
Pursuant to the terms of the Business Combination Agreement, (1) BB Merger Sub merged with and into Old Beachbody, with Old Beachbody surviving as a wholly-owned subsidiary of Forest Road (the “Surviving Beachbody Entity”); (2) Myx Merger Sub merged with and into Myx, with Myx surviving as a wholly-owned subsidiary of Forest Road; and (3) the Surviving Beachbody Entity merged with and into Forest Road, with Forest Road surviving such merger (the “Surviving Company”, and such mergers the “Business Combination”). On the Closing Date, the Surviving Company changed its name to The Beachbody Company, Inc. (the “Company”, “Beachbody”, “we” or “us”).
Basis of Presentation and Principles of Consolidation
The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission.
The merger between BB Merger Sub and Old Beachbody was accounted for as a reverse recapitalization in accordance with GAAP (the “Reverse Recapitalization”). Under this method of accounting, Forest Road was treated as the acquired company and Old Beachbody was treated as the acquirer for financial reporting purposes.
Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old Beachbody issuing stock for the net assets of Forest Road, accompanied by a recapitalization. The net assets of Forest Road are stated at historical cost, with no goodwill or other intangible assets recorded, see Note 2,
Business Combination
.
Old Beachbody was determined to be the accounting acquirer based on the following predominant factors:

•	Old Beachbody’s shareholders have the largest portion of the voting rights in the Company;

•	the Board and Management are primarily composed of individuals associated with Old Beachbody; and

•	Old Beachbody was the larger entity based on historical operating activity and Old Beachbody had the larger employee base at the time of the Business Combination.
The consolidated assets, liabilities, and results of operations prior to the Reverse Recapitalization are those of Old Beachbody. The shares and corresponding capital amounts and income (losses) per share, prior to the Business Combination, have been retroactively restated based on shares reflecting the exchange ratio established in the Business Combination.
Old Beachbody was determined to be the accounting acquirer in the acquisition of Myx. As such, the acquisition is considered a business combination under ASC 805,
Business Combinations
, and was accounted for using the acquisition method of accounting. Beachbody recorded the fair value of assets acquired and liabilities assumed from Myx, see Note 9,
Acquisitions
. The consolidated financial statements include the financial information and activities for Myx for the period beginning on June 26, 2021.

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The consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to the current year presentation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that impact the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates include, but are not limited to, the useful life and recoverability of long-lived assets, the valuation of warrant liabilities, the recognition and measurement of income tax assets and liabilities, the valuation of intangible assets, impairment of goodwill and intangible assets, and the net realizable value of inventory. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgements about the carrying amounts of assets and liabilities. Actual results could differ from those estimates.
Segments
Operating segments are the components of the Company for which separate financial information is available and that are regularly reviewed by the Chief Operating Decision Maker (“CODM”) in assessing performance and in deciding how to allocate resources to an individual segment. The Company considers its chief executive officer to be the Company’s CODM. The CODM manages business operations, evaluates performance, and allocates resources based on the Company’s consolidated net revenues and contribution margin.
Prior to the third quarter of 2022, the Company concluded it had two operating segments, Beachbody and Other, and one reportable segment, Beachbody. During the third quarter of 2022, in connection with the consolidation of its Openfit streaming fitness offering onto a single Beachbody digital platform, the Company determined that it has one operating and reportable segment and changed its segment reporting accordingly.
Summary of Significant Accounting Policies
Fair Value Measurements
For assets and liabilities that are measured using quoted prices in active markets for identical assets or liabilities, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs (Level 1). Assets and liabilities that are measured using significant other observable inputs are valued by reference to similar assets or liabilities, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data (Level 2). For all remaining assets and liabilities for which there are no significant observable inputs, fair value is derived using an assessment of various discount rates, default risk, credit quality, and the overall capital market liquidity (Level 3). These valuations require significant judgment.
Cash and Cash Equivalents
Cash and cash equivalents include:

•	cash held in checking and money market funds;

•	amounts in transit from payment processors for customer credit and debit card transactions; and

•	highly liquid investments with original maturities of three months or less at the time of acquisition.
The Company maintains its cash at financial institutions, and the balances, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company mitigates its risk by placing

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funds in high-credit quality financial institutions and utilizing nightly sweeps into U.S. Treasury funds for certain cash accounts. Consequently, the Company believes it is not exposed to any significant risk on its cash and cash equivalents balances.
Inventory, Net
Inventory consists of raw materials, work in process, and finished goods. Inventory is accounted for using the first-in,
first-out
method and is valued at the lower of cost or net realizable value. The Company records a reserve or adjusts the carrying value of inventory based on assumptions regarding future demand for the Company’s products, anticipated margin, planned product discontinuances, and the physical condition (e.g. age and quality) of the inventory.
Content Assets, Net
The Company capitalizes costs associated with the development and production of programs on its streaming platforms. The Company capitalizes production costs as customer usage and retention data supports that future revenue will be earned. These costs are classified as non-current
assets in the consolidated balance sheets.
Content assets are predominantly monetized as a film group and are amortized over the estimated useful life based on projected usage, which has been derived from historical viewing patterns, resulting in an accelerated amortization pattern. Amortization begins when the program is first available for streaming by customers and is recorded in the consolidated statements of operations as a component of digital cost of revenue. When an event or change in circumstances indicates a change in projected usage, content assets are reviewed for potential impairment in aggregate at a group level. To date, the Company has not identified any such event or changes in circumstances.
Property and Equipment, Net
Property and equipment, which includes computer software and web development costs, are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets, which primarily range from two
to seven years and up to 39 years for buildings. Leasehold improvements are depreciated over the shorter of the life of the assets or the remaining life of the related lease. Costs of maintenance, repairs, and minor replacements are expensed when incurred, while expenditures for major renewals and betterments that extend the useful life of an asset or provide additional utility are capitalized.
Software and web development projects
in-process
consist primarily of costs associated with internally developed software that has not yet been placed into service. The Company capitalizes eligible costs to acquire, develop, or modify internal-use
software that are incurred subsequent to the preliminary project stage. Depreciation of these assets begins upon the initial usage of the software.
When property is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in net income (loss).
Business Combinations
The Company accounts for business combinations under the acquisition method of accounting. The cost of an acquired company is assigned to the tangible and identifiable assets purchased and the liabilities assumed on the basis of their fair values at the date of acquisition. Any excess of the purchase price over the fair value of tangible and intangible as set
s acquired is assigned to goodwill. The transaction costs associated with business combinations are expensed as they are incurred.

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Goodwill and Indefinite-Lived Intangible Assets
Goodwill represents the excess of the fair value of the consideration transferred in a business combination over the fair value of the underlying identifiable assets and liabilities acquired. Goodwill and intangible assets deemed to have an indefinite life are not amortized. Instead, goodwill and indefinite-lived intangible assets are assessed for impairment annually or more frequently if an event or change in circumstances occurs that, with respect to goodwill, would more likely than not reduce the fair value of a reporting unit below its carrying value or, for indefinite-lived intangible assets, indicate that it is more likely than not that the asset is impaired.
Goodwill
Due to the sustained decline in the Company’s market capitalization and macro-economic conditions observed in the second quarter of 2022, the Company performed an interim test for impairment of its goodwill as of June 30, 2022. In performing the interim impairment test for goodwill, the Company elected to bypass the optional qualitative test and proceeded to perform quantitative tests by comparing the carrying value of each reporting unit to its estimated fair value. The Company previously tested its reporting units for impairment as of December 31, 2021, which resulted in an impairment and write-off
of all goodwill in the Company’s Other reporting unit. The results of the Company’s interim test for impairment at June 30, 2022 concluded that the fair value of its Beachbody reporting unit exceeded its carrying value, resulting in no impairment.
As a result of the change in segment reporting discussed above, the Company completed a qualitative test for impairment of its goodwill by reporting unit both prior to and subsequent to the change. The qualitative assessment is an evaluation of whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.
In performing its qualitative assessment, the Company considered the significant margin by which the fair value of its reporting unit exceeded carrying value in its most recent quantitative test in addition to events and changes in circumstances since its most recent quantitative test that could have significantly impacted the assumptions used in the valuation. Based on this qualitative assessment, the Company concluded that no impairment indicators existed for goodwill both prior to and subsequent to the change in segment reporting.
The Company completed the required annual impairment test for goodwill as of October 1, 2022. The Company performed a quantitative assessment, in which it estimated the fair value of its reporting unit and determined that the fair value of its reporting unit was greater than its carrying value, resulting in no impairment.
The Company also performed an interim test for impairment of its goodwill as of December 31, 2022 due to the sustained decline in the Company’s market capitalization observed in the fourth quarter of 2022. The Company elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of its reporting unit to estimated fair value. The fair value of the reporting unit exceeded its carrying value, resulting in no
impairment.
Indefinite-lived Intangible Assets
During the three months ended March 31, 2022, the Company determined that one of its acquired trade names no longer had an indefinite life. The Company tested the trade name for impairment before changing the useful life and determined there was no impairment based on its assessment of fair value. The Company is prospectively amortizing the trade name over its remaining estimated useful life of two years beginning January 1, 2022. The Company recorded $7.5 million, or $1.00 per share, of amortization expense for this trade name as a component of selling and marketing expenses for the year ended December 31, 2022.
The Company performed an interim test for impairment of its indefinite-lived intangible asset as of September 30, 2022 due to reduced revenue and margin forecasts for certain products. The fair value of the

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indefinite-lived trade name was calculated using a relief-from-royalty approach and was determined to be lower than its carrying value, primarily as a result of reduced revenue and margin forecasts for certain supplements. As a result, the Company recorded a $1.0 million non-cash
impairment charge for this
intangible asset
during the year ended December 31, 2022.
As of December 31, 2022, the Company had no indefinite-lived intangible assets.
Long-Lived Assets
Management reviews long-lived assets (including property and equipment, content assets, and definite-lived intangible assets) for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Recoverability of assets is determined by first grouping the long-lived assets at the lowest level for which there are identifiable cash flows, and then comparing the carrying value of each asset group to its forecasted undiscounted cash flows. If the forecasted undiscounted cash flows indicates that the carrying value of the assets is not recoverable, an impairment test of the asset group is performed. Impairment is recognized if the carrying amount of the asset group exceeds its fair value.
Due to reduced revenue and operating income forecasts, the Company tested its asset group for recoverability as of December 31, 2022 and determined that the asset group was not recoverable. The fair value of the assets within the asset group was then calculated to determine whether an impairment loss should be recognized. The fair values of the customer-related, technology-based, and trade name intangible assets were estimated primarily using a relief-from-royalty approach and calculated to be lower than the carrying value. As a result, the Company recorded an aggregate impairment charge of $18.9 million.
As of December 31, 2022 and 2021, the Company’s long-lived assets were located in the U.S.
Leases
The Company accounts for its leases of administrative offices and production studios under ASC 842,
Leases
; the Company does not have any leases where it acts as a lessor. Under this guidance, arrangements meeting the definition of a lease are classified as operating or finance leases and are recorded on the consolidated balance sheets as both a right-of-use
asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use
asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use
asset results in straight-lined rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the right-of-use
asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.
In calculating the
right-of-use
asset and lease liability, the Company elected to combine lease and non-lease
components. Rental income on subleases is recognized on a straight-line basis over the estimated lease term. The Company excludes short-term leases having initial terms of 12 months or less as an accounting policy election and instead recognizes rent expense on a straight-line basis over the lease term for such leases.
Common Stock Warrant Liabilities
The Company assumed 10,000,000 warrants originally issued in Forest Road’s initial public offering (the “Public Warrants”) and 5,333,333 warrants issued in a private placement that closed concurrently with Forest Road’s initial public offering (the “Private Placement Warrants”), upon the Business Combination. The Public and Private Placement Warrants entitle the holder to purchase one
-fiftieth of a share
 of Class A Common Stock at an exercise price of $575.00 per share. All of the Public and Private Placement Warrants remained outstanding as of December 31, 2022 and 2021. The Public Warrants are publicly traded and became exercisable on
November 30
,

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2021. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a cashless basis, as described in the warrant agreement. In no event will the Company be required to net cash settle any warrant. The Private Placement Warrants are transferable, assignable or salable in certain limited exceptions. The Private Placement Warrants were not transferable, assignable or salable until July 25, 2021, subject to certain limited exceptions. The Private Placement Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will cease to be Private Placement Warrants, will become Public Warrants, and will be redeemable by the Company and exercisable by such holders on the same basis as the other Public Warrants.
In connection with the Term Loan, the Company issued warrants for the purchase of 94,335 shares of the Company’s Class A Common Stock at an exercise price of $92.50 per share to certain holders affiliated with Blue Torch Finance, LLC (the “Term Loan Warrants”). The Term Loan warrants vest on a monthly basis over four years and have a seven-year term.
The Company evaluated the Public, Private Placement and Term Loan Warrants under ASC 815,
Derivatives and Hedging—Contracts in Entity’s Own Equity
, and concluded they do not meet the criteria to be classified in stockholders’ equity. Specifically, the exercise of the Public, Private Placement and Term Loan Warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of our Class A stockholders. Because not all of the voting stockholders need to participate in such tender offer or exchange to trigger the potential cash settlement and the Company does not control the occurrence of such an event, the Company concluded that the Public, Private Placement and Term Loan Warrants do not meet the conditions to be classified in equity. Since the Public, Private Placement and Term Loan Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as other liabilities in the consolidated balance sheets at fair value, with subsequent changes in their respective fair values recognized in the change in fair value of warrant liabilities within the consolidated statements of operations at each reporting date. The Public Warrants are publicly traded and thus have an observable market price to estimate fair value. The Private Placement and Term Loan Warrants are valued using a Black-Scholes option-pricing model as described in Note 4,
Fair Value Measurements
, to the consolidated financial statements.
The fair values of the Public Warrants and Private Placement Warrants were remeasured as of December 31, 2021, resulting in a $56.0 million non-cash
change in fair value gain in the consolidated statements of operations for the year ended December 31, 2021. Transaction costs and advisory fees allocated to the issuance of the Public and Private Placement Warrants of $5.3 million were also recorded as a component of change in fair value of warrant liabilities in the consolidated statements of operations, resulting in a net change in fair value of warrant liabilities of $50.7 million for the year ended December 31, 2021. The fair values of the Public, Private Placement, and Term Loan Warrants were remeasured as of December 31, 2022, resulting in a $8.3 million non-cash
change in fair value gain in the consolidated statements of operations for the year ended December 31, 2022.
Investment in Convertible Instrument
In December 2020 and March 2021, the Company purchased a convertible instrument from Myx. The convertible instrument was scheduled to mature 18 months from issuance and bore interest of 11% per annum. The principal and accrued interest on the convertible instrument were subject to automatic conversion upon a qualified financing or a change in control, as defined in the agreement.
Prior to the Business Combination, the Company elected to measure the investment in convertible instrument from Myx using the fair value option at each reporting date. Under the fair value option, bifurcation of an embedded derivative was not necessary, and all related gains and losses on the host contract and derivative due to change in the fair value was reflected in other income, net in the consolidated statements of operations.

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In connection with the Business Combination, the principal of $15.0 million and interest were effectively settled at a fair value of $18.4 million.
Other Investment
As of December 31, 2022, the Company has an investment in equity securities of a privately-held company of $5.0 million, with no readily determinable fair value. This equity investment is reported within other assets in the consolidated balance sheets. The Company uses the measurement alternative for this investment, and its carrying value is reported at cost, adjusted for impairments or any observable price changes in ordinary transactions with identical or similar instruments. As of December 31, 2022, no adjustments to the carrying value of this investment were made.
Revenue Recognition
The Company’s primary sources of revenue are from sales of digital subscriptions, nutritional products, and connected fitness equipment. The Company records revenue when it fulfills its performance obligation to transfer control of the goods or services to its customer and defers revenue when it receives payments in advance of fulfilling its performance obligations. Control of shipped items is generally transferred when the product is delivered to the customer. Control of services, which are primarily digital subscriptions, transfers over time, and as such, revenue is recognized ratably over the subscription period (up to 38 months), using a mid-month
convention. The Company markets and sells its products primarily in the United States, Canada, United Kingdom, and France.
The amount of revenue recognized is the consideration that the Company expects it will be entitled to receive in exchange for transferring goods or services to its customers. Revenue is recorded net of expected returns, discounts, and credit card chargebacks, which are estimated using the Company’s historical experience. The Company sells a variety of bundled products that combine digital subscriptions, nutritional products, and/or other fitness products. The Company considers these sales to be revenue arrangements with multiple performance obligations and allocates the transaction price to each performance obligation based on its relative stand-alone selling price. Revenue is presented net of sales taxes and value added taxes (VAT and GST/HST) which are collected from customers and remitted to applicable government agencies.
The Company is the principal in all its relationships where third parties sell or distribute the Company’s goods or services. Payments made to the third parties are recorded in selling and marketing expenses within the consolidated statements of operations.
Cost of Revenue
Digital Cost of Revenue
Digital cost of revenue includes costs associated with digital content creation including amortization and revisions of content assets, depreciation of streaming platforms, digital streaming costs, and amortization of digital platform intangible assets. It also includes customer service costs, payment processing fees, depreciation of production equipment, live trainer costs, facilities, and related personnel expenses.
Nutrition and Other Cost of Revenue
Nutrition and other cost of revenue includes product costs, shipping, fulfillment and warehousing, customer service, and payment processing fees. It also includes depreciation of nutrition-related
e-commerce
websites and social commerce platforms, amortization of formulae intangible assets, facilities, and related personnel expenses.
Connected Fitness Cost of Revenue
Connected fitness cost of revenue consists of product costs, including bike and tablet hardware costs, duties and other applicable importing costs, shipping costs, warehousing and logistics costs, costs associated with service

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calls and repairs of the product under warranty, payment processing and financing fees, customer service expenses, and personnel-related expenses associated with supply chain and logistics.
The costs associated with shipping connected fitness and nutrition and other products to customers were $35.4 million, $45.8 million and $36.3 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Selling and Marketing
Selling and marketing expenses primarily include the costs of Coach and social influencer compensation, advertising, royalties, promotions and events, and third-party sales commissions as well as the personnel-related expenses for employees and consultants associated with these areas. Selling and marketing expenses also include depreciation of certain software and amortization of contract-based intangible assets.
The Company pays Coach and third-party sales commissions when commissionable sales are made. In cases where the underlying revenue is deferred, the Company also defers the commissions and expenses these costs in the same period in which the underlying revenue is recognized. Deferred commissions are included in other current assets and other assets in the consolidated balance sheets and were $32.8 million and $31.7 million as of December 31, 2022 and 2021, respectively.
Coaches are also eligible for various bonuses, recognition, and complimentary participation in events, including those based on sales volume. The Company expenses these costs in the period in which they are earned. These expenses as well as Coach commissions earned but not paid are included in accrued expenses in the consolidated balance sheets.
Advertising costs are primarily comprised of social media, television media, and internet advertising expenses and also include print, radio, and infomercial production costs. Generally, the costs to produce television and web advertising are expensed as incurred, while television media costs are expensed at the time the media airs. Total advertising expense, including the costs to produce infomercials, were $36.9 million, $166.9 million and $98.2 million for the years ended December 31, 2022, 2021 and 2020, respectively.
Enterprise Technology and Development
Enterprise technology and development expenses primarily include personnel-related expenses for employees and professional fees paid to consultants who create improvements to and maintain the Company’s enterprise systems applications, hardware, and software. Expenses also include payroll and related costs for employees involved in the research and development of new and existing products and services, enterprise technology hosting expenses, depreciation of enterprise technology-related assets, and equipment leases.
Research and development costs, which are expensed as incurred, were $4.4 million, $4.6 million, and $4.6 million during each of the years ended December 31, 2022, 2021 and 2020 respectively.
Equity-Based Compensation
The Company measures and recognizes expense for all equity-based awards based on their estimated grant date fair values. The Company recognizes the expense on a straight-line basis over the requisite service period, and forfeitures are accounted for as they occur. Equity-based compensation expense is included in cost of revenue, selling and marketing, enterprise technology and development, and general and administrative expense within the consolidated statements of operations.
Derivative Financial Instruments
The Company uses derivative instruments to manage the effects of fluctuations in foreign currency exchange rates on the Company’s net cash flows. The Company primarily enters into option contracts to hedge forecasted

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payments, typically for up to 12 months, for cost of revenue, selling and marketing expenses, general and administrative expenses, and intercompany transactions not denominated in the local currencies of the Company’s foreign operations. The Company designates certain of these instruments as cash flow hedges and records them at fair value as either assets or liabilities within the consolidated balance sheets. Certain of these instruments are freestanding derivatives for which hedge accounting does not apply.
Changes in the fair value of cash flow hedges are recorded in accumulated other comprehensive income (loss) until the hedged forecasted transaction affects earnings. Deferred gains and losses associated with cash flow hedges of third-party payments are recognized in cost of revenue, selling and marketing, or general and administrative expenses, as applicable, during the period when the hedged underlying transaction affects earnings. Changes in the fair value of certain derivatives for which hedge accounting does not apply are immediately recognized directly in earnings to cost of revenue.
The Company classifies cash flows related to derivative financial instruments as operating activities in the consolidated statements of cash flows.
Income Taxes
The Company is subject to income taxes in the United States, Canada, and the United Kingdom. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
In evaluating the Company’s ability to recover deferred tax assets, all available positive and negative evidence is analyzed, including historical and current operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction
basis. Based on the level of losses, the Company has established a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.
The Company records uncertain tax positions on the basis of a two-step
process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not
recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other income, net, respectively, in the consolidated statements of operations. Accrued interest and penalties are included in accrued expenses and other liabilities in the consolidated balance sheets.
Foreign Currency
The reporting currency for the consolidated financial statements of the Company is the U.S. dollar. The functional currency of the Company’s foreign subsidiaries is the local currency of the subsidiaries. The assets and liabilities of these subsidiaries are translated into U.S. dollars at exchange rates in effect at the end of each reporting period. Revenues and expenses for these subsidiaries are translated at average exchange rates in effect during the applicable period. Translation adjustments are included in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Gains and losses related to the recurring measurement and settlement of foreign currency transactions are included as a component of other income, net in the consolidated statements of operations and were a gain of $0.6 million, approximately zero, and $0.2 million during the years ended December 31, 2022, 2021 and 2020, respectively.

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Earnings (loss) per share
Basic net loss per common share is calculated by dividing net loss allocable to common shareholders by the weighed-average number of common shares outstanding during the period. Diluted net loss per common share adjusts net loss and net loss per common share for the effect of all potentially dilutive shares of the Company’s common stock. Basic and diluted loss per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.
Recently Adopted Accounting Pronouncement
In August 2020, the FASB issued ASU
2020-06,
Debt – Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic
815-40)
, to simplify the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. In addition, the FASB amended the derivative guidance for the “own stock” scope exception and certain aspects of the EPS guidance. The Company adopted this new accounting guidance on a prospective basis on January 1, 2022, and the adoption did not have a material effect on its consolidated financial statements.
Accounting Pronouncements Not Yet Adopted
In October 2021, the FASB issued ASU
2021-08,
Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers
, which requires an acquirer to apply ASC 606 to recognize and measure contract assets and liabilities from contracts with customers acquired in a business combination on the acquisition date rather than the general guidance in ASC 805. The guidance in this update will be effective for public companies for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years with early adoption permitted. The Company is evaluating the potential impact of adopting this guidance on its consolidated financial statements.
In September 2022, the FASB issued ASU
2022-04,
Liabilities-Supplier Finance Programs (Topic
405-50)—Disclosure
of Supplier Finance Program Obligations
, which requires that a buyer in a supplier finance program disclose sufficient information about the program to allow a user of financial statements to understand the program’s nature, activity during the period, changes from period to period, and potential magnitude. The guidance in this update will be effective for fiscal years beginning after December 15, 2022, except for the amendment on roll forward information which is effective for fiscal years beginning after December 15, 2023. The Company is evaluating the potential impact of this guidance on its consolidated financial statements and related disclosures.
Note 2. Business Combination
As discussed in Note 1,
Description of Business and Summary of Significant Accounting Policies
, on June 25, 2021, the Company consummated the Business Combination Agreement, with Old Beachbody surviving the merger as a wholly-owned subsidiary of the Company.
At the effective time of the Merger (the “Effective Time”), and subject to the terms and conditions of the Business Combination Agreement, each equity unit of Old Beachbody, other than those held by Carl Daikeler and certain of his affiliated and related entities, was canceled and converted into the right to receive 0.067193498 shares (the “Exchange Ratio”) of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), and each equity unit of Old Beachbody held by Carl Daikeler and certain of his affiliated and related entities was canceled and converted into the right to receive the number of shares of the Company’s Class X Common Stock, par value $0.0001 per share, (the “Class X Common Stock,” and, together with the Class A Common Stock, the “Common Stock”)
equal
to the Exchange Ratio.

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Pursuant to the Business Combination Agreement, 75,000 shares held by Forest Road Acquisition Sponsor LLC (the “Sponsor”) will be unvested and are subject to forfeiture if certain earnout conditions are not satisfied (“Forest Road
Earn-out
Shares”). Subject to certain other terms and conditions, the Forest Road
Earn-out
Shares will vest, in equal tranches of 10% each, commencing on December 22, 2021, upon the occurrence of the Company’s last sale price on the New York Stock Exchange (“NYSE”) exceeding each of the following price-per-share
thresholds for any 20 trading days within any consecutive
30-day
trading period: $600.00, $650.00, $700.00, $750.00
,
$750.00

and $800.00. Any Sponsor Shares that do not vest within 10 years after the Closing Date will be forfeited. The Forest Road
Earn-out
Shares are accounted for as equity-classified equity instruments, were included as merger consideration as part of the Reverse Recapitalization, and recorded in additional paid-in
capital. As of December 31, 2021, all Forest Road
Earn-out
Shares are unvested.
Upon the closing of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 2,000,000,000 shares, $0.0001 par value per share, of which, 1,600,000,000 shares are designated as Class A Common Stock, 200,000,000 shares are designated as Class X Common Stock, 100,000,000 shares are designated as Class C Common Stock and 100,000,000 shares are designated as Preferred Stock. The holder of each share of Class A Common Stock is entitled to one vote, the holder of each share of Class X Common Stock is entitled to ten votes, and except as otherwise required by law, the holder of each share of Class C Common Stock is not entitled to any voting powers.
In connection with the Business Combination, a number of subscribers purchased an aggregate of 450,000 shares of Class A Common Stock (the “PIPE”) from the Company, for a purchase price of $500.00 per share and an aggregate purchase price of $225.0 million (the “PIPE Shares”), pursuant to separate subscription agreements entered into and effective as of February 9, 2021.
At the Effective Time, and subject to the terms and conditions of the Business Combination Agreement, each Myx equity unit was canceled and converted into the right to receive approximately 0.3 million shares of Class A Common Stock; provided, however, that certain holders of Myx units received an amount in cash equal to the value of such shares not to exceed $37.7 million.
The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statements of stockholders’ equity for the year ended December 31, 2021 (in thousands):

Recapitalization
Cash: Forest Road trust and cash, net of redemptions	$216,444
Cash: PIPE financing	225,000
Less: Non-cash net assets assumed from Forest Road	269
Less: Fair value of Public and Private Placement Warrants	(60,900)
Less: Transaction costs and advisory fees for Beachbody allocated to equity	(19,923)
Less: Transaction costs and advisory fees for Forest Road	(27,059)

Net Business Combination	333,831
Less: Non-cash net assets assumed from Forest Road	(269)
Less: Transaction costs and advisory fees for Beachbody allocated to warrants	(5,337)
Add: Non-cash fair value of Public and Private Placement Warrants	60,900

Net cash contributions from Business Combination	$389,125

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The Company recorded transaction costs and advisory fees allocated to warrants as a component of change in fair value of warrant liabilities in the consolidated statements of operations.
The number of shares of Common Stock issued immediately following the consummation of the Business Combination:

Common stock of Forest Road, net of redemptions	432,330
Forest Road shares held by the Sponsor (1)	150,000
PIPE shares	450,000

Business Combination and PIPE Shares—Class A Common Stock	1,032,330
Myx equity units - Class A Common Stock	270,930
Old Beachbody equity units—Class A Common Stock (2)	2,035,253
Old Beachbody equity units—Class X Common Stock (3)	2,825,006

Total shares of Common Stock immediately after Business Combination	6,163,519

(1)	Includes 75,000 Forest Road Earn-out Shares.
(2)
The number of Old Beachbody equity units—Class A Common Stock was determined from 20,220,589 common units and 10,068,841 preferred units of Old Beachbody outstanding immediately prior to the closing of the Business Combination converted at the Exchange Ratio.

(3)
The number of Old Beachbody equity units—Class X Common Stock was determined from 42,042,850 common units of Old Beachbody outstanding immediately prior to the closing of the Business Combination converted at the Exchange Ratio.

Note 3. Revenue
The Company’s revenue disaggregated by geographic region is as follows (in thousands):

	Year Ended December 31,
	2022	2021	2020
Geographic region:
United States	$620,942	$787,083	$786,186
Rest of world 1	71,257	86,562	77,396

Total revenue	$692,199	$873,645	$863,582

1	Consists of Canada, United Kingdom and France. No single country accounted for more than 10% of the Company’s total revenue.
Deferred Revenue
Deferred revenue is recorded for nonrefundable cash payments received for the Company’s performance obligation to transfer, or stand ready to transfer, goods or services in the future. Deferred revenue consists of subscription fees billed that have not been recognized and physical products sold that have not yet been delivered. During the year ended December 31, 2022, the Company recognized $106.5 million of revenue that was included in the deferred revenue balance as of December 31, 2021. During the year ended December 31, 2021, the Company recognized $93.3 million of revenue that was included in the deferred revenue balance as of December 31, 2020. During the year ended December 31, 2020, the Company recognized $67.7 million of revenue that was included in the deferred revenue balance as of December 31, 2019.

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Note 4. Fair Value Measurements
The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows (in thousands):

	December 31, 2022
	Level 1	Level 2	Level 3
Assets
Derivative assets	$—	$462	$—

Total assets	$—	$462	$—

Liabilities
Public Warrants	$415	$—	$—
Private Placement Warrants	—	—	107
Term Loan Warrants	—	—	1,226

Total liabilities	$415	$—	$1,333

	December 31, 2021
	Level 1	Level 2	Level 3
Assets
Derivative assets	$—	$314	$—

Total assets	$—	$314	$—

Liabilities
Public Warrants	$2,701	$—	$—
Private Placement Warrants	—	—	2,133

Total liabilities	$2,701	$—	$2,133

Fair values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and the Term Loan approximate their recorded values. The fair value of the Public Warrants, which trade in active markets, is based on quoted market prices. The fair value of derivative instruments is based on Level 2 inputs such as observable forward rates, spot rates, and foreign currency exchange rates. The Company’s Private Placement Warrants and Term Loan Warrants are classified within Level 3 of the fair value hierarchy because their fair values are based on significant inputs that are unobservable in the market.
Private Placement Warrants
The Company determined the fair value of the Private Placement Warrants using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A Common Stock. Volatility was based on the implied volatility derived from the average of the actual market activity of the Company’s peer group. The expected life was based on the remaining contractual term of the Private Placement Warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the warrants’ expected life. The significant unobservable input used in the fair value measurement of the Private Placement Warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively.

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The following table presents significant assumptions utilized in the valuation of the Private Placement Warrants on December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Risk-free rate	4.2%	1.2%
Dividend yield rate	—	—
Volatility	75.0%	65.0%
Contractual term (in years)	3.49	4.49
Exercise price	$575.00	$575.00
The following table presents changes in the fair value of the Private Placement Warrants for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Balance, beginning of period	$2,133	$—
Assumed in Business Combination	—	26,400
Change in fair value	(2,026)	(24,267)

Balance, end of period	$107	$2,133

For the year ended December 31, 2022, the change in the fair value of the Private Placement Warrants resulted from the change in price of the Company’s Class A Common Stock, remaining contractual term, and risk-free rate. The changes in fair value are included in the consolidated statements of operations as a component of change in fair value of warrant liabilities and in the consolidated balance sheets as other liabilities.
Term Loan Warrants
The Company determined the fair value of the Term Loan Warrants using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A Common Stock. Volatility was based on the implied volatility derived primarily from the average of the actual market activity of the Company’s peer group. The expected life was based on the remaining contractual term of the Term Loan Warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the warrants’ expected life. The significant unobservable input used in the fair value measurement of the Term Loan Warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively. See Note 12,
Debt
, for additional information regarding the Term Loan Warrants.
The following table presents significant assumptions utilized in the valuation of the Term Loan Warrants on the Effective Date and at December 31, 2022:

	December 31, 2022	August 8, 2022
Risk-free rate	4.0%	2.9%
Dividend yield rate	—	—
Volatility	75.0%	75.0%
Contractual term (in years)	6.61	7.00
Exercise price	$92.50	$92.50

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The following table presents changes in the fair value of the Term Loan Warrants for the year ended December 31, 2022:

Year ended December 31,
2022
Balance, beginning of year	$—
Issued in connection with Term Loan	5,236
Change in fair value	(4,010)

Balance, end of year	$1,226

Investment in Convertible Instrument
Prior to the Business Combination, the convertible instrument was valued using a scenario-based analysis. Two primary scenarios were considered to arrive at the valuation for the convertible instrument. The first scenario considered the probability-weighted value of conversion at the stated discount to the issue price in a change in control event. The second scenario considered the probability-weighted value of conversion at the stated discount to the issue price in a qualified financing event. As of the date of the investment in the convertible instrument, an implied yield was calculated such that the sum of the value of the straight debt and the value of the conversion feature was equal to the principal investment amount. The implied yield of the investment was carried forward with a market adjustment and used as the primary discount rate for subsequent valuation dates.
The significant unobservable inputs used in the fair value measurement of the Company’s investment in the convertible instrument were the probabilities of Myx closing a future qualified financing or change of control, which would trigger conversion of the convertible instrument, probabilities as to the periods in which the outcomes were expected to be achieved, and discount rate. Significant changes in the probabilities of the completion of the future qualified financing or change in control would have resulted in a significantly higher or lower fair value measurement, respectively. Significant changes in the probabilities of the period in which outcomes would be achieved would have resulted in a significantly lower or higher fair value measurement, respectively.
The following table presents changes in the investment in convertible instrument from Myx measured at fair value for the year ended December 31, 2021 (in thousands):

Year Ended December 31,
2021
Balance, beginning of year	$10,288
Investment in convertible instrument	5,000
Change in fair value	3,114
Conversion of investment	(18,402)

Balance, end of year	$—

For the year ended December 31, 2021, the change in the fair value of the investment in convertible instrument resulted from the effective settlement of the instrument. The change in fair value is included in the consolidated statements of operations as a component of other income, net.

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Note 5. Inventory, Net
Inventory, net consists of the following (in thousands):

	December 31,
	2022	2021
Raw materials and work in process	$13,380	$24,436
Finished goods	40,680	108,294

Total inventory	$54,060	$132,730

Adjustments to the carrying value of inventory for excess inventory and inventory on hand and inventory purchase commitments to net realizable value were $39.8 million, $17.5 million and $2.8 million during the years ended December 31, 2022, 2021 and 2020, respectively. These adjustments are included in the consolidated statements of operations as a component of nutrition and other cost of revenue and connected fitness cost of revenue.
Note 6. Other Current Assets
Other current assets consist of the following (in thousands):

	December 31,
	2022	2021
Deferred coach costs	$31,270	$30,928
Deposits	4,527	8,915
Accounts receivable, net	866	1,225
Other	2,585	2,659

Total other current assets	$39,248	$43,727

Note 7. Property and Equipment, Net
Property and equipment, net consists of the following (in thousands):

	December 31,
	2022	2021
Computer software	$236,533	$231,943
Computer equipment	24,240	23,691
Buildings	5,158	5,158
Leasehold improvements	4,600	5,157
Furniture, fixtures and equipment	1,222	2,442
Computer software and web development projects in-process	5,147	26,490

Property and equipment, gross	276,900	294,881
Less: Accumulated depreciation	(202,753)	(181,783)

Property and equipment, net	$74,147	$113,098

During the year ended December 31, 2022, primarily due to the consolidation of the Company’s digital platforms and office lease assignment, the Company disposed of certain property and equipment no longer in use. The Company recognized a net loss related to these disposals of $1.2 million during the year ended December 31, 2022, which is reflected in nutrition and other cost of revenue and technology and development, general and administrative, and restructuring expenses in the consolidated statements of operations.

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The Company recorded depreciation expense related to property and equipment in the following expense categories of its consolidated statements of operations as follows (in thousands):

	Year Ended December 31,
	2022	2021	2020
Cost of revenue	$27,137	$18,160	$13,619
Selling and marketing	381	1,471	2,220
Enterprise technology and development	28,833	25,290	21,274
General and administrative	242	4,104	3,014

Total depreciation	$56,593	$49,025	$40,127

Note 8. Content Assets, Net
Content assets, net consist of the following (in thousands):

	December 31,
	2022	2021
Released, less amortization	$34,713	$35,936
In production	175	3,411

Content assets, net	$34,888	$39,347

The Company expects $19.8 million of content assets to be amortized during the next 12 months and 100% of the balance within three years. The Company recorded amortization expense for content assets
of $24.3 million, $14.8 million and $7.5 million during the years ended December 31, 2022, 2021 and 2020, respectively.
Note 9. Acquisitions
Myx
The Company acquired 100% of the equity of Myx pursuant to the Business Combination Agreement. The following summarizes the consideration transferred on the Closing Date for the Myx acquisition (in thousands):

Purchase Price
Cash consideration (1)	$37,700
Share consideration (2)	162,558
Fair value of Myx instrument held by Old Beachbody (3)	18,402
Promissory note held by Old Beachbody (4)	4,216

Total consideration	$222,876

(1)
Cash consideration includes, among other things, the payoff of certain of Myx’s existing debt obligations, payments of certain of Myx’s transaction expenses, and cash payments as consideration for certain Myx equity units.

(2)	Share consideration was calculated based on 270,930 shares of Class A Common Stock issued multiplied by the share closing price on the Closing Date of $600.00.
(3)	Fair value of Myx instrument held by Old Beachbody was effectively settled on the Closing Date, see Note 1, Description of Business and Summary of Significant Accounting Policies.
(4)	In April and June 2021, Old Beachbody entered into promissory note agreements with Myx. Such promissory notes were effectively settled on the Closing Date.

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The following table summarizes the fair value of assets acquired and liabilities assumed (in thousands):

(in thousands)
Allocation
Goodwill	$158,798
Intangible assets:
Trade name/Trademark	43,700
Developed technology	14,000
Customer relationships	20,400

78,100
Cash acquired	420
Inventory, net	10,639
Other assets	3,354
Content assets	3,400
Deferred revenue	(2,168)
Other liabilities	(14,487)
Deferred tax liabilities	(15,180)

$222,876

The excess of the purchase price over the estimated fair values of the net assets acquired, including identifiable intangible assets, is recorded as goodwill. Goodwill is primarily attributable to the assembled workforce of Myx and expected synergies from combining operations. Goodwill recognized was allocated to both operating segments and is generally not deductible for tax purposes.
The fair values of the trade name and trademark intangible assets were determined using an income approach, specifically, the relief-from-royalty approach, which is a commonly accepted valuation approach. This approach is based on the assumption that, in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of this asset. Therefore, a portion of Myx’s earnings, equal to the after-tax
royalty that would have been paid for the use of the asset, can be attributed to the firm’s ownership. The fair value of the developed technology intangible asset was also determined by the relief-from-royalty approach. The fair value of the customer relationships intangible asset was determined by using an income approach, specifically a multi-period excess earnings approach, which is a commonly accepted valuation approach. Under this approach, the net earnings attributable to the asset or liability being measured are isolated using the discounted projected net cash flows. These projected cash flows are isolated from the projected cash flows of the combined asset group over the remaining economic life of the intangible asset or liability being measured. Both the amount and the duration of the cash flows are considered from a market participant perspective. Where appropriate, the net cash flows were adjusted to reflect the potential attrition of existing customers in the future, as existing customers are a “wasting” asset and are expected to decline over time.
The following unaudited pro forma financial information presents the combined results of operations of the Company and Myx as if the companies had been combined as of January 1, 2020. The unaudited pro forma financial information includes the accounting effects of the business combination, including amortization of intangible assets. The unaudited pro forma financial information is presented for information purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the periods presented, nor should it be taken as an indication of the Company’s future consolidated results of operations.

(in thousands)	Year Ended December 31,
	2021	2020
Pro forma combined:
Revenue	$904,861	$893,253
Net loss	(164,765)	(52,823)

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Ladder
In September 2020, the Company acquired Ladder, a sports nutrition company, to enhance the Openfit platform by providing premium,
NSF-certified
supplements developed and endorsed by elite athletes. The following table summarizes the components of consideration and the fair value estimates of assets acquired and liabilities assumed (in thousands):

Purchase Price
Common units issued in connection with acquisition (1)	$27,889

Allocation
Goodwill	$11,606
Intangible assets:
Trade name	7,500
Customer-related	300
Formulae	1,950
Talent and representation contracts	10,300

20,050
Cash acquired	1,247
Other assets acquired	1,132
Liabilities acquired	(1,834)
Deferred tax liabilities	(4,312)

$27,889

(1)	The fair value of common units issued in connection with the acquisition was calculated based on 1,449,537 common units of Old Beachbody multiplied by the estimated fair value per unit of $19.24.
The excess of the purchase price over the estimated fair values of the net assets acquired, including identifiable intangible assets, was recorded as goodwill. Goodwill was primarily attributable to the assembled workforce of Ladder and expected synergies from combining operations. Goodwill recognized was allocated to the Company’s Other operating segment and is generally not deductible for tax purposes. The revenue from Ladder included in the Company’s consolidated statements of operations for the year ended December 31, 2020 was $0.7 million. The operating loss from Ladder included in the Company’s consolidated statements of operations for the year ended December 31, 2020 was $0.9 million.
The following unaudited pro forma financial information presents the combined results of operations as if Ladder had been combined with the Company as of January 1, 2019. The unaudited pro forma financial information includes the accounting effects of the business combination, including amortization of intangible assets. The unaudited pro forma financial information is presented for information purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the period presented, nor should it be taken as indication of the Company’s future consolidated results of operations.

(in thousands)	Year Ended December 31, 2020
Pro forma combined:
Revenue	$865,757
Net income (loss)	(29,272)

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Note 10. Goodwill and Intangible Assets, Net
Goodwill
Changes in goodwill for the years ended December 31, 2022 and 2021 are as follows (in thousands):

(in thousands)	December 31, 2022	December 31, 2021
	Beachbody	Beachbody	Other	Total
Goodwill, beginning of year	$125,166	$—	$18,981	$18,981
Business acquisition	—	125,166	33,632	158,798
Impairment of goodwill	—	—	(52,613)	(52,613)

Goodwill, end of year	$125,166	$125,166	$—	$125,166

Due to the sustained decline in the Company’s market capitalization and reduced revenue and operating income forecast observed in the fourth quarter of 2021, the Company performed an interim test for impairment of its goodwill as of December 31, 2021. The results of the Company’s annual and interim tests for impairment concluded that the carrying value of its Other reporting unit exceeded its fair value, and, therefore, the Company recognized a goodwill impairment charge of $52.6 million for year ended December 31, 2021.
The determination of the fair value of the Company’s reporting units was based on a combination of a market approach that considered benchmark company market multiples, a market approach that considered market multiples derived from the value of recent transactions, and an income approach that utilized discounted cash flows for each reporting unit. The Company applied equal weighting to each of the approaches in determining the fair value of the reporting units. The significant assumptions under each of these approaches include, among others: income projections, which are dependent on future customer subscriptions, new product introductions, customer behavior, competitor pricing, operating expenses, the discount rate, and the terminal growth rate. The cash flows used to determine fair value are dependent on a number of significant management assumptions such as the Company’s expectations of future performance and the expected future economic environment, which are partly based upon the Company’s historical experience. The cash flow projections also take into account the reduced operating costs as a result of the Company’s platform consolidation and One Brand marketing approach.
The Company’s estimates are subject to change given the inherent uncertainty in predicting future results. Additionally, the discount rate and the terminal growth rate are based on the Company’s judgment of the rates that would be utilized by a hypothetical market participant. The Company also considered its market capitalization in assessing the reasonableness of the combined fair values estimated for its reporting units.
Intangible Assets, Net
Intangible assets as of December 31, 2022 and 2021 consisted of the following (in thousands):

		December 31, 2022			December 31, 2021
	Weighted- Average Remaining Useful Life (years)	Intangible Assets, Gross	Accumulated Amortization and Impairment	Intangibles Assets, Net	Intangible Assets, Gross	Accumulated Amortization and Impairment	Intangibles Assets, Net
Contract-based	—	$300	$(300)	$—	$300	$(250)	$50
Customer-related	1.5	21,100	(14,800)	6,300	21,100	(4,081)	17,019
Technology-based	2.5	20,200	(19,400)	800	20,200	(7,999)	12,201
Talent and representation contracts	—	10,300	(10,300)	—	10,300	(10,300)	—
Formulae	2.8	1,950	(1,146)	804	1,950	(853)	1,097
Trade name	1.0	51,200	(50,900)	300	51,200	(35,200)	16,000

		$105,050	$(96,846)	$8,204	$105,050	$(58,683)	$46,367

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Due to the continued decline in the Company’s market capitalization, industry trends reflecting a decline in market valuations and continued adverse macro and micro economic conditions including the competitive environment observed in the fourth quarter of 2022, the Company tested its definite-lived intangible assets for recoverability as of December 31, 2022 and concluded that customer relationships, developed technology and trade names were impaired. The Company recorded a $18.9 million non-cash
impairment charge for these intangible assets for the year ended December 31, 2022.
The Company performed an interim test for impairment of its indefinite-lived intangible asset as of September 30, 2022 due to reduced revenue and margin forecasts for certain products. The fair value of the indefinite-lived trade name was calculated using a relief-from-royalty approach and was determined to be lower than its carrying value, primarily as a result of reduced revenue and margin forecasts for certain supplements. As a result, the Company recorded a $1.0 million non-cash
impairment charge for this intangible asset during the year ended December 31, 2022.
Due to the sustained decline in the Company’s market capitalization, and reduced revenue and operating income forecast observed in the fourth quarter of 2021, the Company performed an interim test for impairment of its indefinite-lived trade names and tested its definite-lived intangible assets for recoverability as of December 31, 2021. The results of the Company’s annual and interim impairment tests concluded that the indefinite-lived trade names and the talent and representation contracts were impaired. These trade names were reported in the Company’s Beachbody and Other segments. The talent and representation contracts were reported in the Other segment. The Company recorded a $42.3 million non-cash
impairment charge for these intangible assets for the year ended December 31, 2021.
Amortization expense for intangible assets was $18.3 million, $10.6 million and $4.1 million during the years ended December 31, 2022, 2021 and 2020, respectively.
The estimated future amortization expense of intangible assets as of December 31, 2022 is as follows (in thousands):

Year ended December 31, 2023	$5,112
Year ended December 31, 2024	2,713
Year ended December 31, 2025	379

$8,204

Note 11. Accrued Expenses
Accrued expenses consist of the followings (in thousands):

	December 31,
	2022	2021
Employee compensation and benefits	$20,584	$8,996
Coach costs	14,535	19,168
Inventory, shipping and fulfillment	11,687	14,360
Sales and other taxes	4,818	5,097
Information technology	2,207	10,150
Advertising	1,176	4,033
Customer service expenses	956	1,773
Other accrued expenses	8,467	10,948

Total accrued expenses	$64,430	$74,525

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Note 12. Debt
On August 8, 2022 (the “Effective Date”), the Company, Beachbody, LLC as borrower (a wholly owned subsidiary of the Company), and certain other subsidiaries of the Company as guarantors on the signature pages (the “Guarantors”), the lenders (the “Lenders”), and Blue Torch Finance, LLC, as administrative agent and collateral agent for such lenders (the “Term Loan Agent”) entered into a financing agreement (the “Financing Agreement”). The Financing Agreement provides for senior secured term loans on the Effective Date in an aggregate principal amount of $50.0 million (the “Term Loan”) which was drawn on the Effective Date. In addition, the Financing Agreement permits the Company to borrow up to an additional $25.0 million, subject to the terms and conditions set forth in the Financing Agreement. Borrowings under the Term Loan are unconditionally guaranteed by the Guarantors, and all present and future material U.S. and Canadian subsidiaries of the Company. Such security interest consists of a first-priority perfected lien on substantially all property and assets of the Company and subsidiaries, including stock pledges on the capital stock of the Company’s material and direct subsidiaries, subject to customary carveouts. In connection with the Financing Agreement, the Company incurred $4.5 million of third-party debt issuance costs which are recorded in the consolidated balance sheets as a reduction of long-term debt as of December 31, 2022 and are being amortized over the term of the Term Loan using the effective-interest method. As of December 31, 2022, borrowings outstanding under the Term Loan were $49.4 million. The Term Loan matures on August 8, 2026.
The Term Loan borrowings may take the form of base rate (“Reference Rate”) loans or Secured Overnight Financing Rate (“SOFR”) loans. Reference Rate loans bear interest at a rate per annum equal to the sum of an applicable margin of 6.15% per annum, plus the greater of (a) 2.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the “SOFR Rate” (based upon an interest period of 1 month) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal. SOFR loans bear interest at a rate per annum equal to the sum of an applicable margin of 7.15% and the “SOFR Rate” (based upon an interest period of 3 months). The “SOFR Rate” is subject to a floor of 1.00%. In addition, the Term Loan borrowings bear additional interest at 3.00% per annum, paid in kind by capitalizing such interest and adding such capitalized interest to the outstanding principal amount of the loans on each anniversary of the Effective Date. The $50.0 million Term Loan was a SOFR loan, with an effective interest rate of 16.66%. The Company recorded $3.4 million of interest related to the Term Loan during the year ended December 31, 2022.
In connection with the Term Loan, the Company issued warrants for the purchase of 94,335 shares of the Company’s Class A Common Stock at an exercise price of $92.50 per share to certain holders affiliated with Blue Torch Finance, LLC. The warrants vest on a monthly basis over four years, with 30%, 30%, 20% and 20% vesting in the first, second, third and fourth years, respectively. The warrants have a seven-year term from the Effective Date. See Note 4,
Fair Value Measurements
, for information on the valuation of the warrants. The warrants were recorded at an initial fair value of $5.2 million in the consolidated balance sheets as other liabilities and a reduction of long-term debt. The initial value of the warrants is being amortized as a debt discount over the term of the Term Loan using the effective-interest method.
The aggregate amounts of payments due for the periods succeeding December 31, 2022 and reconciliation of the Company’s debt balances, net of debt discount and debt issuance costs, are as follows (in thousands):

Year ending December 31, 2023	$1,250
Year ending December 31, 2024	1,563
Year ending December 31, 2025	2,500
Year ending December 31, 2026	44,062

Total debt	$49,375
Less current portion	(1,250)
Less unamortized debt discount and debt issuance costs	(8,988)
Add capitalized paid-in-kind interest	598

Total long-term debt	$39,735

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The Term Loan amortizes at 2.50% per year from the Effective Date to the date that is the second anniversary of the Effective Date, payable on a quarterly basis, and thereafter, at 5.00% per year, payable on a quarterly basis. The Financing Agreement contains certain customary covenants with which the Company was in compliance as of December 31, 2022.
Note 13. Leases
The Company leases facilities under noncancelable operating leases expiring through 2027 and certain equipment under a finance lease expiring in 2024.
As of December 31, 2022 and 2021, the Company had
operating lease liabilities
of $5.3 million and $6.9 million, respectively, and
right-of-use
assets
of $5.0 million and $6.4 million, respectively. As of December 31, 2022 and 2021, the Company had
finance
lease liabilities
of $0.1 million and $0.3 million, respectively, and
right-of-use
assets
of $0.1 million and $0.3 million, respectively.
The Company’s leases do not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. Certain of the Company’s leases include renewal options and escalation clauses; renewal options have not been included in the calculation of lease liabilities and right-of-use
assets as the Company is not reasonably certain to exercise these options. Variable expenses generally represent the Company’s share of the
landlord operating expenses.
The following summarizes the Company’s leases (in thousands):

	Year Ended December 31,
	2022	2021	2020
Finance lease costs:
Amortization of right-of-use asset	$192	$147	$147
Interest on lease liabilities	8	14	20
Operating lease costs	2,150	8,390	9,691
Short-term lease costs	202	649	166
Variable lease costs	566	721	303
Short-term sublease income	(127)	(53)	—

Total lease costs	$2,991	$9,868	$10,327

	Year Ended December 31,
	2022	2021	2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$8	$14	$24
Operating cash flows from operating leases	2,195	10,254	11,459
Financing cash flows from finance leases	153	147	141
Right-of-use asset obtained in exchange for new operating lease liabilities	420	2,226	421
Weighted-average remaining lease term—finance leases	1.3	2.3	3.3
Weighted-average remaining lease term—operating leases	2.9	3.6	4.0
Weighted-average discount rate—finance leases	4.0%	4.0%	4.0%
Weighted-average discount rate—operating leases	4.5%	4.6%	5.5%

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7

Maturities of operating and finance lease liabilities, excluding short-term leases, are as follows (in thousands):

	Operating Leases	Finance Leases	Total
Year ended December 31, 2023	$2,289	$123	$2,412
Year ended December 31, 2024	2,079	2	2,081
Year ended December 31, 2025	687	—	687
Year ended December 31, 2026	712	—	712
Year ended December 31, 2027	132	—	132

Total	5,899	125	6,024
Less present value discount	(554)	(2)	(556)

Lease liabilities at December 31, 2022	$5,345	$123	$5,468

As the Company’s lease agreements do not provide an implicit rate, the discount rates used to determine the present value of lease payments are generally based on the Company’s estimated incremental borrowing rate for a secured borrowing of a similar term as the lease.
In November 2021, the Company entered into an agreement effective January 2022, assigning its Santa Monica office lease to a third party with a lease term expiring in 2025. Although the lease assignment requires the Company to remain secondarily liable as a surety with respect to the lease, the Company does not believe it is probable that it will be responsible for the obligations. As such, this assignment resulted in a modification of the Company’s lease term and reduced right-of-use
assets
by $22.1 million, lease liabilities by $28.2 million, and net loss by $6.5 million during the year ended December 31, 2021.
Note 14. Commitments and Contingencies
Inventory Purchase and Service Agreements
The Company has noncancelable inventory purchase and service agreements with multiple service providers which expire at varying dates through 2028. The Company recorded $2.7 million and $1.0 million for losses on inventory purchase commitments related to connected fitness hardware during the years ended December 31, 2022 and 2021, respectively. These losses are included in accrued expenses in the consolidated balance sheets and connected fitness cost of revenue in the consolidated statements of operations. Service agreement obligations include amounts related to fitness and nutrition trainers, future events, information systems support, and other technology projects.
Future minimum payments under noncancelable service and inventory purchase agreements for the periods succeeding December 31, 2022 are as follows (in thousands):

Year ended December 31, 2023	$20,849
Year ended December 31, 2024	1,844
Year ended December 31, 2025	1,385
Year ended December 31, 2026	100
Thereafter	150

$24,328

The preceding table excludes royalty payments to fitness trainers, talent, and others that are based on future sales as such amounts cannot be reasonably estimated.
Contingencies
The Company is subject to litigation from time to time in the ordinary course of business. Such claims typically involve its products, intellectual property, and relationships with suppliers, customers, distributors, employees,

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8

and others. Contingent liabilities are recorded when it is both probable that a loss has occurred and the amount of the loss can be reasonably estimated. Although it is not possible to predict how litigation and other claims will be resolved, the Company does not believe that any currently identified claims or litigation matters will have a material adverse effect on its consolidated financial position or results of operations.
On April 7, 2022, the Company received a letter addressed to its Board of Directors (the “Board”) from a law firm on behalf of two purported stockholders. Among other matters, the stockholder letter addressed the approval of the Company’s Amended & Restated Certificate of Incorporation at the special meeting of stockholders held on June 24, 2021, which included (i) a 1.3 billion share increase in the number of authorized shares of Class A common stock (the “2021 Class A Increase Amendment”), and was approved by a majority of the then-outstanding shares of both the Company’s Class A and Class B common stock, voting as a single class. The stockholder letter alleged that the 2021 Class A Increase Amendment required a separate vote in favor by at least a majority of the then outstanding shares of Class A common stock under Section 242(b)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), and that the 1.3 billion share increase was never properly approved in accordance with the DGCL.
The Company continues to believe that a separate vote of Class A common stock was not required to approve the 2021 Class A Increase Amendment. However, in December 2022, a decision of the Delaware Court of Chancery (“Court of Chancery”) created uncertainty regarding this issue, and on December 29, 2022, the Company received a second letter on behalf of the two purported stockholders reiterating the Court of Chancery’s recent decision. The Company filed a petition under Section 205 of the DGCL (the “Section 205 Petition”) on February 16, 2023, in the Court of Chancery seeking to validate the Company Charter including, among other things, the 2021 Class A Increase Amendment.
On March 14, 2023 the Court of Chancery granted the Section 205 Petition validating each of the following and eliminating the uncertainty with respect thereto: (1) the Company Charter and the 2021 Class A Increase Amendment as of the time of filing with the Delaware Secretary of State and (2) all shares of capital stock that the Company issued in reliance on the effectiveness of the 2021 Class A Increase Amendment and Company Charter as of the date such shares were issued.
Note 15. Restructuring
Restructuring charges relate primarily to the Company’s 2022 strategic alignment initiative to consolidate its streaming fitness and nutrition offerings into a single Beachbody platform. The Company recognized restructuring costs of $10.0 million during the year ended December 31, 2022 comprised primarily of termination benefits related to headcount reductions, of which $0.5 million is included in accrued expenses in the consolidated balance sheets. In accordance with GAAP, employee termination benefits were recognized at the date employees were notified and post-employment benefits were accrued as the obligation was probable and estimable. Benefits for employees who provided service greater than 60 days from the date of notification were recognized ratably over the service period.
The following table summarizes activity in the Company’s restructuring-related liability during the year ended December 31, 2022 (in thousands):

	Liability at December 31, 2021	Restructuring Charges	Payments / Utilizations	Liability at December 31, 2022
Employee-related costs	$—	$10,047	$(9,578)	$469

Total costs	$—	$10,047	$(9,578)	$469

During the year ended December 31, 2022, the Company determined that the useful life of certain computer software, web development, and content assets would end upon the completion of its platform consolidation. The

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9

Company accelerated depreciation of these computer software and web development assets and recorded $3.4 million, or $0.01 per share, of additional depreciation expense as a component of digital cost of revenue and nutrition and other cost of revenue during the year ended December 31, 2022. The Company also accelerated amortization of these content assets and recorded $2.7 million, or $0.01 per share, of additional amortization as a component of digital cost of revenue during the year ended December 31,
2022
.
Note 16. Stockholders’ Equity
As of December 31, 2022, 2,000,000,000 shares, $0.0001 par value per share are authorized, of which, 1,600,000,000 shares are designated as Class A Common Stock, 200,000,000 shares are designated as Class X Common Stock, 100,000,000 shares are designated as Class C Common Stock, and 100,000,000 shares are designated as Preferred Stock.
Common Stock
Holders of each share of Common Stock are entitled to dividends when, as, and if declared by the Company’s board of directors, subject to the rights and preferences of any holders of Preferred Stock outstanding at the time. As of December 31, 2022, the Company had not declared any dividends. The holder of each Class A Common Stock is entitled to one vote, the holder of each share of Class X Common Stock is entitled to ten votes and except as otherwise required by law, the holder of each share of Class C Common Stock is not entitled to any voting powers.
Old Beachbody
Prior to the Business Combination, Old Beachbody’s preferred units were convertible into common units, at the option of the holders at any time, with no additional consideration required. The preferred units were to convert to common units at a rate of
1-for-1,
subject to adjustment for certain events including unit split, unit dividend or recapitalization. The preferred units were subject to automatic conversion if the Company consummated an initial public offering that met certain criteria.
The holders could redeem the preferred units at any time after December 14, 2024, at a price equal to the greater of (i) the fair market value of the common units into which such preferred units were convertible or (ii) approximately $9.93 per unit, or $100.0 million in aggregate (the “Capital Contribution”), reduced by general distributions previously made to the holders plus any declared but unpaid distributions as of the date of the redemption notice.
The holders were entitled to distributions, in the amount, if any, of available cash flows, as determined by a majority of the board of managers. Distributions were to be made to common unit members and preferred unit members in proportion to their percentage of ownership interests, with priority to certain tax distributions and distributions to reimburse Beachbody Holdings and the holders for certain third-party expenses that had not been previously paid.
The redemption by the holders or the completion of an initial public offering was not solely within the control of Old Beachbody, and as such, the preferred units were classified as mezzanine members’ equity. In connection with the Business Combination, 10,068,841 preferred units were converted into 676,561 shares of Class A Common Stock.
In connection with the Business Combination, 62,263,439 common units of Old Beachbody were converted into 1,358,692 shares of Class A Common Stock and 2,825,006 shares of Class X Common Stock.
Old Beachbody members’ personal liability for the obligations or debts of the Company were limited. The Company’s operating agreement called for the Company to be dissolved and terminated upon the earliest

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occurrence of the following events: bankruptcy of the Company, decision by a majority of both the common and preferred unit holders to dissolve the Company, or the date the Company may otherwise have been dissolved by operation of law or judicial decree.
Accumulated Other Comprehensive Income (Loss)
The following tables summarize changes in accumulated other comprehensive income (loss), net of tax (in thousands):

	Unrealized Gain (Loss) on Derivatives	Foreign Currency Translation Adjustment	Total
Balances at December 31, 2019	$(99)	$111	$12
Other comprehensive loss before reclassifications	(289)	(67)	(356)
Amounts reclassified from accumulated other comprehensive income (loss)	92	—	92
Tax effect	50	—	50

Balances at December 31, 2020	$(246)	$44	$(202)

Other comprehensive loss before reclassifications	(218)	(33)	(251)
Amounts reclassified from accumulated other comprehensive income (loss)	550	—	550
Tax effect	(118)	—	(118)

Balances at December 31, 2021	$(32)	$11	$(21)

Other comprehensive income (loss) before reclassifications	24	(105)	(81)
Amounts reclassified from accumulated other comprehensive income (loss)	108	—	108
Tax effect	31	—	31

Balances at December 31, 2022	$131	$(94)	$37

Note 17. Equity-Based Compensation
Equity Compensation Plans
Prior to the Business Combination, the Company maintained its 2020 Beachbody Company Group LLC Equity Compensation Plan (the “2020 Plan”), under which, grants were awarded to certain employees, consultants, and members of the Company’s board of managers through the granting of one or more of the following types of awards: (a) nonqualified unit options, (b) unit awards, and (c) unit appreciation rights. The Company granted nonqualified unit options with vesting periods ranging from three
to five years under the 2020 Plan.
Upon closing of the Business Combination, awards under the 2020 Plan were converted at the Exchange Ratio, and the Company’s board of directors approved the 2021 Incentive Award Plan (the “2021 Plan”). The 2021 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units (“RSUs”), and other stock or cash-based awards. Grants under the 2021 Plan may be awarded to employees, consultants, and members of the Company’s board of directors.
Under the 2021 Plan, all awards settle in shares of Class A Common Stock, and up to 30,442,594 shares of Class A Common Stock were initially available for issuance. The number of shares of Class A Common Stock

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available for issuance under the 2021 Plan will be increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (i)
five
percent of the total number of shares of Class A and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) the number of shares determined by the Company’s board of directors. As of December 31, 2022, 14,822,267 shares of Class A Common Stock remain available for issuance under the 2021 Plan.
All options typically expire ten years from the date of grant if not exercised. In the event of a termination of employment, all unvested options are forfeited immediately. Generally, any vested options may be exercised within three months, depending upon the circumstances of termination, except for instances of termination “with cause” whereby any vested options or awards are forfeited immediately.
A summary of the option activity under the plans is as follows:

	Options Outstanding
	Number of Options	Weighted-Average Exercise Price (per option)	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	835,061	193.00	5.92	$11,379
Granted	456,103	59.00
Exercised	(37,582)	76.00
Forfeited	(209,997)	227.50
Expired	(75,293)	124.00

Outstanding at December 31, 2022	968,292	$132.50	6.35	$—

Exercisable at December 31, 2022	435,120	$130.00	3.10	$—

The intrinsic value of options exercised during the years ended December 31, 2022 and 2021 were $0.8 million and $7.4 million, respectively. There were no options exercised during the year ended December 31, 2020.
The fair value of each award as of the date of grant is estimated using a Black-Scholes option-pricing model. The following table summarizes the assumptions used to determine the fair value of option grants:

	December 31,
	2022	2021	2020
Risk-free rate	3.0%	1.1%	0.5%
Dividend yield rate	—	—	—
Volatility	52.9%	53.5%	54.9%
Expected term (in years)	6.16	6.21	6.22
Weighted-average grant date fair value	$31.50	$227.00	$258.00
The vesting periods are based on the terms of the option grant agreements, generally four
to five years. The risk-free interest rates are based on the U.S. Treasury rates as of the grant dates for the expected terms of the options. Given the lack of public market for the Company’s common units prior to the Business Combination and minimal history as a public company subsequent to the Business Combination, the price volatilities represent calculated values based on the historical price volatilities of publicly traded companies within the Company’s industry group over the options’ expected terms. The expected terms of the options granted were estimated using the simplified method by taking an average of the vesting periods and the original contractual terms. Prior to the Business Combination, the exercise prices represented the estimated fair values of one common unit of the Company’s equity on the grant dates. Subsequent to the Business Combination, the fair value of the Common Stock is based on the closing market price on the date of grant.

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A summary of the unvested option activity is as follows:

	Number of Options	Weighted-Average Grant Date Fair Value (per option)
Unvested at December 31, 2021	351,875	159.50
Granted	456,103	31.50
Vested	(119,861)	120.00
Forfeited	(154,944)	108.50

Unvested at December 31, 2022	533,173	$69.00

The Company does not use cash to settle equity instruments issued under equity-based compensation awards. The total fair value of awards which vested during the years ended December 31, 2022, 2021 and 2020 was $14.4 million, $5.3 million and $3.9 million, respectively.
A summary of RSU activity is
as
follows:

	RSUs Outstanding
	Number of RSUs	Weighted-Average Fair Value (per RSU)
Outstanding at December 31, 2021	11,474	$298.50
Granted	73,866	60.50
Vested	(17,134)	125.50
Forfeited	(5,022)	231.00

Outstanding at December 31, 2022	63,184	$72.50

RSUs granted to employees generally vest over four years, based on continued employment, while RSUs granted to members of the board of directors generally vest approximately one year after grant date.
The fair value of RSUs vested during the year ended December 31, 2022 was $2.2 million. No RSUs vested during the year ended December 31, 2021.
Compensation Warrants
During the year ended December 31, 2020, the Company issued warrants for the purchase of 1,184,834 of Old Beachbody’s common units at an exercise price of $8.44 per unit. The warrants vest 25% at the grant date and 25% at each of the first, second, and third anniversaries of the grant date. The warrants have a
10-year
contractual term. In connection with the Business Combination, the Old Beachbody warrants were exchanged for 79,613 warrants for the purchase of the Company’s Class A Common Stock at an exercise price of $126.00 per share.
As of December 31, 2022, 59,710 warrants were exercisable. Compensation cost associated with the warrants is recognized over the requisite service period, which is 4.25 years.

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Equity-Based Compensation Expense
Equity-based compensation expense for the years ended December 31, 2022, 2021 and 2020 was as follows (in thousands):

	Year Ended December 31,
	2022	2021	2020
Cost of revenue	$1,416	$1,187	$216
Selling and marketing	7,015	7,357	2,169
Enterprise technology and development	1,403	2,380	1,294
General and administrative	7,786	5,489	1,719

Total equity-based compensation	$17,620	$16,413	$5,398

As of December 31, 2022, the total unrecognized equity-based compensation expense was $41.5 million, which will be recognized over a weighted-average remaining period of 2.64 years.
Note 18. Derivative Financial Instruments
As of December 31, 2022 and 2021, the notional amount of the Company’s outstanding foreign exchange options was $17.6 million and $30.4 million, respectively. There were no outstanding forward contracts as of December 31, 2022 and 2021.
The following table presents the fair value of the Company’s derivative instruments which are included in other current assets in the consolidated balance sheets (in thousands):

	December 31,
	2022	2021
Derivatives designated as hedging instruments	$343	$240
Derivatives not designated as hedging instruments	119	74

Total derivative assets	$462	$314

There were no derivative liabilities as of December 31, 2022 and 2021.
The Company expects that an immaterial amount of existing losses recorded in accumulated other comprehensive loss will be reclassified into net income (loss) over the next 12 months. The Company assessed its derivative instruments and determined that they were effective during the years ended December 31, 2022, 2021 and 2020.
The following table shows the
pre-tax
effects of the Company’s derivative instruments on its consolidated statements of operations (in thousands):

		Year Ended December 31,
	Financial Statement Line Item	2022	2021	2020
Unrealized gains (losses)	Other comprehensive income (loss)	$24	$(218)	$(289)
Losses reclassified from accumulated other comprehensive income (loss) into net loss	Cost of revenue	$(45)	$(222)	$(32)
	General and administrative	(63)	(328)	(60)

Total amounts reclassified		$(108)	$(550)	$(92)

Gains (losses) recognized on derivatives not designated as hedging instruments	Cost of revenue	$13	$(60)	$(112)

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Note 19. Income Taxes
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted into law, and the new legislation contains several key tax positions, including the five-year net operating loss carryback, an adjustment of the business interest limitation, and payroll tax deferral. The Company is required to recognize the effect of tax law changes in the period of enactment. The Company has assessed the applicability of the CARES Act and determined there to be no material impact to the Company other than its ability to use the entire $4.6 million of net operating loss carryback from 2020 to 2019 for federal income tax purposes. On December 27, 2020, the Consolidated Appropriations Act, 2021 was signed into law. It provided additional
COVID-19
focused relief and extended certain provisions of the CARES Act. At this time, the Company does not believe that the Consolidated Appropriations Act, 2021 will have a material impact on the consolidated financial statements.
The components of the Company’s loss before income taxes were as follows (in thousands):

	Year Ended December 31,
	2022	2021	2020
U.S.	$(198,245)	$(247,030)	$(8,120)
Foreign	1,000	3,109	1,957

Loss before income taxes	$(197,245)	$(243,921)	$(6,163)

The components of the income tax benefit (provision), net were as follows (in thousands):

	Year Ended December 31,
	2022	2021	2020
Current:
Federal	$31	$32	$481
State and local	202	(167)	4
Foreign	(141)	(188)	(159)

	$92	$(323)	$326

Deferred:
Federal	$1,963	$13,437	$(11,759)
State and local	870	2,235	(3,791)
Foreign	128	190	(45)

	2,961	15,862	(15,595)

Income tax benefit (provision), net	$3,053	$15,539	$(15,269)

The Company has continued to record a full valuation allowance against its deferred tax assets at December 31, 2022 and 2021. The Company has certain net deferred tax liabilities that will reverse in a different period than its deferred tax assets and has deferred tax liabilities with an indefinite reversal period resulting in a net deferred tax liability, after recording a valuation allowance, at December 31, 2022 and 2021 of $0.2 million and $3.2 million respectively.

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The actual tax rate on loss before income taxes reconciles to the applicable statutory federal income tax rate as follows:

	Year Ended December 31,
	2022	2021	2020
Federal statutory rate	21.0%	21.0%	21.0%
State income taxes, net of federal benefit	3.6%	3.4%	0.5%
Valuation allowance on deferred tax assets	(24.2%)	(19.3%)	(262.4%)
Adjustments to prior year provision	1.4%	0.4%	(4.5%)
Equity-based compensation	(1.1%)	0.6%	(9.1%)
Common stock warrant liability	0.9%	4.4%	—
Goodwill impairment	—	(4.5%)	—
R & D credits (federal and state, net of federal benefit)	—	0.5%	14.2%
Other	(0.1%)	(0.1%)	(7.4%)

Effective tax rate	1.5%	6.4%	(247.7%)

Deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2022	2021
Deferred tax assets:
Net operating losses	$74,038	$66,039
Inventory	18,525	8,939
Tax basis step-up	13,240	14,930
Equity-based compensation	10,652	9,218
Capitalized research expense	6,057	—
Intangible assets	4,915	—
Accrued employee compensation and benefits	4,246	1,210
R & D credit carryover	3,886	2,162
Lease obligations	1,663	2,052
Accrued expenses	1,438	1,102
Other	2,164	1,962

Total deferred tax assets	140,824	107,614

Deferred tax liabilities:
Property and equipment	(13,377)	(25,787)
Content assets	(7,408)	(8,347)
Prepaid expenses	(2,425)	(2,572)
Right-of-use assets	(1,231)	(1,619)
Intangible assets	—	(4,345)

Total deferred tax liabilities	(24,441)	(42,670)

Net deferred tax assets before valuation allowance	116,383	64,944
Valuation allowance	(116,564)	(68,109)

Net deferred tax liabilities	$(181)	$(3,165)

Taxes on the net income of foreign corporate subsidiaries in excess of a deemed return on their tangible assets, or global intangible low-taxed
income (“GILTI”), are recognized as an expense in the period the tax is incurred. The Company has not provided deferred taxes related to temporary differences that, on their reversal, will affect the amount of income subject to GILTI in the period tax is incurred.

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As of December 31, 2022, the Company has accumulated U.S. federal and state net operating loss carryforwards of $293.7 million and $285.2 million, respectively. Of the federal net operating loss carryforwards, $2.3 million was generated before January 1, 2018 and subject to a
20-year
carryforward period. The remaining $291.4 million can be carried forward indefinitely but is subject to an 80% taxable income limitation. The U.S. federal losses subject to carryforward limitations and state net operating loss carryforwards will begin to expire in 2037 and 2025, respectively. As of December 31, 2022, the Company has accumulated U.S. federal and state research tax credits of $3.5 million and $1.7 million, respectively. The U.S. federal research tax credits will begin to expire in 2039. The U.S. state research tax credits do not expire.
Uncertain Tax Positions
The following table summarizes the activity related to the Company’s gross unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2022	2021
Unrecognized tax benefits, beginning of year	$568	$184
Additions for current year tax positions	476	384

Unrecognized tax benefits (excluding interest and penalties), end of year	1,044	568
Interest and penalties associated with unrecognized tax benefits	—	—

Unrecognized tax benefits including interest and penalties, end of year	$1,044	$568

All of the unrecognized tax benefits was recorded as a reduction in the Company’s gross deferred tax assets. If the unrecognized tax benefits were not recorded it would affect the Company’s effective tax rate.
The Company files U.S. federal, numerous state and local income, franchise, U.K., and Canada tax returns. With a few exceptions, the Company is no longer subject to U.S. federal, state, local, or Canada tax examination by taxing authorities for years prior to 2019. For the U.K., the Company is no longer subject to tax examinations by the taxing authorities for years prior to
2020
.
Note 20. Employee Benefit Plan
The Company maintains a defined contribution 401(k) plan for the benefit of all employees who have met the eligibility requirements. Participants may contribute up to 75% of their eligible compensation, subject only to annual limitations set by the Internal Revenue Service. The Company matches 50% of participant contributions, up to 6% of the participant’s total compensation. For the years ended December 31, 2022, 2021 and 2020, the Company recorded expense for matching contributions of $2.9 million, $3.4 million and $2.0 million, respectively.

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Note 21. Earnings (Loss) per Share
The computation of loss per share of Class A and Class X Common Stock is as follows (in thousands, except share and per share information):

	Year Ended December 31,
	2022	2021	2020
Numerator:
Net loss	$(194,192)	$(228,382)	$(21,432)
Denominator:
Weighted-average common shares outstanding, basic and diluted	6,149,784	5,507,175	4,790,802
Net loss per common share, basic and diluted	$(31.58)	$(41.47)	$(4.47)
Basic net loss per common share is the same as dilutive net loss per common share for the years ended December 31, 2022, 2021 and 2020 as the inclusion of all potential common shares would have been antidilutive.
The following table presents the common shares that are excluded from the computation of diluted net loss per common share as of the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2022	2021	2020
Options	968,292	835,061	683,375
RSUs	63,184	11,474	—
Compensation warrants	79,613	79,613	79,613
Public and Private Placement Warrants	306,667	306,667	—
Term Loan warrants	94,335	—	—
Preferred units	—	—	676,560
Forest Road Earn-out Shares	75,000	75,000	—

	1,587,091	1,307,815	1,439,548

Note 22. Related Party Transactions
In July 2021, the Company purchased a building from a company owned by the controlling shareholder for its appraised value of $5.1 million. There were no lease payments made to the related party and $0.1 million during the years ended December 31, 2022 and 2021, respectively. There were no material amounts due to the related party as of December 31, 2022 and 2021.
The Company has a royalty agreement with a company related to the controlling shareholder. The related party assisted the Company with the development of several products and receives royalties based on the sales of these products. Total payments to the related party were approximately $0.5 million and $1.0 million during the years ended December 31, 2022 and 2021, respectively. As of each December 31, 2022 and 2021, $0.2 million was due to the related party
pursuant to the royalty agreement.
A minority shareholder and director of the Company is also a shareholder in a law firm that provides legal services to the Company. Total payments to the related party were $1.3 million and $2.3 million during the years ended December 31, 2022 and 2021, respectively. The Company’s accounts payable to the firm was $0.1 million as of each December 31, 2022 and 2021.
A minority shareholder affiliated with a director of the Company provided financial advisory services to the Company in connection with the August 2022 Financing Agreement. Total payments to the related party were $1.0 million during the year ended December 31, 2022. There were no amounts due to the related party as of December 31, 2022.

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Note 23. Subsequent Events
In January 2023, the Company executed cost-reduction initiatives intended to further streamline the business, while focusing on key growth priorities. These actions are expected to result in approximately $6.5 million in costs consisting primarily of termination benefits during the first quarter of 2023. The Company is unable to estimate other costs related to this plan at this time.
Note 24. Reverse Stock Split
On November 21, 2023, the Company effected a
1-for-50
reverse stock split of all issued and outstanding shares of the Company’s common stock. The reverse stock split did not change the authorized number of shares or the par value of the Company’s common stock ($0.0001). All applicable share data, per share amounts and related information in the consolidated financial statements and notes thereto have been adjusted retroactively to give effect to the 1-for-50 reverse stock split.

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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$668.35
Accounting fees and expenses	75,000.00
Legal fees and expenses	50,000.00
Financial printing and miscellaneous expenses	120,000.00
Total	$245,668.35

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

Since January 24, 2021, we have made sales of the following unregistered securities:

•

On February 9, 2021, we issued 22,500,000 shares of common stock to certain qualified institutional buyers and accredited investors that agreed to purchase such shares in connection with the Business Combination for aggregate consideration of $22,500,000.

•

On August 8, 2022, the Loan Parties entered into the Term Loan. The loan documents for the Term Loan include the Financing Agreement entered into by the Company, the other Loan Parties, the lenders party thereto, and Blue Torch, as administrative agent and collateral agent for such lenders. Pursuant to the Financing Agreement, on August 8, 2022, the Company issued to certain holders affiliated with Blue Torch warrants to purchase, in the aggregate, 4,716,756 shares of Class A Common Stock, at an exercise price of $1.85 per share (the “Blue Torch Warrants”). On July 24, 2023, the Company amended the exercise price of the Blue Torch Warrants from $1.85 per share of Class A Common Stock to $0.41 per share of Class A Common Stock. Immediately following the Reverse Stock Split, there were 94,335 Blue Torch Warrants issued and outstanding with an exercise price of $20.50. The shares of Class A Common Stock underlying the Blue Torch Warrants shall vest in accordance with the schedule set forth in the Blue Torch Warrants (the “Vested Shares”). The Blue Torch Warrants are exercisable for all or part of the unexercised Vested Shares from time to time on or after the Effective Date

December 2023 Private Placement

In connection with a registered direct offering of shares of our Class A Common Stock and pre-funded warrants to purchase shares of our Common Stock, on December 10, 2023, we entered into a securities purchase agreement with certain institutional investors (the “Purchasers”), pursuant to which, among other things, we sold to the Purchasers warrants (the “Common Warrants”) to purchase up to 543,590 shares of Class A Common Stock in a private placement. No separate consideration was paid for the issuance of the Common Warrants. The Common Warrants and the shares of Class A Common Stock issuable upon exercise of the Common Warrants were offered pursuant to an exemption from the registration requirement of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

2.1	Agreement and Plan of Merger, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., BB Merger Sub, Inc., Myx Merger Sub, LLC, The Beachbody Company Group, LLC, And Myx Fitness Holdings, LLC.	8-K/ A	2.1	2/16/2021	001-39735

3.1	Second Amended and Restated Certificate of Incorporation of The Beachbody Company, Inc.					*

3.2	Certificate of Amendment to Second Amended & Restated Certificate of Incorporation of The Beachbody Company, Inc.	8-K	3.1	11/27/2021	001-39735

3.3	Amended and Restated Bylaws of The Beachbody Company, Inc.	8-K	3.2	7/1/2021	001-39735

4.1	Form of Common Stock Purchase Warrant.	8-K	4.2	12/13/2023	001-39735

4.2	Specimen Class A Common Stock Certificate of The Beachbody Company, Inc.	8-K	4.1	7/1/2021	001-39735

4.3	Warrant Agreement, dated November 24, 2020, by and between Forest Road Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.2	7/1/2021	001-39735

4.4	Description of Securities.	10-K	4.3	3/1/2022	001-39735

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

5.1	Opinion of Latham & Watkins LLP					*

10.1	Securities Purchase Agreement	8-K	10.2	12/13/2023	001-39735

10.2	Form of Subscription Agreement.	S-4/A	10.1	5/27/2021	333-253136

10.3	Sponsor Agreement, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., Forest Road Acquisition Sponsor LLC and The Beachbody Company Group, LLC.	S-4/A	10.2	5/27/2021	333-253136

10.4	Amended and Restated Registration Rights Agreement, by and among The Beachbody Company, Inc., Forest Road Acquisition Sponsor LLC, The Beachbody Company Group, LLC, Kevin Mayer and certain stockholders of The Beachbody Company, Inc.	8-K	10.3	7/1/2021	001-39735

10.5	Road Acquisition Sponsor LLC, The Beachbody Company Group, LLC, Kevin Mayer and certain stockholders of The Beachbody Company, Inc.	8-K	10.3	7/1/2021	001-39735

10.6	The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	10.2	7/9/2021	001-39735

10.7	The Beachbody Company, Inc. Employee Stock Purchase Plan.	8-K	10.3	7/9/2021	001-39735

10.8	Form of Stock Option Agreement pursuant to The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	10.4	7/9/2021	001-39735

10.9	Form of RSU Agreement pursuant to The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	10.5	7/9/2021	001-39735

10.10	Non-Employee Director Compensation Program.	8-K	10.6	7/9/2021	001-39735

10.11	The Beachbody Company, Inc. Amended and Restated 2020 Equity Compensation Plan.	8-K	10.7	7/9/2021	001-39735

10.12	The Beachbody Company, Inc. Deferred Compensation Plan for Directors.	10-K	10.10	3/16/2023	001-39735

10.13	Offer of Employment Letter, dated April 15, 2022, by and between Beachbody, LLC and Marc Suidan.	10-Q	10.1	5/9/2022	001-39735

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

10.14	Separation, General Release and Independent Contractor Services Agreement, dated April 19, 2022, by and among Beachbody, LLC, The Beachbody Company, Inc. and Sue Collyns.	10-Q	10.2	5/9/2022	001-39735

10.15	Revised Offer of Employment Letter, dated as of May 10, 2022, as amended, by and between Beachbody, LLC and Kathy Vrabeck.	10-Q	10.1	8/8/2022	001-39735

10.16	Revised Offer of Employment Letter, dated as of May 10, 2022, as amended, by and between Beachbody, LLC and Kathy Vrabeck.	10-Q	10.1	8/8/2022	001-39735

10.17	Offer of Employment Letter, dated September 27, 2021, by and between The Beachbody Company and Blake Bilstad.	10-Q	10.1	11/15/2021	001-39735

10.18	Confidential Separation and General Release Agreement, dated as of March 10, 2023 and effective May 1, 2023, by and between Beachbody, LLC and Blake Bilstad.	10-K	10.15	3/16/2023	001-39735

10.19	Form of Indemnification Agreement.	8-K	10.1	5/9/2022	001-39735

10.20	Warrant Agreement, dated September 18, 2020, by and between The Beachbody Company Group, LLC and Akron Supplement, LLC.	S-4/A	10.12	5/10/2021	333-253136

10.21	Warrant Agreement, dated September 18, 2020, by and between The Beachbody Company Group, LLC and Schwarzenegger Blind Trust.	S-4/A	10.13	5/10/2021	333-253136

10.22	Financing Agreement, dated August 8, 2022, by and among Beachbody, LLC, a Delaware limited liability company, The Beachbody Company, Inc., a Delaware corporation, each subsidiary of the Parent from time to time party thereto, the lenders from time to time party hereto, and Blue Torch Finance, LLC, as collateral agent and as administrative agent for the Lenders.	10-Q	10.2	8/8/2022	001-39735

10.23	Warrant Agreement, dated September 18, 2020, by and between The Beachbody Company Group, LLC and Schwarzenegger Blind Trust.	S-4/A	10.13	5/10/2021	333-253136

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

10.24	Offer Letter, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Mark Goldston.	8-K	10.1	6/15/2023	001-39735

10.25	The Beachbody Company, Inc. 2023 Employee Inducement Incentive Award Plan.	8-K	10.2	6/15/2023	001-39735

10.26	Option Agreement under 2023 Employee Inducement Incentive Award Plan, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Mark Goldston.	8-K	10.3	6/15/2023	001-39735

10.27	Forfeiture Agreement, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Carl Daikeler.	8-K	10.4	6/15/2023	001-39735

10.28	Amendment No. 1 to Financing Agreement, dated as of October 4, 2022 by and among the Company, the Borrower, each subsidiary of the Company party thereto, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	10-Q	10.2	7/26/2023	001-39735

10.29	Amendment No. 2 to Financing Agreement, dated as of July 24, 2023 by and among the Company, the Borrower, each subsidiary of the Company party thereto, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	8-K	10.1	7/26/2023	001-39735

10.30	Form of Amended and Restated Warrant to Purchase Stock.	8-K	10.2	7/26/2023	001-39735

10.31	The Beachbody Company, Inc. Compensation Clawback Policy, effective as of October 2, 2023.	10-Q	10.4	11/7/2023	001-39735

10.32	Consent No. 1 and Amendment No. 3 to Financing Agreement, dated as of January 9, 2024 by and among the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	10-Q	10.1	1/12/2024	001-39735

21.1	Subsidiaries of the Company					*

23.1	Consent of Ernst & Young LLP					*

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					*

24.1	Power of Attorney. Reference made to the signature page hereto.					*

101.INS	Inline XBRL Instance Document					*

101.SCH	Inline XBRL Taxonomy Extension Schema Document					*

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document					*

101.DEF	Inline XBRL Taxonomy Definition Linkbase Document					*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document					*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document					*

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)					*

107	Filing Fee Table					*

*	Filed or furnished herewith
^	Indicates management contract or compensatory plan

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Segundo, State of California, on January 24, 2024.

THE BEACHBODY COMPANY, INC.

By:	/s/ Carl Daikeler
Carl Daikeler
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the registrant hereby severally constitutes and appoints Carl Daikeler and Marc Suidan, and each of them singly (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement and any other registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Carl Daikeler Carl Daikeler	Director and Chief Executive Officer (Principal Executive Officer)	January 24, 2024

/s/ Marc Suidan Marc Suidan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 24, 2024

/s/Mary Conlin Mary Conlin	Director	January 24, 2024

/s/ Kristin Frank Kristin Frank	Director	January 24, 2024

/s/ Mark Goldston Mark Goldston	Director	January 24, 2024

/s/ Michael Heller Michael Heller	Director	January 24, 2024

SIGNATURE	TITLE	DATE

/s/ Kevin Mayer Kevin Mayer	Director	January 24, 2024

/s/ John Salter John Salter	Director	January 24, 2024

/s/ Ben Van de Bunt Ben Van de Bunt	Director	January 24, 2024